WeWork Inc.
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

Part I.
Cautionary Note Regarding Financial Information
All financial results for the three and nine months ended September 30, 2023 and related comparisons to prior periods included in this Quarterly Report (this “Report”) have not been reviewed or audited by an independent registered accounting firm. These financial results do not present all required information necessary to present a Form 10-Q for the period ended September 30, 2023. Notwithstanding the foregoing, WeWork Inc. (the “Company”) does not expect the review of its financial results by an independent registered accounting firm and completion of the Form 10-Q to result in any changes to the financial results in the Company’s previously reported financial statements or to impact the financial results in the Company’s unaudited financial statements as of and for the period ended September 30, 2023.
Cautionary Note Regarding Forward-Looking Statements
Certain statements made in this Report may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Although WeWork believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors.
Forward-looking statements in this Report and in any document incorporated by reference in this Report may include, for example, statements about:
•our ability to successfully consummate and complete a plan of reorganization under Chapter 11 (as defined below);
•our ability to continue operating in the ordinary course while the Chapter 11 Cases (as defined below) are pending;
•potential adverse effects of the Chapter 11 Cases on our business, financial condition, liquidity and results of operations;
•our ability to obtain timely approval by the Bankruptcy Court (as defined below) with respect to the motions filed in the Chapter 11 Cases;
•objections to our recapitalization process or other pleadings filed with the Bankruptcy Court that could protract the Chapter 11 Cases;
•employee attrition and our ability to retain senior management and other key personnel due to the distractions and uncertainties caused by the Chapter 11 Cases;
•our ability to improve our liquidity and long-term capital structure and to address our debt service obligations through the Restructuring (as defined below);
•our ability to comply with the restrictions imposed by the terms and conditions of the potential financing arrangements;
•our ability to find solutions with landlords to effectively and timely rationalize our real estate footprint;
•our ability to effectively implement our strategic plan;

•our liquidity needs to operate our business and execute our strategy, and related use of cash;
•our ability to retain our members, attract new members, and maintain relationships with customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 Cases;
•the effects of the Restructuring and the Chapter 11 Cases on us and on the interests of various constituents, including holders of our common stock;
•the Bankruptcy Court’s rulings in the Chapter 11 Cases, including the approvals of the terms and conditions of any plan of reorganization and the outcome of the Chapter 11 Cases generally;
•the length of time that we will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 Cases;
•risks associated with third party motions in the Chapter 11 Cases, which may interfere with our ability to consummate a plan of reorganization or an alternative restructuring;
•increased administrative and legal costs related to the Chapter 11 process;
•other litigation and inherent risks involved in a reorganization under Chapter 11;
•our financial and business performance, and our ability to implement our business plan;
•the continuing impact of the COVID-19 pandemic, including delays in customers and prospective customers returning to the office and taking occupancy, or changes in the preferences of customers and prospective customers with respect to remote or hybrid working, as a result of the COVID-19 pandemic, leading to a parallel delay, or potentially permanent change, in receiving the corresponding revenue;
•our projected financial information, anticipated growth rate, and market opportunity;
•our public securities’ potential liquidity and trading;
•    our ability to raise additional capital in the future, including any impact resulting from the delisting of our Class A Common Stock and Warrants from the New York Stock Exchange and trading instead on the OTC Pink Marketplace;
•our ability to fund our planned operations for the next twelve months and our ability to continue as a going concern in light of the Chapter 11 Cases;
•the impact of foreign exchange rates on our financial performance;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;
•the impact of the regulatory environment and complexities with compliance related to such environment;
•our ability to maintain an effective system of internal control over financial reporting;
•our ability to grow market share in our existing markets or any new markets we may enter;
•our ability to respond to changes in customer demand, geopolitical events or other disruptions, and general economic conditions, including rising interest rates, inflation, and the impact of such conditions on WeWork and our customers;

•the current macroeconomic environment, including the health of the commercial real estate industry, and its impact on member churn and demand;
•risks associated with our real estate assets and increased competition in the commercial real estate industry;
•our ability to manage our growth effectively;
•our ability to achieve and maintain profitability in the future;
•our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth, and our ability to restructure, refinance, extend or repay our outstanding indebtedness;
•our ability to maintain and enhance our products and brand and to attract customers;
•our ability to manage, develop and refine our platform for managing and powering flexible work spaces and access to our customer base;
•the success of strategic relationships with third parties;
•the anticipated benefits of our partnerships with third parties;
•the outcome of any known and unknown litigation and regulatory proceedings, including the outcome of any legal proceedings that may be instituted against us or others relating to the Chapter 11 Cases and the 2023 Debt Restructuring Transactions (as defined below);
•our expectations regarding our exits of underperforming locations, including the timing of any such exits and the ability to retain our members;
•the impact of the 2023 Debt Restructuring Transactions, the Restructuring and the Chapter 11 Cases on our U.S. federal income tax position, including the availability of our net operating losses (“NOLs”) and other tax attributes to offset any taxable income recognized (including “cancellation of indebtedness income”) in connection therewith and any potential limitations that might be imposed on the use of such NOLs and other attributes in the future as a result of the ownership change limitation rules of Section 382 of the U.S. Internal Revenue Code of 1986, as amended; and

•other factors detailed under the section entitled “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”).
These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in “Risk Factors,” and other cautionary statements included in this Report and in our other filings with the Securities and Exchange Commission (the "SEC"), which you should consider and read carefully.
We operate in a very competitive and rapidly changing environment and have recently undergone significant changes at the executive and board levels and related to our planned growth trajectory. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Report, and our expected future levels of activity and performance, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
You should read this Report and the documents that we reference in this Report in their entirety and with the understanding that our actual future results may be materially different from our expectations. All of our forward-looking statements are qualified by the cautionary statements contained in this section and elsewhere in this Report.

Item 1. Financial Statements and Supplementary Data

WEWORK INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED AND NOT REVIEWED)

	September 30,	December 31,
(Amounts in millions, except share and per share amounts)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$462	$287
Accounts receivable and accrued revenue, net of allowance of $9 as of September 30, 2023 and $13 as of December 31, 2022(1)	116	109
Prepaid expenses(1)	132	138
Other current assets(1)	249	155
Total current assets	959	689
Property and equipment, net	3,251	4,391
Lease right-of-use assets, net	8,594	11,243
Equity method and other investments	42	63
Goodwill and intangible assets, net	728	737
Other assets(1)	303	740
Total assets	$13,877	$17,863
Liabilities
Current liabilities:
Accounts payable and accrued expenses(1)	$429	$526
Members’ service retainers	412	445
Deferred revenue(1)	95	151
Current lease obligations(1)	906	936
Current portion of long-term debt, net (including amounts due to related parties of $764 as of September 30, 2023 and none as of December 31, 2022(1))	3,234	22
Other current liabilities(1)	261	150
Total current liabilities	5,337	2,230
Long-term lease obligations(1)	12,450	15,598
Long-term debt, net (including amounts due to related parties of none as of September 30, 2023 and $1,650 as of December 31, 2022(1))	174	3,208
Other liabilities	232	282
Total liabilities	18,193	21,318
Commitments and contingencies (Note 19)
Redeemable noncontrolling interests	(45)	(20)
Equity
WeWork Inc. shareholders' equity (deficit):
Preferred stock; par value $0.0001; 100,000,000 shares authorized, zero issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock Class A; par value $0.0001; 4,874,958,334 shares authorized, 52,830,625 shares issued and 52,757,020 shares outstanding as of September 30, 2023, and 1,500,000,000 shares authorized, 17,778,162 shares issued and 17,704,557 shares outstanding as of December 31, 2022	—	—
Common stock Class C; par value $0.0001; 25,041,666 shares authorized, 498,449 shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Treasury stock, at cost; 73,605 shares held as of September 30, 2023 and December 31, 2022	(29)	(29)
Additional paid-in capital	13,009	12,387
Accumulated other comprehensive income (loss)	189	149
Accumulated deficit	(17,578)	(16,177)
Total WeWork Inc. shareholders' deficit	(4,409)	(3,670)
Noncontrolling interests	138	235
Total equity	(4,271)	(3,435)
Total liabilities and equity	$13,877	$17,863

(1)See Note 20 for disclosure of related party amounts.
The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

WEWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND NOT REVIEWED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions, except share and per share amounts)	2023	2022	2023	2022
Revenue(1)	$794	$817	$2,487	$2,397
Expenses:
Location operating expenses — cost of revenue (exclusive of depreciation and amortization of $131 and $147 for the three months ended and $421 and $455 for the nine months ended September 30, 2023 and 2022, respectively, shown separately below)	721	730	2,170	2,202
Pre-opening location expenses	4	23	19	108
Selling, general and administrative expenses	134	181	439	578
Restructuring and other related (gains) costs	(22)	(34)	(187)	(190)
Impairment expense/(gain on sale)	454	97	794	224
Depreciation and amortization	139	156	443	485
Total expenses(1)	1,430	1,153	3,678	3,407
Loss from operations	(636)	(336)	(1,191)	(1,010)
Interest and other income (expenses), net:
Interest expense (including related party expenses of $24 and $84 for the three months ended and $148 and $307 for the nine months ended September 30, 2023 and 2022, respectively. See Note 12)(1)	(93)	(116)	(316)	(388)
Foreign currency gain (loss)	(83)	(167)	(32)	(368)
Other income (expense), net	(4)	(7)	29	3
Total interest and other income (expenses), net	(180)	(290)	(319)	(753)
Pre-tax loss	(816)	(626)	(1,510)	(1,763)
Income tax benefit (provision)	(4)	(3)	(6)	(5)
Net loss	(820)	(629)	(1,516)	(1,768)
Net loss attributable to noncontrolling interests:
Redeemable noncontrolling interests — mezzanine	12	10	28	46
Noncontrolling interest — equity	20	51	87	142
Net loss attributable to WeWork Inc.	$(788)	$(568)	$(1,401)	$(1,580)
Net loss per share attributable to Class A common stockholders (see Note 18):
Basic	$(14.57)	$(29.80)	$(36.76)	$(83.03)
Diluted	$(14.57)	$(29.80)	$(36.76)	$(83.03)
Weighted-average shares used to compute net loss per share attributable to Class A common stockholders, basic and diluted	54,067,614	19,059,605	38,114,174	19,030,384

(1)See Note 20 for disclosure of related party amounts.
The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

WEWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED AND NOT REVIEWED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Net loss	$(820)	$(629)	$(1,516)	$(1,768)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of tax of none for the three and nine months ended September 30, 2023, and 2022	92	173	36	341
Unrealized (loss) gain on available-for-sale securities, net of tax of none for the three and nine months ended September 30, 2023, and 2022, respectively	—	—	—	2
Other comprehensive income (loss), net of tax	92	173	36	343
Comprehensive loss	(728)	(456)	(1,480)	(1,425)
Net loss attributable to noncontrolling interests	32	61	115	188
Other comprehensive (income) loss attributable to noncontrolling interests	—	5	4	31
Comprehensive loss attributable to WeWork Inc.	$(696)	$(390)	$(1,361)	$(1,206)

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

WEWORK INC.
CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK, NONCONTROLLING INTERESTS AND EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(UNAUDITED AND NOT REVIEWED)

Redeemable
(Amounts in millions, except share amounts)	Noncontrolling Interests
Balance—December 31, 2022	$(20)
Net loss	(6)
Other comprehensive income (loss), net of tax	2
Balance—March 31, 2023	$(24)
Net loss	(10)
Other comprehensive income (loss), net of tax	1
Balance—June 30, 2023	$(33)
Net income (loss)	(12)
Other comprehensive income (loss), net of tax	—
Balance—September 30, 2023	$(45)

	WeWork Inc. Shareholders' Equity (Deficit)
								Accumulated
	Common Stock		Common Stock		Treasury Stock		Additional	Other
(Amounts in millions, except share amounts)	Class A		Class C				Paid-In	Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Interests	Total
Balance—December 31, 2022	17,778,162	$—	498,449	$—	(73,605)	$(29)	$12,387	$149	$(16,177)	$235	$(3,435)
Stock-based compensation	—	—	—	—	—	—	3	—	—	—	3
Exercise of stock options	6	—	—	—	—	—	—	—	—	—	—
Issuance of contingent (share) consideration	3,889	—	—	—	—	—	—	—	—	—	—
Issuance of common stock for settlement of vested RSUs	84,698	—	—	—	—	—	—	—	—	—	—
Shares withheld related to net share settlement	(8,983)	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(264)	(29)	(293)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	(32)	—	(2)	(34)
Other	—	—	—	—	—	—	—	—	—	(3)	(3)
Balance—March 31, 2023	17,857,772	$—	498,449	$—	(73,605)	$(29)	$12,390	$117	$(16,441)	$201	$(3,762)
Stock-based compensation	—	—	—	—	—	—	3	—	—	—	3
Issuance of common stock to related party in connection with debt restructuring/exchange (5.00% Senior Notes, Series I)	27,822,515	—	—	—	—	—	494	—	—	—	494
Transactions with principal shareholder (related party) related to 2023 Debt Restructuring Transactions	—	—	—	—	—	—	(22)	—	—	—	(22)
Issuance of common stock to public noteholders in connection with debt restructuring/exchange (5.00% Senior Notes, Series II and 7.875% Senior Notes)	6,259,339	—	—	—	—	—	111	—	—	—	111
Costs attributable to the issuance of common stock in connection with 2023 Debt Restructuring Transactions	—	—	—	—	—	—	(6)	—	—	—	(6)
Issuance of common stock in connection with Third Party Investment, net of excess value	875,000	—	—	—	—	—	34	—	—	—	34
Issuance of common stock for settlement of vested RSUs	9,571	—	—	—	—	—	—	—	—	—	—
Shares withheld related to net share settlement	(31)	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(349)	(38)	(387)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	(20)	—	(5)	(25)
Balance—June 30, 2023	52,824,166	$—	498,449	$—	(73,605)	$(29)	$13,004	$97	$(16,790)	$158	$(3,560)
Stock-based compensation	—	—	—	—	—	—	5	—	—	—	5
Issuance of common stock for settlement of vested RSUs	6,710	—	—	—	—	—	—	—	—	—	—
Shares withheld related to net share settlement	(251)	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(788)	(20)	(808)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	92	—	—	92
Balance—September 30, 2023	52,830,625	$—	498,449	$—	(73,605)	$(29)	$13,009	$189	$(17,578)	$138	$(4,271)

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

WEWORK INC.
CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK, NONCONTROLLING INTERESTS AND EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
(UNAUDITED AND NOT REVIEWED)

Redeemable
(Amounts in millions, except share amounts)	Noncontrolling Interests
Balance—December 31, 2021	$36
Issuance of noncontrolling interests	(2)
Net loss	(21)
Other comprehensive income (loss), net of tax	2
Balance—March 31, 2022	$15
Net loss	(15)
Other comprehensive income (loss), net of tax	(4)
Balance—June 30, 2022	$(4)
Net income (loss)	(10)
Other comprehensive income (loss), net of tax	—
Balance—September 30, 2022	$(14)

	WeWork Inc. Shareholders' Equity (Deficit)
								Accumulated
	Common Stock		Common Stock		Treasury Stock		Additional	Other
(Amounts in millions, except share amounts)	Class A		Class C				Paid-In	Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Interests	Total
Balance—December 31, 2021	17,626,986	$—	498,449	$—	(73,605)	$(29)	$12,321	$(31)	$(14,143)	$433	$(1,449)
Stock-based compensation	—	—	—	—	—	—	13	—	—	—	13
Exercise of stock options	17,232	—	—	—	—	—	2	—	—	—	2
Issuance of common stock in connection with Acquisition	12,226	—	—	—	—	—	3	—	—	—	3
Fair value of equity classified contingent consideration	—	—	—	—	—	—	1	—	—	—	1
Transactions with principal shareholder	—	—	—	—	—	—	9	—	—	—	9
Issuance of common stock for settlement of vested RSUs	45,900	—	—	—	—	—	—	—	—	—	—
Shares withheld related to net share settlement	(3,689)	—	—	—	—	—	(1)	—	—	—	(1)
Net loss	—	—	—	—	—	—	—	—	(435)	(48)	(483)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	39	—	(9)	30
Other	(9)	—	—	—	—	—	—	—	—	—	—
Balance—March 31, 2022	17,698,646	$—	498,449	$—	(73,605)	$(29)	$12,348	$8	$(14,578)	$376	$(1,875)
Issuance of noncontrolling interests	—	—	—	—	—	—	—	—	—	32	32
Stock-based compensation	—	—	—	—	—	—	13	—	—	—	13
Exercise of stock options	17,064	—	—	—	—	—	2	—	—	—	2
Exercise of warrants	—	—	—	—	—	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(3)	(3)
Issuance of common stock for settlement of vested RSUs	9,449	—	—	—	—	—	—	—	—	—	—
Shares withheld related to net share settlement	(741)	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(577)	(43)	(620)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	157	—	(15)	142
Other	—	—	—	—	—	—	(3)	—	—	(1)	(4)
Balance—June 30, 2022	17,724,418	$—	498,449	$—	(73,605)	$(29)	$12,360	$165	$(15,155)	$346	$(2,313)
Stock-based compensation	—	—	—	—	—	—	13	—	—	—	13
Exercise of stock options	8,147	—	—	—	—	—	1	—	—	—	1
Issuance of common stock in connection with Acquisition	6,161	—	—	—	—	—	1	—	—	—	1
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock for settlement of vested RSUs	6,377	—	—	—	—	—	—	—	—	—	—
Shares withheld related to net share settlement	(34)	—	—	—	—	—	—	—	—	—	—
Reclassification of liability classified warrants to equity	—	—	—	—	—	—	4	—	—	—	4
Net loss	—	—	—	—	—	—	—	—	(568)	(51)	(619)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	178	—	(5)	173
Other	—	—	—	—	—	—	(2)	—	—	1	(1)
Balance—September 30, 2022	17,745,069	$—	498,449	$—	(73,605)	$(29)	$12,377	$343	$(15,723)	$291	$(2,741)

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

WEWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED AND NOT REVIEWED)

	Nine Months Ended September 30,
(Amounts in millions)	2023	2022
Cash Flows from Operating Activities:
Net loss	$(1,516)	$(1,768)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	443	485
Impairment expense/(gain on sale)	794	224
Stock-based compensation expense	11	39
Non-cash interest expense	48	199
Non-cash debt extinguishment	(35)	—
Foreign currency (gain) loss	32	368
Other non-cash operating expenses	26	52
Changes in operating assets and liabilities:
Operating lease right-of-use assets	2,407	882
Current and long-term lease obligations	(2,898)	(1,113)
Accounts receivable and accrued revenue	(1)	6
Other assets	2	53
Accounts payable and accrued expenses	(23)	(104)
Deferred revenue	(56)	28
Other liabilities	47	4
Net cash provided by (used in) operating activities	(719)	(645)
Cash Flows from Investing Activities:
Purchases of property, equipment and capitalized software	(162)	(270)
Proceeds from asset divestitures and sale of investments, net of cash divested	1	42
Other investing	(1)	4
Net cash provided by (used in) investing activities	(162)	(224)
Cash Flows from Financing Activities:
Proceeds from issuance of debt	1,756	350
Proceeds from issuance of stock	34	—
Repayments of debt	(659)	(5)
Debt and equity issuance costs	(47)	(17)
Additions to members’ service retainers	254	319
Refunds of members’ service retainers	(281)	(271)
Other financing	(5)	31
Net cash provided by (used in) financing activities	1,052	407
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(6)
Net increase (decrease) in cash, cash equivalents and restricted cash	168	(468)
Cash, cash equivalents and restricted cash—Beginning of period	299	935
Cash, cash equivalents and restricted cash—End of period	$467	$467

	September 30,
(Amounts in millions)	2023	2022
Cash and cash equivalents	$462	$460
Cash and cash equivalents held for sale (Note 7)	5	—
Restricted cash (Note 10)	—	7
Cash, cash equivalents and restricted cash, including cash held for sale	$467	$467

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

WEWORK INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED AND NOT REVIEWED)
Note 1. Organization and Business
WeWork Inc.'s core global business offering integrates space, community, services and technology in 763 locations, including 595 Consolidated Locations (as defined below), around the world as of September 2023. The Company's membership offerings are designed to accommodate its members' distinct space needs. WeWork provides its members the optionality to choose from a dedicated desk, a private office or a fully customized floor with the flexibility to choose the type of membership that works for them on a monthly subscription basis, through a multi-year membership agreement or on a pay-as-you-go basis.
The Company’s operations are headquartered in New York.
WeWork Companies Inc. was founded in 2010. The We Company was incorporated under the laws of the state of Delaware in April 2019 as a direct wholly-owned subsidiary of WeWork Companies Inc. As a result of various legal entity reorganization transactions undertaken in July 2019, The We Company became the holding company of the Company's business, and the then-stockholders of WeWork Companies Inc. became the stockholders of The We Company. WeWork Companies Inc. is the predecessor of The We Company for financial reporting purposes. Effective October 14, 2020, The We Company changed its legal name to WeWork Inc. ("Legacy WeWork").
On October 20, 2021 (the “Closing Date”), the Company (which was formerly known as BowX Acquisition Corp. (“Legacy BowX”)) consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among Legacy BowX, a subsidiary of Legacy BowX, and Legacy WeWork. As contemplated by the Merger Agreement, (1) the subsidiary of Legacy BowX merged with and into Legacy WeWork, with Legacy WeWork surviving as a wholly owned subsidiary of Legacy BowX, and (2) immediately thereafter, Legacy WeWork merged with and into another subsidiary of Legacy BowX (such mergers and collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, Legacy BowX changed its name to WeWork Inc., resulting in WeWork Inc. becoming a publicly traded company.
On November 6, 2023, WeWork Companies LLC changed its name to WeWork Companies U.S. LLC and underwent a corporate division under section 18-217 of the Delaware Limited Liability Company Act. Through the corporate division and related actions, WeWork Companies U.S. LLC (formerly WeWork Companies LLC) was divided into two companies: (1) WeWork Companies LLC, which retained (a) guarantee obligations associated with certain of the Company’s international leases and (b) an indemnity from WeWork Companies U.S. LLC to fund such obligations; and (2) WeWork Companies U.S. LLC, which retained all other liabilities and assets. Following these events, WeWork Companies U.S. LLC became a Debtor in the Chapter 11 Cases (each as defined below). WeWork Companies LLC is not a Debtor in the Chapter 11 Cases.
Unless the context indicates otherwise, references in this Report to (A) “WeWork”, “the Company,” “we,” “us” and “our” are to the business of WeWork Inc., a Delaware corporation, and its consolidated subsidiaries following the closing of the Business Combination and to (B) “Legacy WeWork” are to WeWork Inc. and its consolidated subsidiaries prior to the closing of the Business Combination. “Legacy BowX” refers to BowX Acquisition Corp. prior to the Business Combination.
The Company holds an indirect general partner interest and indirect limited partner interests in The We Company Management Holdings L.P. (the “WeWork Partnership”). The WeWork Partnership owns 100% of the equity in WeWork Companies U.S. LLC (as successor to WeWork Companies LLC) (the "Issuer"). The Company, through the WeWork Partnership and WeWork Companies U.S. LLC, holds all the assets held by WeWork Companies Inc. prior to the July 2019 legal entity reorganization and is subject to substantially all of the liabilities to which WeWork Companies Inc. was subject prior to the 2019 legal entity reorganization.
All references to "SBG" are references to SoftBank Group Corp. or a controlled affiliate or subsidiary thereof, but, unless the context otherwise requires, such references do not include SVF Endurance

(Cayman) Limited ("SVFE"), the SoftBank Vision Fund (AIV M1) L.P. ("SoftBank Vision Fund") or the SoftBank Vision Fund II-2 L.P. ("SVF II").
In October 2019, Legacy WeWork entered into an agreement with SBG and SoftBank Vision Fund for additional equity and debt financing, as well as a number of changes to Legacy WeWork's corporate governance, including changes to the voting rights associated with certain series of Legacy WeWork's capital stock (as subsequently amended, the "Master Transaction Agreement"). The changes associated with this October 2019 agreement, related agreements and amendments entered into subsequent to October 2019, as described throughout these financial statement notes, are collectively referred to as the "SoftBank Transactions." SBG is a principal stockholder of the Company with representation on the Company's Board of Directors (the "Board").
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation — The accompanying unaudited Condensed Consolidated Financial Statements and notes to the unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP” or "GAAP") for interim financial reporting. In accordance with such rules and regulations, certain information and accompanying note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, although the Company believes the disclosures included herein are adequate to make the information presented not misleading. In the opinion of management, the accompanying unaudited Condensed Consolidated Financial Statements reflect all normal recurring adjustments, which are considered necessary for the fair presentation of the financial position of the Company at September 30, 2023 and the results of operations for the interim periods presented. The operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. The accompanying unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2022, included in WeWork Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 29, 2023 (the "2022 Form 10-K").
Other than the changes described below, no material changes have been made to the Company's significant accounting policies disclosed in Note 2, Summary of Significant Accounting Policies, in the 2022 Form 10-K. Certain terms not otherwise defined in this Report have the meanings specified in the 2022 Form 10-K.
Effective September 1, 2023, the Company completed a one-for-forty reverse stock split of its then outstanding common stock (the “Reverse Stock Split”). All references to share and per share amounts in the unaudited Condensed Consolidated Financial Statements and the related notes refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.
The Company operates as a single operating segment. See Note 21 for further discussion on the Company's segment reporting.
The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of the Company, its majority‑owned subsidiaries and variable interest entities ("VIEs") for which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation.
The Company is required to consolidate entities deemed to be VIEs in which the Company is the primary beneficiary. The Company is considered to be the primary beneficiary of a VIE when the Company has (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses or receive benefits that could potentially be significant to the VIE.

JapanCo, LatamCo, WeCap Manager, and WeCap Holdings Partnership (each as defined in Note 8) are the Company's only consolidated VIEs as of September 30, 2023. See Note 8 for discussion of the consolidated VIE transactions during the three and nine months ended September 30, 2023 and 2022. See Note 9 for discussion of the Company’s non-consolidated VIEs.
Liquidity and Going Concern — The accompanying unaudited Condensed Consolidated Financial Statements are prepared in accordance with U.S. GAAP applicable to a going concern. This presentation contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described below.
Pursuant to ASC 205-40, Presentation of Financial Statements — Going Concern (“ASC 205-40”), management must evaluate whether there are conditions and events, considered in aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that these unaudited Condensed Consolidated Financial Statements are issued. In accordance with ASC 205-40, management’s analysis can only include the potential mitigating impact of management’s plans that have not been fully implemented as of the issuance date if (a) it is probable that management’s plans will be effectively implemented on a timely basis, and (b) it is probable that the plans, when implemented, will alleviate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern.
Evaluation in conjunction with the issuance of the September 30, 2023 unaudited Condensed Consolidated Financial Statements
The Company has incurred net losses of $1.5 billion, $2.3 billion, $4.6 billion, and $3.8 billion, for the nine months ended September 30, 2023 and the years ended December 31, 2022, 2021, and 2020, respectively, and negative cash flow from operating activities of $0.7 billion, $0.7 billion, $1.9 billion, and $0.9 billion, respectively for the same periods. The recent macroeconomic environment has caused higher member churn and weaker demand than contemplated under the Company's business plan, specifically in the second and third quarter of 2023. Consequently, membership as of September 30, 2023 was less than planned, resulting in a reduction in projected revenue and cash flows for the twelve-month period included in the going concern evaluation.
As of September 30, 2023, the Company had $462 million in cash and cash equivalents, including $41 million held at its consolidated VIEs.
As a result of our losses and our projected cash needs, which have been impacted by the recent increases in member churn, combined with our current liquidity level, substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon successful execution of management’s intended plan over the next twelve months to improve the Company’s liquidity and profitability, which includes, without limitation:
•Reducing rent and tenancy expense by taking additional restructuring actions and negotiating more favorable lease terms.
•Increasing revenue by reducing member churn and increasing new sales.
•Controlling expenses and limiting capital expenditures.
•Seeking additional capital through the issuance of debt or equity securities, or the sale of assets.
As of the date the accompanying unaudited Condensed Consolidated Financial Statements were issued, management evaluated the significance of the following adverse conditions in accordance with ASC 205-40, Going Concern.

As disclosed in Note 22, on November 6, 2023, the Company and certain of its subsidiaries voluntarily commenced the Chapter 11 Cases in the Bankruptcy Court. The Company expects to continue to manage its operations as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as a debtor-in-possession, the Company is authorized to continue to operate as an ongoing business but not to engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.
The bankruptcy filing represents an adverse event that creates substantial uncertainty regarding the Company’s ability to recover its assets and satisfy its liabilities in the ordinary course of business. In this regard, while management believes the Company will be able to emerge from bankruptcy and continue to operate as a viable going concern, there are a number of risks and uncertainties associated with the Company’s bankruptcy, including, among others that: (a) the Company’s Plan (as defined below) may never be confirmed or become effective, (b) the Debtors’ voting creditors may reject the Plan embodying the restructuring transactions contemplated by the Restructuring Support Agreement, (c) the Bankruptcy Court may grant or deny motions in a manner that is adverse to the Company and its subsidiaries, and (d) the Chapter 11 Cases may be converted into cases under Chapter 7 of the Bankruptcy Code.
The transactions contemplated by the Restructuring Support Agreement are subject to approval by the Bankruptcy Court, among other conditions. Accordingly, management can provide no assurance that the transactions described therein will be consummated.
While management believes the reorganization through the Chapter 11 proceedings will appropriately position the Company upon its emergence from Chapter 11, the commencement of these proceedings constituted an event of default (and an acceleration event) under certain of the Company’s debt agreements, for which enforcement of any remedies by the debtholders have been automatically stayed as a result of the Chapter 11 proceedings. However, management can provide no assurance that the debtholders ultimately do not exercise their remedies, which may include, among others, a cessation of the Company’s operations and liquidation of its assets. As a result of the foregoing acceleration event, certain of the Company’s outstanding indebtedness, including indebtedness subject to cross-default provisions, have been classified as current debt in the accompanying unaudited Condensed Consolidated Balance Sheets of the Company as of September 30, 2023. See Note 12 for further details.
These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon, among other things, its ability to, subject to the approval by the Bankruptcy Court, implement a comprehensive restructuring, successfully emerge from the Chapter 11 and generate sufficient liquidity to meet its obligations and operating needs as they become due. The accompanying unaudited Condensed Consolidated Financial Statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for twelve months following the date the unaudited Condensed Consolidated Financial Statements were issued. Accordingly, the accompanying unaudited Condensed Consolidated Financial Statements do not include any adjustments that may result from the outcome of these uncertainties.
Use of Estimates — The preparation of the unaudited Condensed Consolidated Financial Statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amount of revenues and expenses during the reporting periods.
Estimates inherent in the current financial reporting process inevitably involve assumptions about future events. Actual results could differ from those estimates. This includes the net operating income assumptions in the Company's long-lived asset impairment testing, the timing of capital expenditures and fair value measurement changes for assets and liabilities that the Company measures at fair value and its assessment of its ability to continue to meet its obligations as they come due.
The Company's net operating assumptions and liquidity forecasts are based upon continued execution of its operational restructuring program and also includes management's best estimate of the currently evolving macroeconomic landscape, including a potential economic recession, rising interest rates, inflation, and the slower than expected recovery in certain markets from the impact of the COVID-19 pandemic. These macroeconomic factors may continue to have an impact on WeWork's business and its liquidity needs; however, the extent to which the Company's future results and liquidity needs are further affected will largely depend on the extent to which our members renew their membership agreements, the effect on demand for WeWork memberships, any permanent shifts in working from home and the Company's ongoing lease negotiations with its landlords, among others.
Reclassifications — Certain reclassifications have been made to prior years' financial information to conform to the current year presentation. These reclassifications include the inclusion of 5.00% Senior Notes in Long-term debt, net, and the inclusion of Warrant liabilities, net in Other liabilities for all periods presented on the unaudited Condensed Consolidated Balance Sheets. These reclassifications also include the aggregation of Income (loss) from equity method and other investments, Interest income, and Gain (loss) from change in fair value of warrant liabilities into one financial statement line item, "Other income (expense), net" on the unaudited Condensed Consolidated Statements of Operations.
Income Taxes — The Company calculates its quarterly income tax provision pursuant to Accounting Standard Codification ("ASC") 740-270, Income Taxes — Interim Reporting, which provides that a Company cannot recognize a tax benefit in its annual effective tax rate for any jurisdiction with a pre-tax book loss and full valuation allowance (“excluded jurisdictions”). For the three months ended September 30, 2023 and 2022, the Company recorded an income tax provision of $4 million and $3 million, respectively, resulting in effective tax rates of 0.49% and 0.48%, respectively. For the nine months ended September 30, 2023 and 2022, the Company recorded an income tax provision of $6 million and $5 million, respectively, resulting in effective tax rates of 0.40% and 0.28%, respectively. As of September 30, 2023 and December 31, 2022, the Company had net deferred income tax assets of $1 million and $2 million, respectively, which were included within other assets on the accompanying unaudited Condensed Consolidated Balance Sheets.
The Company analyzed its various tax positions and did not identify any material uncertain tax positions for the three months ended September 30, 2023 and 2022.

Tax Asset Preservation Plan
In April 2023, the Company entered into a Tax Asset Preservation Plan with Continental Stock Transfer & Trust Company, as rights agent (the “Tax Asset Preservation Plan”). The purpose of the Tax Asset Preservation Plan is to facilitate the Company’s ability to preserve its NOLs and its other tax attributes in order to be able to offset potential future income taxes for federal income tax purposes. In connection therewith, the Company’s Board declared a dividend of (a) one Class A Right (a “Class A Right”) in respect of each share of Class A Common Stock of the Company and (b) one Class C Right (a “Class C Right” and, together with the Class A Rights, the “Rights”) in respect of each share of Class C Common Stock of the Company. As further set forth in the Tax Asset Preservation Plan, each Class A Right initially represents the right for the holder to purchase from the Company one ten-thousandth (a “Unit”) of a share of Class A common stock for a purchase price equal to the quotient of (x) $8.00 divided by (y) ten thousand, and each Class C Right initially entitles its holder to purchase from the Company, one Unit of a share of Class C common stock for a purchase price equal to the quotient of (x) $8.00 divided by (y) ten thousand, in each case, subject to adjustment pursuant to the terms of the Tax Asset Preservation Plan. The Tax Asset Preservation Plan had no impact on the unaudited Condensed Consolidated Financial Statements as of September 30, 2023.
Debt modifications and extinguishments — When the Company modifies, exchanges or extinguishes debt, it first evaluates whether such modification, exchange or extinguishment qualifies as a troubled debt restructuring. To qualify as a troubled debt restructuring in accordance with ASC 470-60, Debt — Troubled Debt Restructuring, the debtor must experience a financial difficulty and the creditor must grant a concession to the debtor for economic or legal reasons related to the debtor's financial difficulties. If a troubled debt restructuring has occurred, the Company recognizes a gain on extinguishment of debt equal to the carrying amount of the extinguished debt, net of unamortized deferred financing costs, in excess of the fair value of the assets transferred and undiscounted cash flows specified by the new instruments.
If a troubled debt restructuring is not determined to have occurred, the Company evaluates the modification in accordance with ASC 470-50, Debt — Modifications and Exchanges. In accordance with ASC 470-50 if the modifications are considered to be substantial, the modification is accounted for as an extinguishment of debt.

Note 3. Supplemental Disclosure of Cash Flow Information

	Nine Months Ended September 30,
(Amounts in millions)	2023	2022
Supplemental Cash Flow Disclosures:
Cash paid during the period for interest (net of capitalized interest of none during 2023 and 2022)	$201	$195
Cash received for operating lease incentives — tenant improvement allowances	46	113
Other non-cash operating expenses:
Provision for allowance for doubtful accounts	7	2
(Income) loss from equity method and other investments	14	13
Non-cash distribution of income from equity method and other investments	5	—
Distribution of income from equity method and other investments	—	47
Change in fair value of financial instruments	—	(10)
Other non-cash operating expenses	26	52
Other investing:
Change in security deposits with landlords	(1)	1
Contributions to investments	(2)	(6)
Distributions from investments	2	18
Cash used for acquisitions, net of cash acquired	—	(9)
Other investing	(1)	4
Other financing:
Principal payments for property and equipment acquired under finance leases	(4)	(6)
Proceeds from exercise of stock options and warrants	1	5
Taxes paid on withholding shares	(1)	(1)
Payments for contingent consideration and holdback of acquisition proceeds	(1)	(1)
Proceeds relating to contingent consideration and holdbacks of disposition proceeds	—	5
Distributions to noncontrolling interest	—	(3)
Proceeds from issuance of noncontrolling interest	—	32
Other financing	(5)	31
Supplemental Disclosure of Non-cash Investing & Financing Activities:
Property and equipment included in accounts payable and accrued expenses	27	85
Transfer of assets to held for sale, net	29	37
Transfer of liabilities related to assets held for sale, net	13	59
Conversion of debt to equity	605	—
First Lien Notes issued for settlement of fees	38	—
Reimbursement obligation (Note 19)	29	—

Additional Debt Financing Disclosures

	Nine Months Ended September 30,
(Amounts in millions)	2023	2022
Proceeds from issuance of debt
First Lien Notes	$975	$—
Junior LC Tranche	470	350
Secured Notes	300	—
Other loans	11	—
Total proceeds of debt issuances	1,756	350
Repayments of debt
Junior LC Tranche	350	—
Secured Notes	300	—
Other loans	9	5
Total repayments of debt	659	5

Additional ASC 842 Supplemental Disclosures

	Nine Months Ended September 30,
(Amounts in millions)	2023	2022
Cash paid for fixed operating lease costs included in the measurement of lease obligations in operating activities	$1,563	$1,661
Cash paid for interest relating to finance leases in operating activities	2	4
Cash paid for principal relating to finance leases in financing activities	4	6
Right-of-use assets obtained in exchange for finance lease obligations	1	—
Right-of-use assets obtained in exchange for operating lease obligations, net of modifications and terminations	(2,588)	(707)

Note 4. Restructuring, Impairments and Gains on Sale
In September 2019, the Company initiated an operational restructuring program that included plans for cost reductions that aim to improve the Company's operating performance. Since 2019, the Company has made significant progress toward its operational restructuring goals including divesting or winding down various non-core operations not directly related to its core space-as-a-service offering, significant reductions in costs associated with selling, general and administrative expenses, and improvements to its operating performance through efforts in right-sizing its real estate portfolio to better match supply with demand in certain markets. During the nine months ended September 30, 2023, the Company terminated leases associated with a total of 43 previously opened locations, including 3 locations associated with sale of our net assets in South Africa and 2 locations associated with the sale of our net assets in Costa Rica, and no pre-open locations compared to 25 previously opened locations and 4 pre-open locations terminated during the nine months ended September 30, 2022, bringing the total terminations since the beginning of the restructuring to 295.
In conjunction with the efforts to right-size its real estate portfolio, since 2019 the Company has also successfully amended over 600 leases for a combination of partial terminations to reduce its leased space, rent reductions, rent deferrals, offsets for tenant improvement allowances and other strategic changes. These amendments and full and partial lease terminations have resulted in an estimated reduction of approximately $13.3 billion in total future undiscounted fixed minimum lease cost payments that were scheduled to be paid over the life of the original executed lease agreements, including changes to the obligations of South Africa and Costa Rica which occurred during the period it was consolidated.

The sale of South Africa and Costa Rica in March 2023 and July 2023, respectively, also resulted in a decline of approximately $21 million and $128 million, respectively, in our consolidated total future undiscounted fixed minimum lease cost payments based on the future obligations that existed just prior to the sale. Over 100 of these amendments were executed during the nine months ended September 30, 2023, reducing the total future undiscounted fixed minimum lease cost payments by an estimated $2.6 billion.
The Company anticipates that there may be additional impairment, restructuring and related costs during 2024, consisting primarily of lease termination charges, other exit costs and costs related to ceased use buildings, as the Company is still in the process of finalizing and implementing its operational restructuring plans. Management is continuing to evaluate the Company's real estate portfolio in connection with the Chapter 11 Cases and its ongoing restructuring efforts and expects to exit additional leases.
Restructuring and other related (gains) costs totaled $(22) million and $(34) million during the three months ended September 30, 2023 and 2022, respectively, and $(187) million and $(190) million during the nine months ended September 30, 2023 and 2022, respectively. The details of these net charges were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Employee terminations	$2	$7	$16	$16
Ceased use buildings	16	12	73	40
Gains on lease terminations, net	(61)	(60)	(318)	(264)
Other, net	21	7	42	18
Total	$(22)	$(34)	$(187)	$(190)

As of September 30, 2023 and December 31, 2022, net restructuring liabilities totaled approximately $126 million and $53 million, respectively, including $122 million and $47 million, respectively, in accounts payable and accrued expenses and $6 million and $9 million, respectively, in other liabilities, net of $2 million and $3 million, respectively, in receivables from landlords in connection with lease terminations, included in other current assets in the unaudited Condensed Consolidated Balance Sheets. A reconciliation of the beginning and ending restructuring liability balances is as follows:

	Nine Months Ended September 30,	Year Ended December 31,
(Amounts in millions)	2023	2022
Restructuring liability — Balance at beginning of period	$53	$79
Restructuring and other related (gains) costs expensed during the period	(187)	(200)
Cash payments of restructuring liabilities, net (1)	(155)	(213)
Non-cash impact — primarily asset write-offs	415	387
Restructuring liability — Balance at end of period (2)	$126	$53

(1)Includes cash payments received from landlords for terminated leases of none and $22 million for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.
(2)Includes lease termination fees of $42 million and $25 million included in accounts payables and accrued expenses and $6 million and $9 million in other liabilities as of September 30, 2023 and December 31, 2022, respectively.
In connection with the operational restructuring program and related changes in the Company's leasing plans and planned or completed disposition or wind down of certain non-core operations and projects, the Company has also recorded various other non-routine write-offs, impairments and gains on sale of goodwill, intangibles and various other long-lived assets.
During the three and nine months ended September 30, 2023 and 2022, the Company also performed its quarterly impairment assessment for long-lived assets. As a result of macroeconomic events such as the

COVID-19 pandemic and the ongoing conflict between Russia and Ukraine and the resulting declines in revenue and operating income experienced by certain locations as of September 30, 2023 and 2022, WeWork identified certain assets whose carrying value was now deemed to have been partially impaired. The Company evaluated its estimates and assumptions related to its locations’ future performance and performed a comprehensive review of its locations’ long-lived assets for impairment, including both property and equipment and operating lease right-of-use assets, at an individual location level. Key assumptions used in estimating the fair value of WeWork's location assets in connection with the Company's impairment analyses are revenue growth, lease costs, market rental rates, changes in local real estate markets in which we operate, inflation, and the overall economics of the real estate industry. During the three months ended September 30, 2023 and 2022, the Company recorded $14 million and $25 million, respectively, in impairments, primarily as a result of decreases in projected cash flows primarily attributable to the impact of COVID-19. During the nine months ended September 30, 2023 and 2022, the Company recorded $95 million and $64 million, respectively, in impairments, primarily as a result of decreases in projected cash flows primarily attributable to the impact of COVID-19.
Non-routine gains and impairment charges totaled $454 million and $97 million during the three months ended September 30, 2023 and 2022, respectively, and are included on a net basis as impairment expense/(gain on sale) in the accompanying unaudited Condensed Consolidated Statements of Operations. Non-routine gains and impairment charges totaled $794 million and $224 million during the nine months ended September 30, 2023 and 2022, respectively, and are included on a net basis as impairment expense/(gain on sale) in the accompanying unaudited Condensed Consolidated Statements of Operations.
In connection with the sale of South Africa, the Company recorded a net (gain on sale) of $(12) million, including a $4 million transfer of cumulative translation adjustment, included as a component of impairment/(gain on sale) in the accompanying unaudited Condensed Consolidated Statements of Operations. See Note 7 for further details regarding the sale of South Africa.
In connection with the sale of Costa Rica, the Company recorded a net (gain on sale) of $(2) million included as a component of impairment/(gain on sale) in the accompanying unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2023. The (gain on sale) is net of $3 million of goodwill allocated to the sale. See Note 7 for further details regarding the sale of Costa Rica. The details of these net charges were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Impairment and write-off of long-lived assets associated with restructuring	$441	$72	$708	$160
Impairment expense, other	14	25	95	64
Impairment of assets held for sale	1	—	5	—
Gain on sale of assets	(2)	—	(14)	—
Total	$454	$97	$794	$224

Note 5. Acquisitions
In March 2022, the Company acquired 100% of the equity of Common Desk Inc. ("Common Desk") for a total consideration of $21 million. Common Desk is a Dallas-based coworking operator with 23 locations in Texas and North Carolina that operates a majority of its locations under asset-light management agreements with landlords.
At closing, the Company transferred to the owners of Common Desk $10 million in cash and $3 million fair value of 12,226 shares of its Class A common stock of the Company. The remaining consideration included a holdback of $3 million payable in cash and contingent consideration payable in 19,024 shares of Class A common stock with a fair value of $5 million at closing. During the three months ended

September 30, 2023, the Company released no holdbacks payable in cash or shares of Class A common stock. During the nine months ended September 30, 2023, the Company released $1 million of the holdback payable in cash and 3,889 shares of Class A common stock with a value of $0.1 million. As of September 30, 2023, no remaining cash consideration was included in other liabilities. As of September 30, 2023, $1 million of contingent consideration payable in Class A common stock was included in additional paid-in capital on the accompanying unaudited Condensed Consolidated Balance Sheets. The Company determined the fair value of the contingent consideration based on the likelihood of reaching set milestones. Each period, the contingent consideration will be remeasured to fair market value through the unaudited Condensed Consolidated Statements of Operations. During both the three and nine months ended September 30, 2023, the Company recorded a gain of none. During both the three and nine months ended September 30, 2022, the Company recorded a gain of $1 million included in selling, general and administrative expenses on the accompanying unaudited Condensed Consolidated Statements of Operations.
The allocation of the total acquisition consideration during the nine months ended September 30, 2022 was as follows:

2022
(Amounts in millions)	Acquisitions
Cash and cash equivalents	$1
Property and equipment	2
Goodwill	10
Finite-lived intangible assets	12
Lease right-of-use assets, net	2
Deferred tax liability	(4)
Lease obligation, net	(2)
Total consideration	$21

There were no acquisitions during the three and nine months ended September 30, 2023.
During both the three months ended September 30, 2023 and 2022, the Company did not incur any acquisition transaction costs. During the nine months ended September 30, 2023 and 2022 the Company incurred acquisition transaction costs of none and $1 million, respectively, included in selling, general and administrative expenses in its unaudited Condensed Consolidated Statements of Operations.
Note 6. Prepaid Expenses
Prepaid expenses consists of the following:

(Amounts in millions)	September 30, 2023	December 31, 2022
Prepaid member referral fees and deferred sales incentive compensation (Note 14)	$43	$55
Prepaid income taxes	31	31
Prepaid lease costs	26	32
Prepaid software	18	13
Other prepaid expenses	14	7
Total prepaid expenses	$132	$138

Note 7. Other Current Assets
Other current assets consists of the following:

(Amounts in millions)	September 30, 2023	December 31, 2022
Assets held for sale (includes $5 and $7 cash as of September 30, 2023 and December 31, 2022, respectively)	$81	$52
Deferred financing costs, net(1) (including $63 issued or paid to SBG, net of accumulated amortization as of September 30, 2023) (Note 12)	80	—
Net receivable for value added tax (“VAT”)	27	40
Straight-line revenue receivable	20	24
Deposits held by landlords	10	13
Other current assets	31	26
Total other current assets	$249	$155

(1)Amounts are net of accumulated amortization totaling $660 million as of September 30, 2023. See Note 12 for amortization incurred during the period.
During the year ended December 31, 2022, management had committed to a strategy of disposition for the net assets of its operations in Russia, the United Arab Emirates, and South Africa. The related assets and liabilities are included as a component of other current assets and other current liabilities, respectively, in the accompanying unaudited Condensed Consolidated Balance Sheets as of December 31, 2022. During the nine months ended September 30, 2023, management had committed to a strategy of disposition for the net assets of its operations in Costa Rica and Peru. As of September 30, 2023, the Company's assets and liabilities located in Russia and Peru are included as a component of other current assets and other current liabilities, respectively, in the accompanying unaudited Condensed Consolidated Balance Sheets.
During the nine months ended September 30, 2023, the Company sold the net assets of its operations in South Africa. The purchaser assumed the obligations of our South Africa locations and entered into a franchise agreement with the Company. The Company recognized a (gain on the sale) of its South Africa locations of $(12) million, including a $4 million transfer of cumulative translation adjustment, included as a component of impairment/(gain on sale) in the accompanying unaudited Condensed Consolidated Statements of Operations.
During the nine months ended September 30, 2023, LatamCo sold the net assets of its operations in Costa Rica. The purchaser assumed the obligations of our Costa Rica locations and entered into a franchise agreement with the Company. The Company recognized a (gain of the sale) of its Costa Rica locations of $(2) million, net of a $3 million allocation of goodwill, included as a component of impairment/(gain on sale) in the accompanying unaudited Condensed Consolidated Statements of Operations.
Note 8. Consolidated VIEs and Noncontrolling Interests
As of September 30, 2023 and 2022, JapanCo, LatamCo, WeCap Manager, and WeCap Holdings Partnership are the Company's only consolidated VIEs. The Company is considered to be the primary beneficiary as we have the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance and the right to receive benefits that could potentially be significant to the VIEs. As a result, these entities remain consolidated subsidiaries of the Company and the interests owned by the other investors and the net income or loss and comprehensive income or loss attributable to the other investors are reflected as redeemable noncontrolling interests and noncontrolling interests on WeWork's unaudited Condensed Consolidated Balance Sheets, unaudited Condensed Consolidated Statements of Operations and unaudited Condensed Consolidated Statements of Comprehensive Loss, respectively.

The following table includes selected unaudited condensed consolidated financial information as of September 30, 2023 and December 31, 2022 of the Company's consolidated VIEs, as included in its unaudited Condensed Consolidated Financial Statements, in each case, after intercompany eliminations.

	September 30, 2023		December 31, 2022
(Amounts in millions)	SBG JVs(1)	Other VIEs(2)	SBG JVs(1)	Other VIEs(2)
Consolidated VIE Balance Sheets information:
Cash and cash equivalents	$31	$10	$55	$6
Property and equipment, net	394	—	498	—
Restricted cash	—	—	3	—
Total assets	1,895	13	2,299	10
Long-term debt, net	3	—	3	—
Total liabilities	1,871	2	2,176	3
Redeemable stock issued by VIEs	80	—	80	—
Total net (liabilities) assets(3)	(56)	11	43	7

The following tables include selected unaudited condensed consolidated financial information for the three and nine months ended September 30, 2023 and 2022, of the Company's consolidated VIEs, as included in its unaudited Condensed Consolidated Financial Statements, for the periods they were considered VIEs and in each case, after intercompany eliminations.

	September 30, 2023		September 30, 2022
(Amounts in millions)	SBG JVs(1)	Other VIEs(2)	SBG JVs(1)	Other VIEs(2)
Consolidated VIE Statements of Operations information:
Total revenue for the three months ended	$123	$1	$106	$1
Total revenue for the nine months ended	368	4	310	12
Net income (loss) for the three months ended	(28)	(1)	(52)	(1)
Net income (loss) for the nine months ended	(101)	(3)	(189)	4

	Nine Months Ended September 30, 2023		Nine Months Ended September 30, 2022
(Amounts in millions)	SBG JVs(1)	Other VIEs(2)	SBG JVs(1)	Other VIEs(2)
Consolidated VIE Statements of Cash Flows information:
Net cash provided by (used in) operating activities	$(37)	$(3)	$(98)	$5
Net cash used in investing activities	(9)	—	(13)	—
Net cash provided by (used in) financing activities	11	7	42	(6)

(1)The “SBG JVs” include JapanCo and LatamCo as of and for the periods that each represented a consolidated VIE. The sale of Costa Rica occurred on July 1, 2023 and as a result, Costa Rica results and balances are not included above for the period subsequent to sale. The consent of an affiliate of SoftBank Group Capital Limited is required for any dividends to be distributed by JapanCo and LatamCo. As a result, any net assets of JapanCo and LatamCo would be considered restricted net assets to the Company as of September 30, 2023. The net assets of the SBG JVs include membership interest in JapanCo issued to affiliates of SBG with liquidation preferences totaling $500 million as of September 30, 2023 and December 31, 2022 and ordinary shares in LatamCo totaling $80 million as of September 30, 2023 and December 31, 2022 that are redeemable upon the occurrence of event that is not solely within the control of the Company. After reducing the net assets of the SBG JVs by the liquidation preference associated with such membership interest and redeemable ordinary shares, the remaining net assets of the SBG JVs are negative as of September 30, 2023 and December 31, 2022.
(2)For the three and nine months ended September 30, 2023 and 2022, "Other VIEs" includes WeCap Manager and WeCap Holdings Partnership.
(3)Total net assets represents total assets less total liabilities and redeemable stock issued by VIEs after the total assets and total liabilities have both been reduced to remove amounts that eliminate in consolidation.
The assets of consolidated VIEs will be used first to settle obligations of the applicable VIE. Remaining assets may then be distributed to the VIEs' owners, including the Company, subject to the liquidation preferences of certain noncontrolling interest holders and any other preferential distribution provisions contained within the operating agreements of the relevant VIEs. Other than the restrictions relating to the Company’s SBG JVs as discussed in (1) above, third-party approval for the distribution of available net assets is not required for the Company’s Other VIEs as of September 30, 2023. See Note 19 for a discussion of additional restrictions on the net assets of WeWork Companies U.S. LLC (as successor to WeWork Companies LLC).
WeWork Partnership
On October 21, 2021, Mr. Neumann converted 19,896,032 vested WeWork Partnership Profits Interest Units into WeWork Partnership Class A common units. On the date of the conversion notice, the distribution threshold of Mr. Neumann’s vested profits interest units was $10.38, and the catch-up base amount was $0.00 for a conversion fair value of $234 million. The Company recorded the conversion as a noncontrolling interest on its unaudited Condensed Consolidated Balance Sheets at the conversion fair value. On December 31, 2021, Mr. Neumann transferred all of his WeWork Partnership Class A Common Units to NAM WWC Holdings, LLC, which is Mr. Neumann’s affiliated investment vehicle. As of September 30, 2023, NAM WWC Holdings, LLC owned 0.93% of the WeWork Partnership and the Company allocated a loss of $8 million and $18 million for the three and nine months ended September 30, 2023, respectively, which was based on the relative ownership interests of Class A common unit holders in the WeWork Partnership in the Company’s unaudited Condensed Consolidated Statements of Operations. As of September 30, 2022, NAM WWC Holdings, LLC owned 2.73% of the WeWork Partnership and the Company allocated a loss of $16 million and $43 million for the three and nine months ended September 30, 2022, respectively.
JapanCo
During 2017, a consolidated subsidiary of the Company (“JapanCo”) entered into an agreement with an affiliate of SBG for the sale of a 50.0% membership interest in JapanCo for an aggregate contribution of $500 million which was funded over a period of time. In April 2022, JapanCo received additional contributions from the members, including an additional contribution of $31 million from affiliates of SBG resulting in no change in ownership interest of JapanCo. In accordance with ASC 810, it was determined that the combined interest of the Company and its related party, the affiliate of SBG, are the primary beneficiary of JapanCo. The Company was also determined to be the related party that is most closely associated to JapanCo as the activities that most significantly impact JapanCo's economic performance are aligned with those of the Company. As long as the investors remain shareholders of JapanCo, JapanCo will be the exclusive operator of the Company’s WeWork branded space-as-a-service businesses in Japan.
LatamCo
During September 2021, a consolidated subsidiary of the Company (“LatamCo”) entered into an agreement with SoftBank Latin America ("SBLA"), an affiliate of SBG, for the sale of a 71.0% interest (with up to 49.9% voting power) in LatamCo for an aggregate contribution of $80 million funded through equity and secured promissory notes, in exchange for ordinary shares of LatamCo. As of December 31, 2021, LatamCo received the total contributions totaling $80 million. It was determined that the combined interest of the Company and SBLA, the affiliate of SBG, are the primary beneficiaries of LatamCo. The Company was also determined to be the related party that is most closely associated to LatamCo as the activities that most significantly impact LatamCo's economic performance are aligned with those of the Company. Due to the sell-out rights discussed below, the portion of consolidated equity attributable to the SBLA’s interests in LatamCo are reflected as redeemable noncontrolling interests within the mezzanine section of the accompanying unaudited Condensed Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022. Upon formation of LatamCo, the Company contributed its businesses in Argentina, Mexico, Brazil, Colombia and Chile (collectively, the "Greater Latin American territory"), committed and funded $13 million to LatamCo, and remains as guarantor on certain lease obligations, in exchange for ordinary shares of LatamCo.

Pursuant to the terms of the agreement, the Company was liable up to $27 million for costs related to the termination of certain leases within the first 12 months of the agreement, as of September 30, 2022, the Company had incurred $13 million of termination costs. In September 2022, the Company entered into an amended agreement removing the remaining liability for costs related to the termination of certain leases. Pursuant to the terms of the amended agreement, the Company is liable for the monthly reimbursements of certain real estate operating lease costs on certain leases through the end of their lease term, the remaining liability is approximately $27 million as of September 30, 2023. The longest lease term extends through 2034.
Pursuant to the terms of the agreement, an additional $60 million may be received by LatamCo from the exercise of SBLA's call options during the first and second year of operations. Further, SBLA maintains sell-out rights based on the performance of LatamCo, exercisable between September 1, 2025 and August 31, 2026, and the Company holds subsequent buy-out rights exercisable between September 1, 2027 and August 31, 2028. The stock associated with SBLA’s sell-out rights was initially recorded based on the fair value at the time of issuance. While SBLA’s ownership interest is not currently redeemable, based on management’s consideration of LatamCo’s expected future operating cash flows, it is not probable at September 30, 2023 that SBLA’s interest will become redeemable. The Company will accrete changes in the carrying value of the noncontrolling interest (redemption value) from the date that it becomes probable that the interest will become redeemable to the earliest redemption date, through an adjustment to additional paid-in capital.
In February 2022, a fully owned subsidiary of the Company contributed its business in Costa Rica, transferring 100% interest to LatamCo, and granted LatamCo the exclusive right to operate the Company’s business in Costa Rica under the WeWork brand, in exchange for a waiver by SBG, an affiliate of SBLA, of its right to be reimbursed by the Company for $7 million of the remaining reimbursement obligation in connection with the SoftBank Transactions (as discussed in Note 20).
In July 2023, LatamCo sold the net assets of its operations in Costa Rica and the purchaser entered into a franchise agreement with the Company (as discussed further in Note 7).
Provided that certain investors remain shareholders of LatamCo, LatamCo will be the exclusive operator of the Company’s businesses in the Greater Latin American territory.
WeCap Manager
WeWork Capital Advisors LLC (the "WeCap Manager") is a majority-owned subsidiary of the Company and its controlled affiliates. The WeCap Manager is also 20% owned by another investor and its affiliates (other than the WeCap Manager) (together with the Company, the “Sponsor Group”), a global alternative asset management firm with assets under management across its private equity and real estate platforms. The portion of consolidated equity attributable to the outside investor's interest in the WeCap Manager is reflected as a noncontrolling interest in the equity section of the accompanying unaudited Condensed Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022.
The WeCap Manager earns customary management fees, subject to provisions of the governing documents of the WeCap Manager relating to funding of losses incurred by the WeCap Manager. During the three and nine months ended September 30, 2023, the WeCap Manager recognized $1 million and $4 million, respectively, in management fee income, which is classified as other revenue as a component of the Company's total revenue on the accompanying unaudited Condensed Consolidated Statements of Operations. During the three and nine months ended September 30, 2022, the WeCap Manager recognized $1 million and $12 million, respectively, in management fee income.
WeCap Holdings Partnership
WeCap Manager and the Sponsor Group (collectively, "WeCap Investment Group") also includes the Company's general partner interests in WPI Fund, ARK Master Fund, and included its investment in DSQ prior to its sale in September 2022, held through a limited partnership (the "WeCap Holdings

Partnership"). The Company consolidates the WeCap Holdings Partnership. Net carried interest distributions earned in respect of the WeCap Investment Group from its investments are distributable to the Company, indirectly through the WeCap Holdings Partnership, based on percentages that vary by the WeCap Investment Group vehicle and range from a 50% to 85% share to the Company of total net carried interest distributions received by the WeCap Holdings Partnership (after a profit participation allocation to certain personnel associated with the WeCap Manager). The portion of consolidated equity attributable to outside investor's interest in the WeCap Holdings Partnership is reflected as a noncontrolling interests in the equity section of the accompanying unaudited Condensed Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022.
Primarily because WeWork's investments through the WeCap Holdings Partnership in the underlying real estate acquisition vehicles generally represent a small percentage of the total capital invested by third parties, and the terms on which we have agreed to provide services and act as general partner are consistent with the market for similar arrangements, the underlying real estate acquisition vehicles managed by the WeCap Manager are generally not consolidated in the Company's financial statements (subject to certain exceptions based on the specific facts of the particular vehicle). The Company accounts for its share of the underlying real estate acquisition vehicles as unconsolidated investments under the equity method of accounting. See Note 9 for additional details regarding the holdings of WeCap Holdings Partnership.
Note 9. Equity Method and Other Investments
The Company's investments consist of the following:

		September 30, 2023			December 31, 2022
(Amounts in millions, except percentages)		Carrying	Cost	Percentage	Carrying
Investee	Investment Type	Value	Basis	Ownership	Value
IndiaCo(1)	Equity method investment	$28	$105	27.5%	$29
WPI Fund(2)	Equity method investment	7	36	8.0%	25
Investments held by WeCap Holdings Partnership(3)	Equity method investments	2	5	Various	4
ChinaCo(4)	Equity method investment	—	29	19.7%	—
Other(5)	Various	5	6	Various	5
Total equity method and other investments		$42	$181		$63

(1)In June 2020, the Company entered into an agreement with WeWork India Management Private Limited (“IndiaCo”), an affiliate of Embassy Property Developments Private Limited (“Embassy”), to subscribe for new convertible debentures to be issued by IndiaCo in an aggregate principal amount of $100 million (the "2020 Debentures"). During June 2020, $85 million of the principal had been funded, with the remaining $15 million funded in April 2021. The 2020 Debentures earned interest at a coupon rate of 12.5% per annum for the 18-month period beginning in June 2020 which then was reduced to 0.001% per annum and have a maximum term of 10 years. The 2020 Debentures were convertible into equity at the Company’s option after 18 months from June 2020 or upon mutual agreement between the Company, IndiaCo, and Embassy. In January 2022, the Company converted the 2020 Debentures and other convertible debentures into 12,397,510 and 3,375,000 common shares of IndiaCo, respectively, representing an ownership interest in IndiaCo of approximately 27.5%. During both the three months ended September 30, 2023 and 2022, the Company recorded no credit loss valuation allowance on its investments in IndiaCo. During the nine months ended September 30, 2023 and 2022, the Company recorded a credit loss valuation allowance on its investments in IndiaCo totaling none and $1 million, respectively. During both the three months ended September 30, 2023 and 2022, the Company recorded no unrealized gain (loss) on available-for-sale securities. During the nine months ended September 30, 2023 and 2022, the Company recorded none and $2 million, respectively, in unrealized gain (loss) on available-for-sale securities included in other comprehensive income, net of tax.
In December 2022, the Company pledged 8,467,347 of its common shares of IndiaCo, representing 14.7% of the securities issued by IndiaCo on a fully diluted basis, as collateral for IndiaCo to enter into a debenture trust deed. As of September 30, 2023 and December 31, 2022, the carrying value of the investment included $0.3 million and $0.4 million, respectively, for the unamortized guarantee.
IndiaCo constructs and operates workspace locations in India using WeWork’s branding, advice and sales model. Per the terms of an agreement between the Company and IndiaCo, the Company also receives a management fee from IndiaCo. The Company recorded $3 million and $3 million of management fee income from IndiaCo during the three months ended September 30, 2023 and 2022, respectively, and recorded $7 million and $6 million of management fee income from IndiaCo during the nine months ended September 30, 2023 and 2022, respectively. Management fee income is included within service revenue as a component of total revenue in the accompanying unaudited Condensed Consolidated Statements of Operations.
(2)In addition to the general partner interest in the WPI Fund (as discussed and defined below) held by WeCap Holdings Partnership, a wholly owned subsidiary of the WeCap Investment Group also owns an 8% limited partner interest in the WPI Fund. During the three and nine months ended September 30, 2023, the Company terminated two operating lease agreements for space in buildings owned by the WPI Fund. In connection with these terminations, the Company agreed to waive its right to receive a distribution from the WPI Fund upon its sale of the buildings in which the leases were held. The Company recorded an upward adjustment of its investment in the WPI Fund of $2 million, and a downward adjustment of $5 million during the three and nine months ended September 30, 2023, respectively, included as a component of restructuring and other related (gains) costs on the accompanying unaudited Condensed Consolidated Statements of Operations.
(3)As discussed in Note 8, the following investments are investments held by WeCap Holdings Partnership, which are accounted for by the WeCap Holdings Partnership as equity method investments:
•"WPI Fund" — a real estate investment fund in which WeCap Holdings Partnership holds the 0.5% general partner interest. The WPI Fund’s focus is acquiring, developing and managing office assets with current or expected vacancy suitable for WeWork occupancy, currently primarily focusing on opportunities in North America and Europe.
•"ARK Master Fund" — an investment fund in which WeCap Holdings Partnership is the general partner and holds a limited partner interest totaling 2% of the fund's invested capital. ARK Master Fund invests in real estate and real estate-related investments that it expects could benefit from the Company’s occupancy or involvement or the involvement of the limited partners of the ARK Master Fund.
(4)In October 2020, the Company deconsolidated ChinaCo and its retained 21.6% ordinary share equity method investment was recorded at a fair value of $26 million plus capitalized legal cost for a total initial cost basis and carrying value as of December 31, 2020 of $29 million. Pursuant to ASC 323-10-35-20, the Company discontinued applying the equity method on the ChinaCo investment when the carrying amount was reduced to zero in the first quarter of 2021. The Company will resume application of the equity method if, during the period the equity method was suspended, the Company's share of unrecognized net income exceeds the Company's share of unrecognized net losses. The Company's remaining interest was diluted down to 19.7% in connection with the Second Investment Closing on September 29, 2021. See Note 20 for details regarding various related party fees payable by ChinaCo to the Company.
(5)The Company held various other investments as of September 30, 2023 and December 31, 2022. In February 2022, the Company purchased shares of Upflex Inc. ("Upflex") Series A Preferred Stock for a total purchase price of $5 million, representing approximately 5.38% ownership on a fully diluted basis. Upflex is a coworking aggregator and global flexible workplace startup.
As of September 30, 2023, the WPI Fund, ARK Master Fund, IndiaCo, ChinaCo and certain other entities in which the Company or WeCap Holdings Partnership has invested are unconsolidated VIEs. In all cases, neither the Company nor the WeCap Holdings Partnership is the primary beneficiary, as neither the Company nor the WeCap Holdings Partnership has both the power to direct the activities of the entity that most significantly impact the entity’s economic performance and exposure to benefits or losses that could potentially be significant to the VIE. None of the debt held by these investments is recourse to either the Company or the WeCap Holdings Partnership, except for the $3 million in lease guarantees provided to landlords of ChinaCo by the Company, and the IndiaCo share pledge, both as described in Note 20. The Company's maximum loss is limited to the amount of its net investment in these VIEs, the $3 million in ChinaCo lease guarantees, the fair value of the IndiaCo shares pledged determined to be the lesser of (a) the IndiaCo debentures obtained and (b) the fair value of proceeds on the sale of 8,467,347 shares pledged of IndiaCo, and the unfunded commitments discussed below.
The Company recorded its share of gain (loss) related to its equity method and other investments included as a component of Other income (expense), net in the unaudited Condensed Consolidated Statements of Operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Income (loss) from equity method investments	$(8)	$(10)	$(14)	$(13)

No allowance or unrealized gains or losses had been recorded as of September 30, 2023 or December 31, 2022.

The table below provides a summary of contributions made to and distributions received from the Company's investments:

	Nine Months Ended September 30,
(Amounts in millions)	2023	2022
Contributions made to investments	$(2)	$(6)
Distributions received from investments	$2	$65

As of September 30, 2023, the Company had a total of $18 million in unfunded capital commitments to its investments; however, if requested, in each case, the Company may elect to contribute additional amounts in the future.
Note 10. Other Assets
Other non-current assets consisted of the following:

(Amounts in millions)	September 30, 2023	December 31, 2022
Security deposits with landlords	$188	$210
Deferred financing costs, net(1) (including $1 and $384 issued or paid to SBG, net of accumulated amortization as of September 30, 2023 and December 31, 2022, respectively) (Note 12)	1	407
Long-term receivable for value added tax	40	55
Straight-line revenue receivable	26	36
Restricted cash	—	5
Other long-term prepaid expenses and other assets	48	27
Total other assets	$303	$740

(1)Amounts are net of accumulated amortization totaling $581 million as of December 31, 2022. See Note 12 for amortization incurred during the period.
Note 11. Other Current Liabilities
Other current liabilities consists of the following:

(Amounts in millions)	September 30, 2023	December 31, 2022
Liabilities held for sale (See Note 7)	$96	$83
Accrued PIK interest	57	—
Refunds payable to former members	49	45
2020 LC Facility commitment fees - due to related party (See Note 20)	32	—
Other current liabilities	27	22
Total other current liabilities	$261	$150

Note 12. Long-Term Debt, Net and Interest Expense
Long-term debt, net consists of the following:

(Amounts in millions, except percentages)	Maturity Year	Cash Interest Rate	PIK Interest Rate(1)	September 30, 2023	December 31, 2022

First Lien Notes	2027	7.000%	8.000%	$1,013	$—
Second Lien Notes	2027	5.000%	6.000%	687	—
Second Lien Exchangeable Notes	2027	5.000%	6.000%	188	—
Third Lien Notes	2027	—%	12.000%	23	—
Third Lien Exchangeable Notes	2027	—%	12.000%	270	—
Junior LC Tranche(2)	2025	15.265%	—%	470	350
7.875% Senior Notes	2025	7.875%	—%	164	669
5.000% Senior Notes	2025	5.000%	—%	9	2,200
Reimbursement obligation (Note 19)	2023	4.200%	—%	29	—
Other Loans	2024-2026	3.3% - 20.555%	—%	23	25
Total Aggregate principal value				2,876	3,244
Premium, net				546	—
Deferred Financing costs, net				(14)	(14)
Current portion of long-term debt(3)				(3,234)	(22)
Total long-term debt, net				$174	$3,208

(1)PIK Interest started accruing the day following the closing of the 2023 Debt Restructuring Transactions on May 6, 2023 and is payable by increasing the aggregate principal amount of an outstanding global or certificated note or issuing additional PIK Notes under the First Lien Indenture (each as defined and described below).
(2)As of September 30, 2023, the reimbursement obligations under the Junior LC Tranche bear interest at the Term SOFR Rate with a floor of 0.75%, plus 9.90%.
(3)The filing of the Chapter 11 Cases constituted an event of default that accelerated and, as applicable, increased certain obligations under the First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes, Third Lien Notes, Third Lien Exchangeable Notes and Junior LC Tranche. Accordingly, all such debt obligations will be classified as current in the unaudited Condensed Consolidated Balance Sheets.
Principal Maturities — The combined stated aggregate principal payments for current and long-term debt as of September 30, 2023 were as follows:

(Amounts in millions)	Total
Remainder of 2023	$30
2024	17
2025	647
2026	1
2027	2,181
2028 and beyond	—
Total minimum payments	$2,876

The filing of the Chapter 11 Cases constituted an event of default that accelerated and, as applicable, increased certain obligations under the First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes, Third Lien Notes, Third Lien Exchangeable Notes and Junior LC Tranche. Accordingly, all such debt obligations will be classified as current in the unaudited Condensed Consolidated Balance Sheets.
Interest Expense — The Company recorded the following Interest expense in the unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Interest paid or payable	$101	$66	$267	$189
Deferred financing cost amortization(1)	16	50	84	199
Amortization of premium	(24)	—	(35)	—
Total interest expense	$93	$116	$316	$388

(1)The three and nine months ended September 30, 2022 include none and $47 million, respectively, of deferred financing costs expensed in connection with the Fourth Amendment to the Credit Agreement (as defined in Note 19).
2023 Debt Restructuring Transactions
In March 2023, the Company and certain of its subsidiaries, including the Issuers (as defined below), entered into a transaction support agreement (the “Transaction Support Agreement”), a backstop commitment agreement (the “Backstop Commitment Agreement”), a securities purchase and commitment agreement (the “SPA”) and certain other support agreements (collectively, the “Transactions Agreements”) relating to a series of contractually committed comprehensive Transactions (as defined below) with an ad hoc group (the “Ad Hoc Group”) of holders of 7.875% Senior Notes and 5.00% Senior Notes, Series II, SBG and certain affiliates thereof, a third party investor and certain other parties thereto, as applicable.
The 2023 Debt Restructuring Transactions (as discussed and described below) decreased and extended the outstanding principal balance of the Company's total debt, excluding deferred financing costs, as follows:

	Balance Immediately Before the 2023 Debt Restructuring Transactions	Par Value Exchange of Notes, Issuances and Repayments	Issuance of Common Shares	Adjustment to Carrying Value(1)	Premium, net(2)	Balance as of September 30, 2023
(Amounts in millions)
5.00% Senior Notes	$2,200	$(806)	$(560)	$(825)	$—	$9
7.875% Senior Notes	669	(360)	(45)	(100)	—	164
Secured Notes(3)	300	(300)	—	—	—	—
First Lien Notes(4)	—	1,013	—	—	222	1,235
Second Lien Notes	—	687	—	—	41	728
Second Lien Exchangeable Notes	—	188	—	—	113	301
Third Lien Notes	—	23	—	—	4	27
Third Lien Exchangeable Notes	—	270	—	—	166	436
Total debt subject to exchange in the 2023 Debt Restructuring Transactions	3,169	715	(605)	(925)	546	2,900
Junior LC Tranche	470					470
Reimbursement obligation (Note 19)	—					29
Other Loans	27					23
Deferred financing costs, net	(18)					(14)
Current portion of long-term debt	(22)					(3,234)
Total long-term debt, net(3)	$3,626					$174

(1)Includes troubled debt restructuring gain of $49 million included as a component of Other income (expense), net on the accompanying unaudited Condensed Consolidated Statements of Operations.

(2)Premium, net to be amortized as a reduction of interest expense through maturity date in 2027. As of the date of the 2023 Debt Restructuring Transactions, the net premium included a premium of $875 million, net of a $281 million discount including $35 million of transaction costs paid to or on behalf of creditors and $241 million of unamortized deferred financing costs previously included as a component of Other Assets on the accompanying unaudited Condensed Consolidated Balance Sheets.
(3)Balance immediately before the 2023 Debt Restructuring Transactions included $50 million of Secured Notes issued in April 2023.
(4)During the three months ended September 30, 2023, the Company issued $306 million in aggregate principal balance of First Lien Notes, Series II, and $181 million in aggregate principal balance of First Lien Notes, Series III.
In May 2023, the following transactions were consummated (collectively, the “2023 Debt Restructuring Transactions”):
•The Issuers exchanged $505 million in aggregate principal amount of 7.875% Senior Notes and $541 million in aggregate principal amount of 5.00% Senior Notes, Series II, for (i) $687 million in aggregate principal amount of newly issued 11.00% Second Lien Senior Secured PIK Notes due 2027 (with interest per annum payable 5.00% in cash and 6.00% by increasing the outstanding principal amount thereof (“PIK”)) of the Issuers (the “Second Lien Notes”), (ii) $23 million in aggregate principal amount of newly issued 12.00% Third Lien Senior Secured PIK Notes due 2027 (with interest per annum payable in PIK only) of the Issuers (the “Third Lien Notes”) and (iii) 6 million shares of Class A Common Stock of the Company, in connection with the consummation of the Issuers’ separate offers to exchange (the “Exchange Offers”).
•The Issuers issued and sold $500 million in aggregate principal amount of newly issued 15.00% First Lien Senior Secured PIK Notes due 2027, Series I (with interest per annum payable 7.00% in cash and 8.00% in PIK) of the Issuers (the “First Lien Notes, Series I”), to certain holders who participated in the Exchange Offers. In addition, the Company issued $25 million in aggregate principal amount of First Lien Notes, Series I to the members of the Ad Hoc Group party to the Backstop Commitment Agreement, as a backstop fee;
•The Issuers and certain entities affiliated with SBG exchanged all of the $1.65 billion in aggregate principal amount of 5.00% Senior Notes, Series I, for (i) $188 million in aggregate principal amount of newly issued 11.00% Second Lien Senior Secured PIK Exchangeable Notes due 2027 (with interest per annum payable 5.00% in cash and 6.00% in PIK) of the Issuers (the “Second Lien Exchangeable Notes”), (ii) $270 million in aggregate principal amount of newly issued 12.00% Third Lien Senior Secured PIK Exchangeable Notes due 2027 (with interest per annum payable in PIK only) of the Issuers (the “Third Lien Exchangeable Notes”) and (iii) an aggregate of 28 million shares of Class A Common Stock of the Company;
•The Issuers redeemed $300 million in aggregate principal amount of Secured Notes, and the Issuers and SVF II entered into a new Master First Lien Senior Secured PIK Notes Note Purchase Agreement (the “First Lien NPA”) pursuant to which the Issuers agreed to issue and sell, at their option, and SVF II agreed to purchase, from time to time and subject to the terms and conditions set forth therein, up to $300 million in aggregate principal amount of newly issued 15.00% First Lien Senior Secured PIK Notes due 2027, Series II (with interest per annum payable 7.00% in cash and 8.00% in PIK) of the Issuers (the “First Lien Notes, Series II”). In connection with the entry into the First Lien NPA, the Issuers and SVF II terminated SVF II’s existing $500 million commitment under the Secured NPA (the foregoing transactions, the “SoftBank Rollover”);

•The Company issued and sold 875 thousand shares of Class A Common Stock in a private placement at a purchase price of $46.00 per share for aggregate proceeds of $40 million to a third party investor pursuant to the SPA. In addition, pursuant to the SPA, the Issuers agreed to issue and sell, at their option, and the third party investor agreed to purchase, from time to time and subject to the terms and conditions set forth therein, up to $175 million in aggregate principal amount of newly issued 15.00% First Lien Senior Secured PIK Notes due 2027, Series III (with interest per annum payable 7.00% in cash and 8.00% in PIK) of the Issuers (the “First Lien Notes, Series III”, and collectively with the First Lien Notes, Series II, the "Delayed Draw Notes" and the First Lien Notes, Series I, the First Lien Notes, Series II, and the First Lien Notes, Series III, collectively, the "First Lien Notes"). Any draw request by the Issuers under the First Lien Notes, Series II and the First Lien Notes, Series III shall be made as follows: (i) the first $250 million under the First Lien Notes, Series II and the first $125 million under the First Lien Notes, Series III shall be drawn ratably; and (ii) the final $50 million under each of the First Lien Notes, Series II and the First Lien Notes, Series III shall be drawn ratably; and
•During the three months ended September 30, 2023, the Company issued $306 million in aggregate principal balance of First Lien Notes, Series II, including $6 million as a commitment fee in the form of additional notes, and $181 million in aggregate principal balance of First Lien Notes, Series III, including $6 million as a commitment fee in the form of additional notes, under the First Lien Indenture (as defined below).
We performed an assessment on a lender by lender basis to identify certain lenders that met the criteria for troubled debt restructuring (“TDR”) under ASC 470-60, Troubled Debt Restructurings by Debtors (“ASC 470-60”).
We accounted for the exchange of approximately $855 million principal amount of debt, including 7.875% Senior Notes and 5.00% Senior Notes, Series II (collectively, "Old Notes"), for approximately $641 million principal amount of Second Lien Notes, shares of Class A Common Stock with a fair value of approximately $61 million, as well as the purchase of $467 million principal amount of First Lien Notes as a modification of debt as the lenders did not grant a concession and the difference between the present value of the old and new cash flows was less than 10%.
We accounted for the exchange of approximately $98 million principal amount of Old Notes for shares of Class A Common Stock with a fair value of approximately $43 million, as well as the purchase of $8 million principal amount of First Lien Notes as a TDR, resulting in a gain recognition of approximately $40 million, included as a component of Other income (expense), net on the accompanying unaudited Condensed Consolidated Statements of Operations during the nine months ended September 30, 2023. The $40 million gain on extinguishment of debt included a TDR gain on the carrying value adjustment of $49 million, partially offset by a $9 million write-off of deferred financing costs previously included in other assets.
We accounted for the exchange of approximately $93 million principal amount of Old Notes for approximately $46 million principal amount of Second Lien Notes, approximately $23 million principal amount of Third Lien Notes, shares of Class A Common Stock with a fair value of approximately $7 million, as well as the purchase of $25 million of First Lien Notes as a TDR. The TDR did not result in a gain recognition and we established new effective interest rates based on the revised cash flows and the remaining net carrying value of the Old Notes.
We accounted for the exchange of approximately $1.65 billion of 5.00% Senior Notes, Series I and $300 million Secured Notes held by certain entities affiliated with SBG for approximately $188 million principal amount of Second Lien Exchangeable Notes, approximately $270 million principal amount of Third Lien Exchangeable Notes, shares of Class A Common Stock with a fair value of approximately $494 million, the repayment of $300 million of Secured Notes outstanding, as well as a commitment to purchase up to $300 million of Delayed Draw First Lien Notes, as a TDR. The TDR did not result in a gain recognition, and we established new effective interest rates based on the revised cash flows and the remaining net carrying value of the 5.00% Senior Notes, Series I and Secured Notes.
The Company recognized $111 million in additional paid-in capital for the issuance of approximately 6 million shares of Class A Common Stock, reflecting the fair value of the shares, in exchange for Old Notes. The Company recognized $494 million in additional paid-in capital for the issuance of approximately 28 million shares of Class A Common Stock, reflecting the fair value of the shares, in exchange for 5.00% Senior Notes, Series I held by companies affiliated with SBG. The Company also issued 875 thousand shares of Class A Common Stock to a third party investor for cash proceeds of approximately $40 million, and recognized $34 million in additional-paid in capital, representing the fair market value of the Company's Class A Common Stock on the date of the SPA. The residual excess $6 million was accounted for as vendor consideration and included as a component of other current liabilities and other liabilities of $2 million and $3 million, respectively, as of September 30, 2023. The vendor consideration will be amortized over the 3-year term of a commercial arrangement entered into with the third party investor as a component of selling, general and administrative expenses on the accompanying unaudited Condensed Consolidated Statements of Operations.
The Company assessed all terms and features of the newly issued notes in connection with the 2023 Debt Restructuring Transactions (collectively, the "Exchange Notes") in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the Exchange Notes, including the exchange, put and call features. The Company determined that all features of the Exchange Notes were either clearly and closely related with a debt host and did not require bifurcation as a derivative liability, or the fair value of the feature was immaterial to the Company’s unaudited Condensed Consolidated Financial Statements as of September 30, 2023 due to there being no circumstances or events indicating the possibility of triggering those features being anything but remote.
Transaction costs
In connection with the 2023 Debt Restructuring Transactions, the Company incurred $10 million of costs on behalf of certain creditors related to newly issued notes and recognized them as a debt discount included, net of accumulated amortization, as a component of long-term debt, net, and $3 million of debt issuance costs related to the First Lien Notes, Series III and capitalized as a deferred financing cost and included, net of accumulated amortization, as a component of other assets, each on the accompanying unaudited Condensed Consolidated Balance Sheets. In addition, the $25 million backstop fee paid to the Ad Hoc Group in the form of newly issued First Lien Notes was recognized as a debt discount, net of accumulated amortization, as a component of long-term debt, net, on the accompanying unaudited Condensed Consolidated Balance Sheets. In August 2023, the Company paid SVF II and the Third Party Investor each a $6 million commitment fee upon the completion of the full issuance of the Delayed Draw Notes. Each of these deferred financing costs will be amortized as a component of interest expense through the maturity of the applicable debt on April 15, 2027.
The Company recognized $28 million of costs as a reduction of additional paid-in capital on the accompanying unaudited Condensed Consolidated Balance Sheets, including $6 million of equity issuance costs and $22 million of costs incurred on behalf of a related party.
The Company also incurred none and $12 million of transaction costs during the three and nine months ended September 30, 2023, respectively, which were recognized as a component of restructuring and other related (gains) costs on the accompanying unaudited Condensed Consolidated Statements of Operations.
First Lien Indenture — The First Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Issuers, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the "First Lien Notes Indenture"), governs three series of notes, each with the same terms: (i) the $525 million in aggregate principal amount of First Lien Notes, Series I (15.000%

First Lien Senior Secured PIK Notes due 2027, Series I), (ii) the up to $300 million in aggregate principal amount of First Lien Notes, Series II that may be issued and sold by the Issuers from time to time to SVF II (as defined below) pursuant to the First Lien NPA (as defined below) and (iii) the up to $175 million in aggregate principal amount of First Lien Notes, Series III that may be issued and sold by the Issuers from time to time to a third party investor (the “Third Party Investor”) pursuant to that certain Securities Purchase and Commitment Agreement, dated as of March 17, 2023 (the “Third Party SPA”), by and among the Company, the Issuers and the Third Party Investor.
The First Lien Notes will mature on August 15, 2027 and bear interest at a rate of 15.00% per annum, payable semi-annually in arrears, with 7.00% payable in cash and 8.00% payable in the form of PIK Interest. PIK Interest is payable on each interest date by increasing the aggregate principal amount of an outstanding global note or issuing additional PIK Notes under the First Lien Indenture (each as defined, and in accordance with the terms set forth, in the First Lien Notes Indenture).
The First Lien Notes and the related guarantees are secured by a first-priority security interest (subject to permitted liens) in the existing and future assets of the Issuers and the Subsidiary Guarantors (as defined below) (other than cash collateral for the Issuer’s letter of credit facilities and certain other exceptions) that secure the Issuer’s letter of credit facilities, the other secured notes and certain other secured indebtedness of the Issuers or any Subsidiary Guarantors in excess of a specified threshold, subject to permitted liens and certain exceptions described herein (the “Collateral”).
The First Lien Notes are guaranteed, jointly and severally, fully and unconditionally, on a senior first-priority basis by each of the Issuer’s wholly-owned restricted subsidiaries that guarantee the Issuer’s obligations under the senior letter of credit facility and junior letter of credit facility under the Credit Agreement, dated as of December 27, 2019 (as amended, waived or otherwise modified from time to time) and certain other subsidiaries of the Issuer (collectively, the “Subsidiary Guarantors”). In addition, the First Lien Notes are guaranteed fully and unconditionally, on a senior unsecured basis, by the Company.
Redemption
Prior to November 1, 2024, the Issuers may redeem the First Lien Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including PIK Interest), if any, to (but not including) the applicable redemption date, plus the applicable “make-whole” premium.
In addition, at any time and from time to time prior to November 1, 2024, the Issuer may redeem up to 35% of the aggregate principal amount of First Lien Notes at a redemption price equal to 115% of the principal amount thereof, plus accrued and unpaid interest (including PIK Interest), if any, to (but not including) the redemption date, with an amount not to exceed the net cash proceeds from certain equity offerings.
At any time and from time to time on or after November 1, 2024, the Issuer may redeem the First Lien Notes, in whole or in part, at redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including PIK Interest), if any, to (but not including) the applicable redemption date.
Change of Control
If a Change of Control (as defined in the First Lien Notes Indenture) occurs, the Issuer is required to make an offer to purchase all of the First Lien Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase.

Covenants and Events of Default
The terms of the First Lien Notes Indenture, among other things, substantially limit the Issuer’s ability to (i) declare or pay any dividend or make any distribution; (ii) purchase, redeem, or retire any equity interests of the Issuer held by persons other than the Issuer or a restricted subsidiary; (iii) make any principal payment on, or purchase, repurchase, redeem, or defease any restricted debt; or (iv) make any restricted investment. These covenants are subject to limited exceptions, limitations and qualifications that are described in the First Lien Notes Indenture.
The First Lien Notes Indenture provides for customary events of default (subject in certain cases to grace and cure periods), including with respect to payment defaults, failure to pay certain judgments and certain events of bankruptcy and insolvency. These events of default are subject to a number of important exceptions, limitations and qualifications that are described in the First Lien Notes Indenture.
Second Lien Notes Indenture — The terms of the Second Lien Notes are substantially similar to the terms of the First Lien Notes, except that: (i) the Second Lien Notes bear interest at a rate of 11.00% per annum, payable semi-annually in arrears, with 5.00% per annum payable in cash and 6.00% per annum payable in the form of PIK Interest (as defined, and in accordance with the terms set forth, in the Second Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Issuers, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, (ii) the Second Lien Notes are secured by a second-priority lien on the Collateral and (iii) at any time and from time to time on or after the issue date, the Issuer may redeem the Second Lien Notes, in whole or in part, at 101.0% of the principal amount thereof, plus accrued and unpaid interest (including PIK Interest), if any, to (but not including) the applicable redemption date.
Third Lien Notes Indenture — The terms of the Third Lien Notes are substantially similar to the terms of the First Lien Notes, except that: (i) the Third Lien Notes bear interest at a rate of 12.00% per annum, payable semi-annually in arrears solely in the form of PIK Interest (as defined, and in accordance with the terms set forth, in the Third Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Issuers, the guarantors party thereto, Delaware Trust Company (as successor to U.S. Bank Trust Company, National Association), as trustee, and U.S. Bank Trust Company, National Association, as collateral agent (the "Third Lien Notes Indenture")), (ii) the Third Lien Notes are secured by a third-priority lien on the Collateral and (iii) at any time and from time to time on or after the issue date, the Issuer may redeem the Third Lien Notes, in whole or in part, at 101.0% of the principal amount thereof, plus accrued and unpaid interest (including PIK Interest), if any, to (but not including) the applicable redemption date.
Second Lien Exchangeable Notes Indenture — The Second Lien Exchangeable Notes will mature on August 15, 2027 and bear interest at a rate of interest at a rate of 11.00% per annum, payable semi-annually in arrears, with 5.00% per annum payable in cash and 6.00% per annum payable in the form of PIK Interest (as defined, and in accordance with the terms set forth, in the Second Lien Exchangeable Notes Indenture, dated as of May 5, 2023, by and among the Issuers, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the "Second Lien Exchangeable Notes Indenture").
The Second Lien Exchangeable Notes and the related guarantees are secured by a second-priority security interest (subject to permitted liens) on the Collateral.
The Second Lien Exchangeable Notes are guaranteed, jointly and severally, fully and unconditionally, on a senior second-priority basis by the Subsidiary Guarantors. In addition, the Second Lien Exchangeable Notes are guaranteed fully and unconditionally, on a senior unsecured basis, by the Company.
Redemption
At any time and from time to time on or after the issue date, the Issuer may redeem the Second Lien Exchangeable Notes, in whole or in part, at 101.0% of the principal amount thereof, plus accrued and unpaid interest (including PIK Interest), if any, to (but not including) the applicable redemption date.

Change of Control
If a Change of Control (as defined in the Second Lien Exchangeable Notes Indenture) occurs, the Issuer is required to make an offer to purchase all of the Second Lien Exchangeable Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of purchase.
Covenants and Events of Default
The terms of the Second Lien Exchangeable Notes Indenture, among other things, substantially limit the Issuer’s ability to (i) declare or pay any dividend or make any distribution; (ii) purchase, redeem, or retire any equity interests of the Issuer held by persons other than the Issuer or a restricted subsidiary; (iii) make any principal payment on, or purchase, repurchase, redeem, or defease any restricted debt; or (iv) make any restricted investment. These covenants are subject to limited exceptions, limitations and qualifications that are described in the Second Lien Exchangeable Notes Indenture.
The Second Lien Exchangeable Notes Indenture provides for customary events of default (subject in certain cases to grace and cure periods), including with respect to payment defaults, failure to pay certain judgments and certain events of bankruptcy and insolvency. These events of default are subject to a number of important exceptions, limitations and qualifications that are described in the Second Lien Exchangeable Notes Indenture.
Exchange Mechanics
At any time prior to the close of business on the second scheduled trading day immediately preceding the final maturity date of the Second Lien Exchangeable Notes, holders of the Second Lien Exchangeable Notes shall have the right, at their option, to surrender for exchange all or a portion of the Second Lien Exchangeable Notes at the Exchange Rate (as defined in the Second Lien Exchangeable Notes Indenture). The Exchange Rate is initially set at 20.8215 shares of Class A Common Stock per $1,000 in principal amount exchanged, which reflects a price of $48.0272 per share of Class A Common Stock, which price is equal to 130% the Common Equity VWAP (as defined in the Second Lien Exchangeable Notes Indenture). The Exchange Rate is subject to customary adjustments and anti-dilution protections. The Issuer may satisfy its exchange obligation either solely in cash, with shares of Class A Common Stock of the Company or with a combination of cash and shares of Class A Common Stock of the Company.
On or after November 5, 2024, and at any time until the close of business on the second scheduled trading day immediately preceding the final maturity date of the Second Lien Exchangeable Notes, if at any time (i) Wholly Owned Net Cash and Cash Equivalents and availability under Debt Facilities (each as defined in the Second Lien Exchangeable Notes Indenture) existing on the issue date is greater than $250 million and (ii) the Daily VWAP (as defined in the Second Lien Exchangeable Notes Indenture) of the shares of Class A Common Stock for a least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days is greater than or equal to 250% of the Common Equity VWAP (as defined in the Second Lien Exchangeable Notes Indenture), the Issuer shall be required to exchange all of the then outstanding principal amount of Second Lien Exchangeable Notes at the Exchange Rate then in effect.
Third Lien Exchangeable Notes Indenture — The terms of the Third Lien Exchangeable Notes are substantially similar to the terms of the Second Lien Exchangeable Notes, except that: (i) the Third Lien Exchangeable Notes bear interest at a rate of 12.00% per annum, payable semi-annually in arrears solely in the form of PIK Interest (as defined, and in accordance with the terms set forth, in the Third Lien Exchangeable Notes Indenture) and (ii) the Third Lien Exchangeable Notes are secured by a third-priority lien on the Collateral.
First Lien NPA — In connection with the SoftBank Rollover, the Issuers and SVF II entered into that certain Master First Lien Senior Secured PIK Notes Note Purchase Agreement, dated as of May 5, 2023

(the “First Lien NPA”), pursuant to which the Issuers agreed to issue and sell, at their option, and SVF II agreed to purchase, from time to time, up to $300 million in aggregate principal amount of 15.00% First Lien Senior Secured PIK Notes due 2027, Series II (with interest per annum payable 7.00% in cash and 8.00% in PIK) (the “SoftBank Delayed Draw Notes”), issued under the First Lien Notes Indenture. The SoftBank Delayed Draw Notes have the same terms, and are issued under the same indenture, but as a separate series, as the First Lien Notes.
On October 2, 2023, the Company elected to withhold interest payments due on the First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes, Third Lien Notes and Third Lien Exchangeable Notes, and entered into a 30-day grace period provided for under the applicable indentures. On October 30, 2023, the Company and certain of its subsidiaries entered into a Notes Forbearance Agreement (the “Forbearance Agreement”), which became effective on the same day, with certain noteholders (collectively, the “Forbearing Noteholders”) beneficially owning more than 90% of the aggregate outstanding principal amount of First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes and Third Lien Exchangeable Notes (collectively, the “Forbearing Notes”). Pursuant to the Forbearance Agreement, subject to the terms and conditions set forth therein, the Forbearing Noteholders agreed to forbear from exercising any of their rights and remedies, including with respect to an acceleration, under the applicable indentures governing the Forbearing Notes or applicable law during the Forbearance Period (as defined in the Forbearance Agreement) as a result of the failure to make the interest payments on October 2, 2023. Prior to the expiration of the Forbearance Period, the Company commenced the Chapter 11 Cases.
In addition, on November 1, 2023, the Company elected to withhold interest payments due on the 7.875% Senior Notes and entered into a 30-day grace period provided for under the indenture governing such notes.
The filing of the Chapter 11 Cases constituted an event of default that accelerated and, as applicable, increased certain obligations under the First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes, Third Lien Notes and Third Lien Exchangeable Notes. Accordingly, all such debt obligations will be classified as current in the unaudited Condensed Consolidated Balance Sheets.
Any efforts to enforce such payment obligations are automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of such obligations are subject to the applicable provisions of the Bankruptcy Code.
Secured Notes — In November 2022, the Issuers, the Notes Purchaser and SVF II, entered into a second amendment to the Secured NPA pursuant to which, among other things and subject to the terms and conditions set forth therein, (i) the Commitment, Draw Period (each as defined in the Secured NPA), and maturity date of the Secured Notes were extended from February 12, 2024 to March 15, 2025 (such period from February 12, 2024 to March 15, 2025, the “Second Extension Period”), (ii) the maximum aggregate principal amount of Secured Notes subject to the Commitment or that may be issued and outstanding at any time was reduced to $500 million, subject to potential additional reductions to approximately $446 million during the Second Extension Period to take into account interest that may accrue and be payable in-kind during such period, (iii) the interest per annum payable on the Secured Notes outstanding during all or a portion of the Second Extension Period will increase from 7.50% to 11.00% during such period and such interest shall be payable in-kind during such period by increasing the principal amount of the Secured Notes then outstanding, (iv) the Notes Purchaser assigned its rights and obligations under the Secured NPA to SVF II and (v) the Company agreed to pay SVF II a commitment fee of $10 million. The Company has the ability to draw the Secured Notes under the Secured NPA until March 15, 2025. During the nine months ended September 30, 2023, the Issuers issued and sold $300 million of Secured Notes to SVF II under the Secured NPA. In May 2023, in connection with the 2023 Debt Restructuring Transactions described above, the Issuers redeemed $300 million of Secured Notes, and the Issuers and SVF II terminated SVF II’s existing $500 million commitment under the

Secured NPA.
Junior LC Tranche — In May 2022, WeWork Companies U.S. LLC (as successor to WeWork Companies LLC) entered into an amendment to the Credit Agreement (as defined and discussed in Note 19) pursuant to which, among other things, the existing 2020 LC Facility was amended and subdivided into the $1.25 billion Senior LC Tranche, which was then scheduled to automatically decrease to $1.05 billion in February 2023 and terminate in February 2024, and a $350 million Junior LC Tranche which was then scheduled to terminate in November 2023 (both as defined in Note 19). In December 2022, the Company entered into a further amendment to the Credit Agreement (as discussed in Note 19) pursuant to which, among other things, (i) the termination date of the existing Senior LC Tranche was extended to March 14, 2025, and (ii) the Senior LC Tranche was reduced to $1.1 billion, with a further decrease to $930 million on February 10, 2023. The amendments to the Credit Agreement were accounted for under ASC 470-50, Debt - Modifications and Extinguishments, whereby the unamortized deferred financing costs associated with all creditors under the Senior LC Tranche will be expensed in proportion to each creditor’s reduction in borrowing capacity. The remaining unamortized costs will be amortized over the term of the amended facility. In connection with the amendments to the Credit Agreement, $14 million of related costs were capitalized as a deferred financing cost and included, net of accumulated amortization, as a component of other assets on the accompanying unaudited Condensed Consolidated Balance Sheets as of September 30, 2023. In February 2023, the Company entered into a further amendment to the Credit Agreement (as discussed in Note 19) pursuant to which, among other things, the Junior LC Tranche was increased to $470 million and extended to terminate in March 2025, and the Senior LC Tranche was increased from $930 million to $960 million.
On October 30, 2023, WeWork Companies U.S. LLC (as successor to WeWork Companies LLC) entered into a satisfaction letter and forbearance agreement (the “Satisfaction Letter”) in respect of the Credit Agreement (as defined and discussed in Note 19) with SVF II, Goldman Sachs International Bank, as senior tranche administrative agent and shared collateral agent, Kroll Agency Services Limited, as junior tranche administrative agent, and certain other Credit Agreement issuing creditors and L/C participants party thereto. Pursuant to the Satisfaction Letter and the A&R Reimbursement Agreement (as defined and discussed in Note 19), SVF II paid and deposited cash collateral in an aggregate amount of approximately $1.5 billion in order to effect a Date of Full Satisfaction (as defined in the Credit Agreement) and became subrogated to the rights of the secured parties under the Credit Agreement. In November 2023, SVF II notified WeWork Companies U.S. LLC of approximately $178 million in respect of letter of credit draws SVF II had reimbursed as of such date, requiring WeWork Companies U.S. LLC to repay such amounts. Any efforts to enforce such payment obligations or rights of subrogation under the Satisfaction Letter and the A&R Reimbursement Agreement have been automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of such obligations are subject to the applicable provisions of the Bankruptcy Code. Pursuant to the Satisfaction Letter, WeWork Companies U.S. LLC acknowledged the termination of the L/C Commitments (as defined in the Credit Agreement) and cannot draw new letters of credit under the Credit Agreement.
Other Loans — As of September 30, 2023 and December 31, 2022, the Company had various other loans (the “Other Loans”) with outstanding principal amounts of $23 million and $25 million, respectively, and interest rates ranging from 3.3% and 20.555%, respectively. During the nine months ended September 30, 2023 and 2022, the Company repaid $9 million and $4 million, respectively, of principal and recorded no loss on extinguishment of debt in connection with the prepayment of principal of Other Loans.

Note 13. Fair Value Measurements
Recurring Fair Value Measurements
The Company’s assets and liabilities measured at fair value on a recurring basis consisted of the following:

	September 30, 2023
(Amounts in millions)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents — money market funds and time deposits	$8	$—	$—	$8
Total assets measured at fair value	$8	$—	$—	$8
Liabilities:
Warrant liabilities, net	$—	$—	$—	$—
Other liabilities - contingent consideration relating to acquisitions payable in cash	—	—	—	—
Total liabilities measured at fair value	$—	$—	$—	$—

	December 31, 2022
(Amounts in millions)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents — money market funds and time deposits	$27	$—	$—	$27
Total assets measured at fair value	$27	$—	$—	$27
Liabilities:
Warrant Liabilities, net	$—	$1	$—	$1
Other liabilities - contingent consideration relating to acquisitions payable in cash	—	—	1	1
Total liabilities measured at fair value	$—	$1	$1	$2

	Nine Months Ended September 30, 2023
(Amounts in millions)	Balance at Beginning of Period	Additions	Reclassification	Settlements	Change in Fair Value	Balance at End of Period
Liabilities:
Other current liabilities - contingent consideration relating to acquisitions payable in common stock	$—	$—	$—	$—	$—	$—
Other current liabilities - contingent consideration relating to acquisitions payable in cash	—	—	1	(1)	—	—
Other liabilities - contingent consideration relating to acquisitions payable in cash	1	—	(1)	—	—	—
Total	$1	$—	$—	$(1)	$—	$—

	Year Ended December 31, 2022
(Amounts in millions)	Balance at Beginning of Period	Additions	Settlements	Change in Fair Value	Balance at End of Period
Liabilities:
Other current liabilities - contingent consideration relating to acquisitions payable in common stock	$—	$3	$(1)	$(2)	$—
Other current liabilities - contingent consideration relating to acquisitions payable in cash	—	2	(2)	—	—
Other liabilities - contingent consideration relating to acquisitions payable in cash	—	1	—	—	1
Total	$—	$6	$(3)	$(2)	$1

The total gain (loss) from change in fair value of warrant liabilities included in the unaudited Condensed Consolidated Statements of Operations were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Selling, general and administrative expenses:
Level 3 liabilities	$—	$(1)	$—	$(1)
Other income (expense), net:
Level 2 liabilities	$(1)	$—	$—	$10

The valuation techniques and significant unobservable inputs used in the recurring fair value measurements categorized within Level 3 of the fair value hierarchy were as follows:

	September 30, 2023
	Fair Value (in millions)	Valuation Technique	Significant Unobservable Inputs	Range (Weighted Average)

Level 3 Liabilities:
Other current liabilities - contingent consideration relating to acquisitions	$—	Probability weighted cash flow	Probability adjustment	100%
Other liabilities - contingent consideration relating to acquisitions	$—	Probability weighted cash flow	Probability adjustment	100%

	December 31, 2022
	Fair Value (in millions)	Valuation Technique	Significant Unobservable Inputs	Range (Weighted Average)

Level 3 Liabilities:
Other current liabilities - contingent consideration relating to acquisitions	$—	Probability weighted cash flow	Probability adjustment	100%
Other liabilities - contingent consideration relating to acquisitions	$1	Probability weighted cash flow	Probability adjustment	100%
Other liabilities - IndiaCo share pledge	$—	Discounted cash flow	Risk-adjusted discount rate	12.3%

Due to the inherent uncertainty in the valuation process, the estimate of fair value of the Company’s assets and liabilities may differ from values that would have been used had a ready market for the securities existed.
Nonrecurring Fair Value Measurements
Non-financial assets and liabilities measured at fair value in the unaudited Condensed Consolidated Financial Statements on a nonrecurring basis consist of certain investments, goodwill, intangibles and other long-lived assets on which impairment adjustments were required to be recorded during the period and assets and related liabilities held for sale which, if applicable, are measured at the lower of their carrying value or fair value less any costs to sell.
As of September 30, 2023, assets held for sale totaling $81 million and liabilities held for sale totaling $96 million are included in other current assets and other current liabilities, respectively, on the accompanying unaudited Condensed Consolidated Balance Sheets. As of December 31, 2022, assets held for sale totaling $52 million and liabilities held for sale totaling $83 million are included in other current assets and other current liabilities, respectively, on the accompanying unaudited Condensed Consolidated Balance Sheets. During the three and nine months ended September 30, 2023, there were $1 million and $5 million, respectively, of impairment charges recorded related to assets and liabilities classified as held for sale, determined to be Level 2 within the fair value hierarchy based primarily on respective contracts of sale. During the three and nine months ended September 30, 2022, there were no impairment charges recorded related to assets and liabilities classified as held for sale were determined to be Level 2 within the fair value hierarchy based primarily on respective contracts of sale.
The Company recorded impairment charges and other write-offs of certain other long-lived assets, impairing such assets to a carrying value of zero, for impairment charges totaling $236 million and $516 million during the three and nine months ended September 30, 2023, respectively. The Company recorded impairment charges and other write-offs of certain other long-lived assets, impairing such assets to a carrying value of zero, for impairment charges totaling $85 million and $168 million during the three and nine months ended September 30, 2022, respectively. During the three and nine months ended September 30, 2023, the Company also recorded impairment charges totaling $219 million and $278 million, respectively, relating to right-of-use assets and property and equipment with an as adjusted remaining carrying value totaling $1,885 million as of September 30, 2023, valued based on Level 3 inputs representing market rent data for the market the right-of-use assets are located in.

During the three and nine months ended September 30, 2022, the Company recorded an other-than-temporary impairment charge of none and $6 million, respectively, related to DSQ, an equity method investee. Based on the extent to which the market value of the Company's investment was less than its carrying value and the Company's intent not to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value, management determined that the decline in fair value was other than temporary in nature. This impairment charge was determined using a bid price (a Level 2 measurement) for the Company’s investments in DSQ, inclusive of the outstanding note receivable. In September 2022, the Company sold its investments in DSQ for proceeds of $46 million.
Other Fair Value Disclosures
The estimated fair value of the Company’s accounts receivable, accounts payable, and accrued expenses approximate their carrying values due to their short maturity periods. As of September 30, 2023, the estimated fair value of the Company’s long-term debt, excluding unamortized debt issuance costs, was approximately:

		September 30, 2023
(Amounts in millions)	Valuation Technique	Carrying Value(1)	Fair Value
Level 1:
First Lien Notes(1)	Recent trading activity	$1,235	$616
Second Lien Notes(1)	Recent trading activity	728	87
Level 3:
Second Lien Exchangeable Notes(1)	Binomial Lattice Model(2)	301	27
Third Lien Notes(1)	Discounted Cash Flow Model(2)	27	—
Third Lien Exchangeable Notes(1)	Binomial Model(2)	436	—
7.875% Senior Notes	Recent trading activity	164	—
5.000% Senior Notes	Recent trading activity	9	—

(1)Carrying value includes premium, net. See Note 12 for details.
(2)The Company used recent trading activity for the First Lien and Second Lien Notes and adjusted the fair value of each remaining tranche based on the previous quarter's valuation and recent trading activity of the First Lien and Second Lien Notes.
The Company assessed all terms and features of the newly issued notes in connection with the 2023 Debt Restructuring Transactions (collectively, the "Exchange Notes") in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the Exchange Notes, including the exchange, put and call features. The Company determined that all features of the Exchange Notes were either clearly and closely related with a debt host and did not require bifurcation as a derivative liability, or the fair value of the feature was immaterial to the Company’s unaudited Condensed Consolidated Financial Statements as of September 30, 2023 due to there being no circumstances or events indicating the possibility of triggering those features being anything but remote.
For the remainder of the Company's long-term debt, the carrying value approximated the fair value as of September 30, 2023.

Note 14. Revenue Recognition
Disaggregation of Revenue
The following table provides disaggregated detail of the Company's revenue by major source for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
ASC 606 membership and service revenue	$563	$610	$1,698	$1,693
ASC 842 rental and service revenue	226	205	775	670
Total membership and service revenue	789	815	2,473	2,363
Other revenue(1)	5	2	14	34
Total revenue	$794	$817	$2,487	$2,397

(1)During the three months ended September 30, 2023 and 2022, the Company recognized cost of revenue in the amount of $2 million and $2 million, respectively, and during the nine months ended September 30, 2023 and 2022, the Company recognized cost of revenue in the amount of $2 million and $17 million, respectively, in connection with the Company's former Powered by We on-site office design, development and management solutions and costs of providing various other products and services not directly related to the Company’s core space-as-a-service offerings, included in selling, general and administrative expenses on the unaudited Condensed Consolidated Statements of Operations.
Contract Balances
The following table provides information about contract assets and deferred revenue from contracts with customers recognized in accordance with ASC 606:

	September 30,	December 31,
(Amounts in millions)	2023	2022
Contract assets (included in Accounts receivable and accrued revenue, net)	$—	$1
Contract assets (included in Other current assets)	9	7
Contract assets (included in Other assets)	12	17
Deferred revenue	(45)	(51)

Revenue recognized in accordance with ASC 606 during the nine months ended September 30, 2023 and 2022 included in Deferred revenue as of January 1 of the respective years was $26 million and $24 million.
Assets Recognized from the Costs to Obtain a Contract with a Customer
Prepaid member referral fees and deferred sales incentive compensation were included in the following financial statement line items on the accompanying unaudited Condensed Consolidated Balance Sheets:

	September 30,	December 31,
(Amounts in millions)	2023	2022
Prepaid expenses	$43	$55
Other assets	17	21

The amortization of these costs is included as a component of selling, general and administrative expenses in the accompanying unaudited Condensed Consolidated Statements of Operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Amortization of capitalized costs to obtain a contract with a customer	$20	$23	$65	$66

Allowance for Credit Loss
The following table provides a summary of changes of the allowance for credit loss for the nine months ended September 30, 2023 and the year ended December 31, 2022:

	September 30,	December 31,
(Amounts in millions)	2023	2022
Balance at beginning of period	$13	$63
Provision charged to expense	7	4
Write-offs	(8)	(19)
Changes for member collectability uncertainty	(3)	(33)
Effect of foreign currency exchange rate changes	—	(2)
Balance at end of period	$9	$13

Remaining Performance Obligations
The aggregate amount of the transaction price allocated to the Company's remaining performance obligations that represent contracted customer revenues that have not yet been recognized as revenue as of September 30, 2023, that will be recognized as revenue in future periods over the life of the customer contracts in accordance with ASC 606 was over $1.4 billion. Over half of the remaining performance obligation as of September 30, 2023 is scheduled to be recognized as revenue within the next twelve months, with the remaining to be recognized over the remaining life of the customer contracts, the longest of which extends through 2032.
Approximate future minimum lease cash flows to be received over the next five years and thereafter for non-cancelable membership agreements accounted for as leases in accordance with ASC 842 in effect at September 30, 2023 were as follows:

(Amounts in millions)	ASC 842 Revenue
2023	$206
2024	490
2025	193
2026	66
2027	35
2028 and beyond	52
Total	$1,042

The combination of the remaining performance obligation to be recognized as revenue under ASC 606 plus the remaining future minimum lease cash flows of the Company’s member contracts that qualify as leases is comparable to what the Company has historically referred to as “Committed Revenue Backlog”, which totaled over $2.4 billion as of September 30, 2023 and over $2.5 billion as of December 31, 2022. The Company has excluded from these amounts contracts with variable consideration where revenue is recognized using the right to invoice practical expedient.
Note 15. Leasing Arrangements

The components of total real estate operating lease cost for leases recorded under ASC 842 were as follows:

	Three Months Ended September 30, 2023
	Reported in:
			Selling,	Restructuring
	Location	Pre-opening	General and	and Other
(Amounts in millions)	Operating Expenses	Location Expenses	Administrative Expenses	Related (Gains) Costs	Total
Lease cost contractually paid or payable for the period	$616	$2	$3	$24	$645
Non-cash GAAP straight-line lease cost	11	2	—	3	16
Amortization of lease incentives	(62)	—	—	(2)	(64)
Total real estate operating lease cost	$565	$4	$3	$25	$597
Early termination fees and related (gain)/loss	$—	$—	$—	$(61)	$(61)

	Nine Months Ended September 30, 2023
	Reported in:
			Selling,	Restructuring
	Location	Pre-opening	General and	and Other
(Amounts in millions)	Operating Expenses	Location Expenses	Administrative Expenses	Related (Gains) Costs	Total
Lease cost contractually paid or payable for the period	$1,862	$11	$10	$78	$1,961
Non-cash GAAP straight-line lease cost	48	9	—	9	66
Amortization of lease incentives	(194)	(2)	—	(8)	(204)
Total real estate operating lease cost	$1,716	$18	$10	$79	$1,823
Early termination fees and related (gain)/loss	$—	$—	$—	$(318)	$(318)

	Three Months Ended September 30, 2022
	Reported in:
			Selling,
	Location	Pre-opening	General and	Restructuring
(Amounts in millions)	Operating Expenses	Location Expenses	Administrative Expenses	and Other Related Costs	Total
Lease cost contractually paid or payable for the period	$613	$19	$4	$15	$651
Non-cash GAAP straight-line lease cost	29	5	1	1	36
Amortization of lease incentives	(67)	(3)	—	(1)	(71)
Total real estate operating lease cost	$575	$21	$5	$15	$616
Early termination fees and related (gain)/loss	$—	$—	$—	$(60)	$(60)

	Nine Months Ended September 30, 2022
	Reported in:
			Selling,
	Location	Pre-opening	General and	Restructuring
(Amounts in millions)	Operating Expenses	Location Expenses	Administrative Expenses	and Other Related Costs	Total
Lease cost contractually paid or payable for the period	$1,860	$80	$12	$36	$1,988
Non-cash GAAP straight-line lease cost	89	35	1	7	132
Amortization of lease incentives	(203)	(13)	(1)	(3)	(220)
Total real estate operating lease cost	$1,746	$102	$12	$40	$1,900
Early termination fees and related (gain)/loss	$—	$—	$—	$(264)	$(264)

The Company's total ASC 842 operating lease costs included both fixed and variable components as follows:

	Three Months Ended September 30, 2023
	Reported in:
			Selling,	Restructuring
	Location	Pre-opening	General and	and Other
(Amounts in millions)	Operating Expenses	Location Expenses	Administrative Expenses	Related (Gains) Costs	Total
Fixed real estate lease costs	$443	$3	$3	$23	$472
Fixed equipment and other lease costs	—	—	—	—	—
Total fixed lease costs	$443	$3	$3	$23	$472
Variable real estate lease costs	$122	$1	$—	$2	$125
Variable equipment and other lease costs	2	—	—	—	2
Total variable lease costs	$124	$1	$—	$2	$127

	Nine Months Ended September 30, 2023
	Reported in:
			Selling,	Restructuring
	Location	Pre-opening	General and	and Other
(Amounts in millions)	Operating Expenses	Location Expenses	Administrative Expenses	Related (Gains) Costs	Total
Fixed real estate lease costs	$1,367	$15	$9	$72	$1,463
Fixed equipment and other lease costs	—	—	—	—	—
Total fixed lease costs	$1,367	$15	$9	$72	$1,463
Variable real estate lease costs	$349	$3	$1	$7	$360
Variable equipment and other lease costs	3	—	—	—	3
Total variable lease costs	$352	$3	$1	$7	$363

	Three Months Ended September 30, 2022
	Reported in:
			Selling,
	Location	Pre-opening	General and	Restructuring
(Amounts in millions)	Operating Expenses	Location Expenses	Administrative Expenses	and Other Related Costs	Total
Fixed real estate lease costs	$479	$18	$4	$9	$510
Fixed equipment and other lease costs	—	—	—	—	—
Total fixed lease costs	$479	$18	$4	$9	$510
Variable real estate lease costs	$95	$3	$1	$6	$105
Variable equipment and other lease costs	1	—	—	—	1
Total variable lease costs	$96	$3	$1	$6	$106

	Nine Months Ended September 30, 2022
	Reported in:
			Selling,
	Location	Pre-opening	General and	Restructuring
(Amounts in millions)	Operating Expenses	Location Expenses	Administrative Expenses	and Other Related Costs	Total
Fixed real estate lease costs	$1,442	$89	$11	$32	$1,574
Fixed equipment and other lease costs	—	—	—	—	—
Total fixed lease costs	$1,442	$89	$11	$32	$1,574
Variable real estate lease costs	$304	$13	$1	$8	$326
Variable equipment and other lease costs	3	—	—	—	3
Total variable lease costs	$307	$13	$1	$8	$329

The Company also has certain leases accounted for as finance leases. Total lease costs for finance leases were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Depreciation and amortization	$—	$—	$2	$2
Interest expense	—	2	2	4
Total	$—	$2	$4	$6

The below table presents the lease related assets and liabilities recorded on the accompanying unaudited Condensed Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022, as recorded in accordance with ASC 842:

		September 30,	December 31,
(Amounts in millions)	Balance Sheet Captions	2023	2022
Assets:
Operating lease right-of-use assets	Lease right-of-use assets, net	$8,594	$11,243
Finance lease right-of-use assets(1)	Property and equipment, net	15	46
Total leased assets		$8,609	$11,289
Liabilities:
Current liabilities
Operating lease liabilities	Current lease obligations	$903	$931
Finance lease liabilities	Current lease obligations	3	5
Total current liabilities		906	936
Non-current liabilities
Operating lease obligations	Long-term lease obligations	12,445	15,565
Finance lease obligations	Long-term lease obligations	5	33
Total non-current liabilities		12,450	15,598
Total lease obligations		$13,356	$16,534

(1)Finance lease right-of-use assets are recorded net of accumulated amortization of $13 million and $26 million as of September 30, 2023 and December 31, 2022, respectively.
The weighted average remaining lease term and weighted average discount rate for operating and finance leases as of September 30, 2023 and December 31, 2022 were as follows:

	September 30, 2023		December 31, 2022
	Operating	Finance	Operating	Finance
Weighted average remaining lease term (in years)	11	3	12	8
Weighted average discount rate percentage	11.4%	12.4%	9.3%	7.5%

The Company's aggregate annual lease obligations relating to non-cancelable finance and operating leases in possession as of September 30, 2023 as presented in accordance with ASC 842:

	Finance	Operating
(Amounts in millions)	Leases	Leases	Total
Remainder of 2023	$1	$624	$625
2024	4	2,109	2,113
2025	3	2,170	2,173
2026	3	2,185	2,188
2027	2	2,177	2,179
2028 and beyond	—	13,936	13,936
Total undiscounted fixed minimum lease cost payments	13	23,201	23,214
Less: Amount representing lease incentive receivables, net(1)	—	(99)	(99)
Less: Amount representing interest	(5)	(9,666)	(9,671)
Present value of future lease payments	8	13,436	13,444
Less: Obligations classified as held for sale	—	(88)	(88)
Less: Current portion of lease obligation	(3)	(903)	(906)
Total long-term lease obligation	$5	$12,445	$12,450

(1)Lease incentive receivables primarily represent amounts expected to be received by the Company relating to payments for leasehold improvements that are reimbursable pursuant to lease provisions with relevant landlords and receivables for broker commissions earned for negotiating certain of the Company’s leases. Lease incentive receivables are presented net of deferred tenant incentives for contingent lease arrangements of $35 million as of September 30, 2023.
The future undiscounted fixed minimum lease cost payments for the leases presented above exclude approximately an additional $298 million relating to executed non-cancelable leases that the Company has not yet taken possession of as of September 30, 2023. See Note 14 for details on non-cancellable membership agreements recognized in accordance with ASC 842.
Note 16. Stockholders' Equity
Amended Certificate of Incorporation
In April 2023, in connection with the 2023 Debt Restructuring Transactions, the Company obtained the approval of its stockholders at a special meeting to, among other things, adopt a certificate of amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to increase the total number of shares of Class A Common Stock that the Company has the authority to issue from 1,500,000,000 shares to 4,874,958,334 shares. Following such approval, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware.
Amended and Restated Stockholders Agreement
In May 2023, the Company entered into an Amended and Restated Stockholders Agreement, by and among the Company, SVF Endurance (Cayman) Limited ("SVF I"), SVF II WW Holdings (Cayman) Limited (“SVF II WW Holdings”), and Benchmark Capital Partners VII (AIV), L.P. (the “Benchmark Investor” and together with SVF I and SVF II WW Holdings, the “Stockholders” and each a “Stockholder”) (the “Amended and Restated Stockholders Agreement”), which amended and restated the Company’s existing Stockholders Agreement, dated as of October 20, 2021.
The Amended and Restated Stockholders Agreement provides, among other things, that:
•if, at any time the number of directors entitled to be designated by a Stockholder decreases, then such Stockholder and the Company shall take all Necessary Action (as defined in the Amended and Restated Stockholders Agreement) to cause a sufficient number of directors designated by such Stockholder to resign from the Board at or prior to the end of such designated director’s term as may be determined by the Independent Directors (as defined in the Amended and Restated Stockholders Agreement),
•if a vacancy on the Board arises as a result of (x) the Benchmark Investor or Insight Partners losing their Board designation rights or declining to exercise such rights, (y) the designation rights of SVF I or SVF II WW Holdings stepping down in accordance with the terms of the Amended and Restated Stockholders Agreement or (z) the death, removal or resignation of a director who was not nominated by any of the Stockholders, then such ensuing vacancy in each case shall be filled by a majority vote of the Independent Directors or a committee consisting entirely of Independent Directors,
•so long as SVF I and SVF II WW Holdings collectively hold a number of shares of Class A common stock and Class C common stock of the Company representing in excess of 49.90% of the then-outstanding voting securities of the Company, SVF I and SVF II WW Holdings shall take all Necessary Action to cause certain voting restrictions set forth in the Company's Second Amended and Restated Certificate of Incorporation to remain in full force and effect,
•so long as SVF I and SVF II WW Holdings collectively hold a number of shares of Class A common stock and Class C common stock of the Company representing at least 25% of the then-outstanding voting securities of the Company, (i) SVF I and SVF II WW Holdings are prohibited from taking any external actions to acquire the Company, or increasing their respective ownership of the Company’s voting securities, without first discussing such transaction with the Independent Directors, including as to the use of appropriate protections in such transaction for the potential benefit of the Company’s stockholders other than SVF I and SVF II WW Holdings and (ii) the Company shall not, without the approval of a majority of the Independent Directors, amend, modify, supplement or waive any material terms of the Company’s related party transaction policy.
Debt Restructuring Transaction
In connection with the Debt Restructuring Transaction the Company recognized $111 million in additional paid-in capital for the issuance of approximately 6 million shares of Class A Common Stock, reflecting the fair value of the shares, in exchange for Old Notes. The Company recognized $494 million in additional paid-in capital for the issuance of approximately 28 million shares of Class A Common Stock, reflecting the fair value of the shares, in exchange for 5.00% Senior Notes, Series I held by companies affiliated with SBG. The Company also issued 875 thousand shares of Class A Common Stock to a third party investor for cash proceeds of approximately $40 million, and recognized $34 million in additional-paid in capital, representing the fair market value of the Company's Class A Common Stock on the date of the SPA. The residual excess $6 million was accounted for as vendor consideration and included as a component of other current liabilities and other liabilities of $2 million and $3 million, respectively, as of September 30, 2023. See Note 12 for additional details regarding the Debt Restructuring Transaction.
Reverse Stock Split
On August 18, 2023, the Company’s Board of Directors approved a one-for-forty reverse stock split, effective September 1, 2023, of its then outstanding common stock (the “Reverse Stock Split”) with any fractional shares resulting from the Reserve Stock Split rounded down to the next whole share of common stock. The Reverse Stock Split reduces the Company’s shares of outstanding common stock, warrants to purchase common stock, stock options to purchase common stock, profits interest units and RSUs. The par value and the authorized shares of the common stock were not adjusted as a result of the Reverse Stock Split. All references to share and per share amounts in the unaudited Condensed Consolidated Financial Statements and the related notes refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented. Additionally, all rights to receive shares of common stock under outstanding warrants, options, and RSUs were adjusted to give effect of the Reverse Stock Split. Furthermore proportional adjustments were made to the conversion and exercise prices of our outstanding warrants and stock options, and to the number of shares issuable under our 2021 Equity Plan in connection with the Reverse Stock Split.

Note 17. Stock-Based Compensation
Stock‑Based Compensation Expense - The stock-based compensation expense related to employees and non-employee directors recognized for the following instruments and transactions were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Service-based restricted stock units	$5	$10	$13	$28
Service-based vesting stock options(1)	—	2	1	6
Service, performance and market-based vesting restricted stock units(2)	—	1	(1)	5
Service, performance and market-based vesting stock options(2)	—	—	(2)	—
Total	$5	$13	$11	$39

(1)Includes none and $0.2 million of stock-based compensation expense recognized during the three months ended and nine months ended September 30, 2023, respectively, for service-based option awards granted by the LatamCo subsidiary under the 2022 LatamCo ESOP.
(2)Includes reversals of previously recorded stock-based compensation expense of $3 million and $1 million, for unvested options and unvested RSUs, respectively, that were forfeited during the nine months ended September 30, 2023, and $1 million for unvested options that were forfeited during the three months ended September 30, 2023. Includes a reversal of stock-based compensation expense recorded of $5 million and $1 million for unvested options and unvested RSUs, respectively, that were forfeited during the nine months ended September 30, 2022, and $1 million for unvested options that were forfeited during the three months ended September 30, 2022. Further, $1 million of previously recorded stock based compensation expense related to performance RSUs was reversed during the three and nine months ending September 30, 2022 due to the fair value reassessment of the performance conditions.
The stock-based compensation expense related to employees and non-employee directors are reported in the following financial statement line items:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Location operating expenses	$1	$1	$3	$5
Selling, general and administrative expenses	4	12	8	34
Total stock-based compensation expense	$5	$13	$11	$39

During the nine months ended September 30, 2023, the Company granted 682 thousand service-based restricted stock units to employees that vest in three equal installments over a period of three years, subject to the employee's continued employment with the company.
Note 18. Net Loss Per Share
We compute net loss per share attributable to common stock under the two-class method required for multiple classes of common stock and participating securities. Accordingly, based on voting, liquidation and dividend rights, the Class A common stock share in our net losses. Although the shares of Class C common stock are a non-economic interest and do not share in our net losses, they are considered dilutive shares of Class A common stock because such shares can be exchanged into shares of Class A common stock. If the shares of Class C common stock correspond to WeWork Partnership Class A common units, the shares of Class C common stock (together with the corresponding WeWork Partnership Class A common units) can be exchanged for (at the Company's election) shares of Class A common stock on a one-for-one basis, or cash of an equivalent value. If the shares of Class C common stock correspond to WeWork Partnerships Profits Interests Units and the value of the WeWork Partnership has increased above the applicable aggregate distribution threshold of the Units, the shares of Class C common stock (together with the corresponding WeWork Partnerships Profits Interests Units) can be exchanged for (at the Company's election) a number of shares of Class A common stock based on the value of a share of Class A common stock on the exchange date to the applicable per-unit distribution threshold, or cash of an equivalent value. Accordingly, only the Class A common stock share in the Company's net losses.
Basic net loss per share is computed by dividing net loss attributable to WeWork Inc. attributable to its Class A common stockholders by the weighted-average number of shares of its Class A common stock outstanding during the period. As of September 30, 2023, the warrants held by SoftBank and SoftBank affiliates are exercisable at any time for nominal consideration, therefore, the shares issuable upon the exercise of the warrants are considered outstanding for the purpose of calculating basic and diluted net loss per share attributable to common stockholders. Accordingly, the calculation of weighted-average common shares outstanding includes 1,311,701 and 1,378,800 shares issuable upon exercise of the warrants for the three and nine months ended September 30, 2023, respectively, and 1,399,474 and 1,400,338 shares issuable upon exercise of the warrants for the three and nine months ended September 30, 2022, respectively.
For the computation of diluted net loss per share, net loss per share attributable to common stockholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans. Diluted net loss per share attributable to common stockholders is computed by dividing the resulting net loss attributable to WeWork Inc. attributable to its Class A common stockholders by the weighted-average number of fully diluted common shares outstanding. In the three and nine months ended September 30, 2023 and 2022, the Company's potential dilutive shares were not included in the computation of diluted net loss per share as the effect of including these shares in the computation would have been anti-dilutive.
The numerators and denominators of the basic and diluted net loss per share computations for WeWork's common stock are calculated as follows for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions, except share and per share amounts)	2023	2022	2023	2022
Numerator:
Net loss attributed to WeWork Inc.	$(788)	$(568)	$(1,401)	$(1,580)
Net loss attributable to Class A Common Stockholders - basic	$(788)	$(568)	$(1,401)	$(1,580)
Net loss attributable to Class A Common Stockholders - diluted	$(788)	$(568)	$(1,401)	$(1,580)
Denominator:
Basic shares:
Weighted-average shares - Basic	54,067,614	19,059,605	38,114,174	19,030,384
Diluted shares:
Weighted-average shares - Diluted	54,067,614	19,059,605	38,114,174	19,030,384
Net loss per share attributable to Class A Common Stockholders:
Basic	$(14.57)	$(29.80)	$(36.76)	$(83.03)
Diluted	$(14.57)	$(29.80)	$(36.76)	$(83.03)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period. These amounts represent the number of instruments outstanding at the end of each respective period.

	Nine Months Ended September 30,
	2023	2022
Warrants	23,873,390	23,873,390
Exchangeable notes (Note 12)	9,518,028	—
RSUs	505,275	403,053
Partnership Units	497,400	497,400
Stock options	134,804	346,095
Contingent shares	6,892	12,863
WeWork Partnerships Profits Interest Units	1,049	1,049

Note 19. Commitments and Contingencies
Prior Credit Facilities and Standalone LC Arrangements — In November 2015, the Company amended and restated its existing credit facility (the "2019 Credit Facility") to provide up to $650 million in revolving loans and letters of credit, subject to certain financial and other covenants. At various points during 2016 through 2019, the Company executed amendments to the credit agreement governing the 2019 Credit Facility which amended certain of the financial and other covenants. In November 2017 and as later amended, the Company entered into a new letter of credit facility (the "2019 LC Facility") pursuant to the letter of credit reimbursement agreement that provided an additional $500 million in availability of standby letters of credit. In May 2019, the Company entered into an additional letter of credit reimbursement agreement that provided for an additional $200 million in availability of standby letters of credit.
In conjunction with the availability of the 2020 LC Facility (described below), the 2019 Credit Facility and the 2019 LC Facility were terminated in February 2020. As of September 30, 2023 and December 31, 2022, $6 million remains outstanding in a letter of credit issued under the 2019 LC Facility and is secured by a new letter of credit issued under the Senior LC Tranche.
The Company has also entered into various other letter of credit arrangements, the purpose of which is to guarantee payment under certain leases entered into by JapanCo and other fully owned subsidiaries. There was $2 million and $3 million of standby letters of credit outstanding under these other arrangements that are secured by none and $3 million of restricted cash at September 30, 2023 and December 31, 2022, respectively.
Credit Agreement and Reimbursement Agreement — On December 27, 2019, WeWork Companies U.S. LLC (as successor to WeWork Companies LLC) entered into the Credit Agreement (as amended, waived or otherwise modified from time to time, the "Credit Agreement"). The Credit Agreement initially provided for a $1.75 billion senior secured letter of credit reimbursement facility (the "2020 LC Facility"), which was made available on February 10, 2020, for the support of WeWork Companies U.S. LLC's or its subsidiaries' obligations. As described further below, in May 2022, the existing 2020 LC Facility was amended and subdivided into a $1.25 billion senior tranche letter of credit facility (the "Senior LC Tranche"), which was then scheduled to automatically decrease to $1.05 billion in February 2023 and terminate in February 2024, and a $350 million junior tranche letter of credit facility (the "Junior LC Tranche"), which was then scheduled to terminate in November 2023. In December 2022, the Credit Agreement was further amended to, among other things, (i) extend the termination date of the existing Senior LC Tranche to March 14, 2025, and (ii) reduce the Senior LC Tranche to $1.1 billion, with a further decrease to $930 million on February 10, 2023. In February 2023, WeWork Companies U.S. LLC entered into a further amendment to the Credit Agreement pursuant to which, among other things, the Junior LC Tranche was increased to $470 million, and extended to terminate in March 2025, and the Senior LC Tranche was increased from $930 million to $960 million.
As of September 30, 2023, approximately $909 million of standby letters of credit were outstanding and undrawn under the Senior LC Tranche, with no additional letters of credit available to be issued thereunder following the entry into the Satisfaction Letter (as defined below).

On March 25, 2021, the Company and SBG entered into a letter agreement (the “Credit Support Letter”) pursuant to which SBG committed to consent to an extension of the termination date of the 2020 LC Facility from February 10, 2023 to no later than February 10, 2024 (the "LC Facility Extension"), subject to the terms and conditions set forth therein. In November 2021, the parties amended the Credit Support Letter (as so amended, the “Amended Credit Support Letter”), pursuant to which SBG agreed to consent to a reduction of the total commitment under the 2020 LC Facility from $1.75 billion to $1.25 billion starting on February 10, 2023 and to an extension of the commitment under the Senior Secured NPA for up to $500 million from February 12, 2023 to February 12, 2024.
On May 10, 2022, the Company and the other parties thereto entered into the Fourth Amendment to the Credit Agreement (the "Fourth Amendment to the Credit Agreement") pursuant to which the then existing facilities under the Credit Agreement were amended and subdivided into a $1.25 billion Senior LC Tranche, which was scheduled to decrease to $1.05 billion in February 2023, and the $350 million Junior LC Tranche. The letter of credit under the Junior LC Tranche was issued and drawn for the benefit of WeWork Companies U.S. LLC in full upon effectiveness of the Fourth Amendment to the Credit Agreement. At the time of entry into the Fourth Amendment to the Credit Agreement, the termination date of the Junior LC Tranche was November 30, 2023 and the termination date of the Senior LC Tranche was February 9, 2024. Following the entry into the Fourth Amendment to the Credit Agreement, the reimbursement obligations under the Junior LC Tranche bore interest at the Term SOFR Rate (as defined in the Credit Agreement), with a floor of 0.75%, plus 6.50%, with an option to convert all or a portion of the outstanding obligations to the ABR (as defined in the Fourth Amendment to the Credit Agreement) plus 5.50% on or after August 10, 2022. As a result of the Fourth Amendment to the Credit Agreement, the reimbursement obligations under the Junior LC Tranche were voluntarily repayable at any time, subject to a prepayment fee such that the minimum return to the letter of credit participants under the Junior LC Tranche on the Junior LC Tranche reimbursement obligations was an amount equal to the sum of 6.50% (the Applicable Margin of the Junior LC Tranche reimbursement obligations) and 2.00% of the total principal amount of the Junior LC Tranche reimbursement obligations, as set forth in the Fourth Amendment to the Credit Agreement. Obligations of WeWork Companies U.S. LLC and its restricted subsidiaries under the Junior LC Tranche are subordinated in right of payment to the obligations under the Senior LC Tranche to the extent of the value of the collateral securing such obligations.
In December 2022, the Company and the other parties thereto entered into the Fifth Amendment to the Credit Agreement (the "Fifth Amendment to the Credit Agreement") to, among other things, (i) extend the termination date of the Senior LC Tranche to March 14, 2025, (ii) replace SBG with SVF II as an obligor with respect to the Senior LC Tranche and (iii) reduce the Senior LC Tranche to $1.1 billion, with a subsequent automatic decrease to $930 million on February 10, 2023. The reimbursement obligations under the Senior LC Tranche were amended to an amount equal to the sum of (i) 6.00% - 6.75%, based on the relevant Rating Level Period (as defined in the Fifth Amendment to the Credit Agreement), and (ii) 2.00% of the total principal amount of the Senior LC Tranche reimbursement obligations, as set forth in the Fifth Amendment to the Credit Agreement. The Fifth Amendment to the Credit Agreement provided for the resignation of SBG as the obligor and assumption by SVF II of all of SBG's obligations with respect to the Senior LC Tranche. The Fifth Amendment to the Credit Agreement provided that the total senior letter of credit tranche commitments may be increased to an amount not to exceed $1.25 billion until February 10, 2023 and $1.05 billion thereafter with additional commitments. The Fifth Amendment to the Credit Agreement also provides that if letter of credit reimbursements under the senior letter of credit tranche are made by SVF II, the commitments in respect of the senior letter of credit tranche will be reduced by a corresponding amount.
In February 2023, the Company and the other parties thereto entered into the Sixth Amendment to the Credit Agreement. Pursuant to the Sixth Amendment to the Credit Agreement, among other things, (i) additional commitments were received or obtained from ONEIM Fund I LP ("Incoming Junior LC Tranche Participant"), increasing the Junior LC Tranche by $120 million to $470 million, (ii) the termination date of the Junior LC Tranche was extended from November 30, 2023 to March 7, 2025, (iii) the interest margin applicable to the Junior LC Tranche was increased from 6.50% to 9.90% for reimbursement obligations, and (iv) the Senior LC Tranche was increased from $930 million to $960 million. The Company recognized the Sixth Amendment to the Credit Agreement under ASC 470 as an extinguishment of the original $350 million reimbursement obligation with the exiting creditors paid in full, and a new issuance of a $470 million reimbursement obligation to the new creditors, including the Incoming Junior Tranche Participant. The $470 million Junior LC tranche was drawn in full for the benefit of WeWork Companies U.S. LLC upon effectiveness of the Sixth Amendment to the Credit Agreement. The reimbursement obligations under the Junior LC Tranche remain voluntarily repayable at any time, subject to a prepayment fee in connection with prepayments made during the 18 months following the date of the Sixth Amendment to the Credit Agreement, in the amount of the net present value of interest that would have accrued on such amounts prepaid from the prepayment date to the date that is 18 months following the date of the Sixth Amendment to the Credit Agreement, discounted by the Federal Funds Effective Rate (as defined in the Credit Agreement).
In September 2023, the Company and the other parties thereto entered into the Seventh Amendment to the Credit Agreement. Pursuant to the Seventh Amendment to the Credit Agreement, SoftBank Group Overseas, a Japanese limited liability company, was added as a limited liability partner of SVF II.
During the three months ended September 30, 2023 and 2022, the Company recognized $19 million and $8 million, respectively, in interest expense in connection with the Junior LC Tranche. During the nine months ended September 30, 2023 and 2022, the Company recognized $49 million and $12 million, respectively, in interest expense in connection with the Junior LC Tranche. During the nine months ended September 30, 2023, the Company recognized $10 million of extinguishment of debt expense in connection with the Sixth Amendment to the Credit Agreement including a $7 million write-off of unamortized deferred financing costs and a $3 million prepayment premium, included as a component of interest expense in the unaudited Condensed Consolidated Statements of Operations.
The Company's gross proceeds of $470 million from the issuance of the Junior LC Tranche were recorded net of unamortized debt issuance costs of $10 million in long term debt, net on the accompanying unaudited Condensed Consolidated Balance Sheets as of September 30, 2023.
The letter of credit facilities under the Credit Agreement are guaranteed by substantially all of the domestic wholly-owned subsidiaries of WeWork Companies U.S. LLC (collectively, the “Guarantors”) and are secured by substantially all the assets of WeWork Companies U.S. LLC and the Guarantors, in each case, subject to customary exceptions, with the obligations under the Junior LC Tranche subordinated to the obligations under the Senior LC Tranche to extent of the value of the collateral securing such obligations. The Credit Agreement and related documentation contain customary reimbursement provisions, representations, warranties, events of default and affirmative covenants (including with respect to cash management) for letter of credit facilities of this type. The negative covenants applicable to WeWork Companies U.S. LLC and its Restricted Subsidiaries (as defined in the Credit Agreement) are limited to cash management requirements and restrictions on liens (subject to exceptions substantially consistent with the indenture governing the 7.875% Senior Notes), changes in line of business, incurrence of "layering" indebtedness, and disposition of all or substantially all of the assets of WeWork Companies U.S. LLC.
Certain of our outstanding letters of credit under the Senior LC Tranche include annual renewal provisions under which the issuing banks can elect not to renew a letter of credit if the next annual renewal extends the LC period beyond March 14, 2025, the current termination date of the Senior LC Tranche. On November 15, 2023, subsequent to commencement of the Chapter 11 Cases, WeWork Companies U.S. LLC (the “Borrower”) entered into a commitment letter (together with all exhibits and schedules thereto, the “DIP Commitment Letter”) with Goldman Sachs International Bank (“Goldman Sachs”), JPMorgan Chase Bank, N.A. (“JPMorgan”, and together with Goldman Sachs, collectively, the “DIP LC Commitment Parties”) and SoftBank Vision Fund II-2 L.P. (“SVF” and, together with the DIP LC Commitment Parties, the “Commitment Parties”). Pursuant to the DIP Commitment Letter, and subject to the satisfaction of certain customary conditions, including the approval of the Bankruptcy Court (which has not been obtained at this time), the Commitment Parties committed, severally but not jointly, to provide the

Borrower with financing for (i) a first lien senior secured “last out” debtor-in-possession term loan “C” facility (the “DIP TLC Facility” and the commitments in respect of the DIP TLC Facility, the “Term C Loans”) to provide, in full on the date of effectiveness of the DIP TLC Facility, cash collateral for the DIP LC Facility (as defined below) and (ii) a first lien senior secured “first out” cash collateralized debtor-in-possession letter of credit facility for the issuance of standby letters of credit (the “DIP LC Facility” and, together with the DIP TLC Facility, the “DIP Facilities”) in the aggregate amount equal to 105% of the lesser of (x) $650 million plus certain credit exposure related to letters of credit in such aggregate face amount and (y) the aggregate U.S. Dollar face amount of letters of credit outstanding under the Borrower’s prepetition letter of credit facility, plus certain credit exposure related thereto, pursuant to which letters of credit may be available to issue, renew, replace, amend, extend or otherwise continue outstanding and unexpired letters of credit under the Credit Agreement.
The reimbursement obligations under the Junior LC Tranche (i) are secured, and therefore effectively senior in right of payment with the 7.875% Senior Notes, the 5.00% Senior Notes, and any existing and future senior unsecured indebtedness of the Company, (ii) are senior in right of payment to any existing and future subordinated obligations of the Company, and (iii) rank equally in right of payment with all secured indebtedness of the Company (other than the obligations under the Senior LC Tranche, to which the reimbursement obligations under the Junior LC Tranche are subordinated to the extent of the value of the collateral securing such obligations), including the Secured Notes, and are structurally subordinated to all liabilities of any subsidiary that does not guarantee the 2020 LC Facility.
The A&R Reimbursement Agreement
In connection with the entry into the Credit Agreement, WeWork Companies U.S. LLC (as successor to WeWork Companies LLC) also entered into a reimbursement agreement, dated as of February 10, 2020 (as amended, the "Company/SBG Reimbursement Agreement"), with SBG pursuant to which (i) SBG agreed to pay substantially all of the fees and expenses payable in connection with the Credit Agreement, (ii) the Company agreed to reimburse SBG for certain of such fees and expenses (including fronting fees up to an amount of 0.125% on the undrawn and unexpired amount of the letters of credit, plus any fronting fees in excess of 0.415% on the undrawn and unexpired amount of the letters of credit) as well as to pay SBG a fee of 5.475% on the amount of all outstanding letters of credit and (iii) the Guarantors agreed to guarantee the obligations of WeWork Companies U.S. LLC under the Company/SBG Reimbursement Agreement.
In December 2021, the Company/SBG Reimbursement Agreement was amended following the entry into the Amended Credit Support Letter to, among other things, change the fees payable by WeWork Companies U.S. LLC to SBG to (i) 2.875% of the face amount of letters of credit issued under the Credit Agreement (drawn and undrawn), payable quarterly in arrears, plus (ii) the amount of any issuance fees payable on the outstanding amounts under the Credit Agreement, which as of December 31, 2021, was equal to 2.6% of the face amount of letters of credit issued under the Senior LC Facility (drawn and undrawn). In May 2022, in connection with the Fourth Amendment to the Credit Agreement, the Company/SBG Reimbursement Agreement was amended to clarify that the payment obligations of certain fees and expenses in respect of the Junior LC Tranche related to the Fourth Amendment to the Credit Agreement are the responsibility of the Company and not SBG, as described above.
In December 2022, the Company, SBG and SVF II entered into an Amended and Restated Reimbursement Agreement (as further amended or otherwise modified from time to time, the "A&R Reimbursement Agreement"), which amended and restated the Company/SBG Reimbursement Agreement, to, among other things, (i) substitute SVF II instead of SBG with respect to the Senior LC Tranche, (ii) retain SBG's role with respect to the Junior LC Tranche and (iii) amend the fees payable by the Company such that no fees will be owed to SVF II in respect of the senior letter of credit issued through February 10, 2024 and thereafter fees will accrue at 7.045% of the face amount of the Senior LC Tranche, compounding quarterly and payable at the earlier of March 14, 2025 and termination or acceleration of the Senior LC Tranche.

In February 2023, the Company, SBG and SVF II entered into the First Amendment to the A&R Reimbursement Agreement to, among other things, substitute SVF II instead of SBG with respect to the Junior LC Tranche and adjust the Company's reimbursement rights and obligations to each party accordingly. In addition the amendment modified the fees payable by the Company under the A&R Reimbursement Agreement, such that no fee would be owed to SVF II in respect of the Junior LC Tranche through November 30, 2023 and thereafter fees would accrue at 6.5% of the aggregate reimbursement obligations thereunder, compounding quarterly and payable at the earlier of March 7, 2025 and termination or acceleration of the Junior LC Tranche. In September 2023, the Company, SBG and SVF II entered into the Second Amendment to the A&R Reimbursement Agreement, solely to allocate fees, costs and expenses payable under the corresponding amendment to the Credit Agreements to SVF II.
SVF II has reimbursed certain amounts in respect of letter of credit draws under the Credit Agreement to the issuing creditors of such letters of credit. As of September 30, 2023, WeWork Companies U.S. LLC had reimbursement obligations under the A&R Reimbursement Agreement of $29 million in respect of such reimbursements by SVF II. The Company recognized the $29 million reimbursement obligation as current debt as a component of current portion of long-term debt, net on the accompanying unaudited Condensed Consolidated Balance Sheets as of September 30, 2023, including $27 million payable to SVF II.
During the three months ended September 30, 2023 and 2022, the Company recognized $13 million and $14 million, respectively, in interest expense in connection with amounts payable to SBG or SVF II, as applicable, pursuant to the Company/SBG Reimbursement Agreement or the A&R Reimbursement Agreement, as applicable. During the nine months ended September 30, 2023 and 2022, the Company recognized $45 million and $47 million, respectively, in interest expense in connection with amounts payable to SBG or SVF II, as applicable, pursuant to the Company/SBG Reimbursement Agreement or the A&R Reimbursement Agreement, as applicable.
On October 30, 2023, WeWork Companies U.S. LLC (as successor to WeWork Companies LLC) entered into the Satisfaction Letter in respect of the Credit Agreement with SVF II, Goldman Sachs International Bank, as senior tranche administrative agent and shared collateral agent, Kroll Agency Services Limited, as junior tranche administrative agent, and certain other Credit Agreement issuing creditors and L/C participants party thereto. Pursuant to the Satisfaction Letter and the A&R Reimbursement Agreement, SVF II paid and deposited cash collateral in an aggregate amount of approximately $1.50 billion in order to effect a Date of Full Satisfaction (as defined in the Credit Agreement) and became subrogated to the rights of the secured parties under the Credit Agreement. In November 2023, SVF II notified WeWork Companies U.S. LLC of approximately $178 million in respect of letter of credit draws SVF II had reimbursed as of such date, requiring WeWork Companies U.S. LLC to repay such amounts. Any efforts to enforce such payment obligations or rights of subrogation under the Satisfaction Letter and the A&R Reimbursement Agreement have been automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of such obligations are subject to the applicable provisions of the Bankruptcy Code. Pursuant to the Satisfaction Letter, WeWork Companies U.S. LLC acknowledged the termination of the L/C Commitments (as defined in the Credit Agreement) and cannot draw new letters of credit under the Credit Agreement.
Construction Commitments — In the ordinary course of its business, the Company enters into certain agreements to purchase construction and related contracting services related to the build-outs of the Company’s operating locations that are enforceable and legally binding, and that specify all significant terms and the approximate timing of the purchase transaction. The Company’s purchase orders are based on current needs and are fulfilled by the vendors as needed in accordance with the Company’s construction schedule. As of September 30, 2023 and December 31, 2022, the Company had issued approximately $27 million and $60 million, respectively, in such outstanding construction commitments.
Legal Matters — The Company has in the past been, is currently and expects to continue in the future to be a party to or involved in pre-litigation disputes, individual actions, putative class actions or other collective actions, U.S. and foreign government regulatory inquiries and investigations and various other legal proceedings arising in the normal course of its business, including with members, employees, landlords and other commercial partners, securityholders, third-party license holders, competitors, government agencies and regulatory agencies, among others.
The Company reviews its litigation-related reserves regularly and, in accordance with GAAP, sets reserves where a loss is probable and estimable. The Company adjusts these reserves as appropriate; however, due to the unpredictable nature and timing of litigation, the ultimate loss associated with a given matter could significantly exceed the litigation reserve currently set by the Company. Given the information it has as of today, management believes that none of these matters will have a material effect on the consolidated financial position, results of operations or cash flows of the Company.
As of September 30, 2023, the Company is party to several litigation matters and regulatory matters not in the ordinary course of business. Some of these more significant matters are described below. Management intends to vigorously defend these cases and cooperate with regulators in these matters; however, there is a reasonable possibility that the Company could be unsuccessful in defending these claims and could incur losses. It is not currently possible to estimate a range of reasonably possible loss above the aggregated reserves.
Regulatory Matters
Since October 2019, the Company has been responding to subpoenas and document requests issued by certain federal and state authorities investigating the Company’s disclosures to investors and employees regarding the Company’s valuation and financial condition, and certain related party transactions. On November 26, 2019, the U.S. Securities and Exchange Commission issued a subpoena seeking documents and information concerning these topics, and has interviewed witnesses, in connection with a non-public investigation styled In the Matter of The We Company (HO-13870). On January 29, 2020, the United States Attorney’s Office for the Southern District of New York issued a voluntary document request concerning these topics and has interviewed witnesses. On October 11, 2019, the New York State Attorney General’s Office issued a document request concerning these topics and has examined witnesses. On February 12, 2020, the California Attorney General’s Office issued a subpoena concerning these topics. By letter dated November 3, 2022, the U.S. Securities and Exchange Commission informed the Company that it has concluded its investigation and that it did not intend to recommend any enforcement action against the Company. The Company is cooperating with the remaining investigations.
Effect of Automatic Stay
Subject to certain exceptions under the Bankruptcy Code, the filing of the Debtors’ Chapter 11 Cases automatically stayed the continuation of most legal proceedings or the filing of other actions against or on behalf of the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date or to exercise control over property of the Debtors’ bankruptcy estates, unless and until the Bankruptcy Court modifies or lifts the automatic stay as to any such claim. Notwithstanding the general application of the automatic stay described above, there are certain exceptions to the automatic stay.
Asset Retirement Obligations — As of September 30, 2023 and December 31, 2022, the Company had asset retirement obligations of $221 million and $230 million, respectively. The current portion of asset retirement obligations are included within other current liabilities and the non-current portion are included within other liabilities on the accompanying unaudited Condensed Consolidated Balance Sheets. Asset retirement obligations include the following activity during the nine months ended September 30, 2023 and year ended December 31, 2022:

	Nine Months Ended September 30,	Year Ended December 31,
(Amounts in millions)	2023	2022
Balance at beginning of period	$230	$220
Liabilities incurred in the current period	—	20
Liabilities settled in the current period	(15)	(10)
Accretion of liability	14	16
Revisions in estimated cash flows	7	—
Effect of foreign currency exchange rate changes	(15)	(16)
Balance at end of period	221	230
Less: Current portion of asset retirement obligations	(4)	(2)
Total non-current portion of asset retirement obligations	$217	$228

Note 20. Other Related Party Transactions
Related party amounts are reported in the following financial statement line items:

	September 30,	December 31,
(Amounts in millions)	2023	2022
Assets
Current assets:
Accounts receivable and accrued revenue	$2	$3
Prepaid expenses	1	1
Other current assets	63	—
Total current assets	66	4
Other assets(1)	1	384
Total assets	$67	$388
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$63	$86
Deferred revenue	4	2
Current lease obligations	23	13
Current portion of long-term debt, net	764	—
Other current liabilities (include $27 million related to the Reimbursement Agreement as of September 30, 2023 )(Note 19)	60	2
Total current liabilities	914	103
Long-term lease obligations	267	286
Long-term debt(2)	—	1,650
Other liabilities	38	32
Total liabilities	$1,219	$2,071

(1)In connection with the 2023 Debt Restructuring Transactions, $241 million of unamortized deferred financing costs previously included as a component of other assets were recognized in the net premium included as a component of long-term debt, net of accumulated amortization.
(2)As of September 30, 2023, related party debt had a par value of $764 million and a premium, net of $472 million.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Revenue	$11	$16	$32	$47
Expenses:
Total expenses	11	13	35	48
Interest expense	24	84	148	307

International Joint Ventures and Strategic Partnerships
In January 2022, the Company converted the 2020 Debentures and other convertible debentures (as discussed and defined in Note 9) into 12,397,510 and 3,375,000 common shares of IndiaCo, respectively, representing an ownership interest in IndiaCo of approximately 27.5%. The carrying value of the Company's ownership interest in IndiaCo is accounted for as an equity method investment and is considered a related party upon conversion.
In December 2022, the Company pledged 8,467,347 of its common shares of IndiaCo, representing 14.7% of the securities issued by IndiaCo on a fully diluted basis, as collateral for IndiaCo to enter into a debenture trust deed to borrow up to INR 5.5 billion (approximately $66 million as of September 30, 2023). The Company has recognized this share pledge at a fair value of $0.3 million and is included as a component of other liabilities on the accompanying unaudited Condensed Consolidated Balance Sheets. See Note 13 for details on the fair value of the share pledge.
IndiaCo constructs and operates workspace locations in India using WeWork’s branding, advice, and sales model. Per the terms of an agreement between the Company and IndiaCo, the Company will also receive a management fee from IndiaCo. During the three months ended September 30, 2023 and 2022, the Company recorded $3 million and $3 million of management fee income from IndiaCo, respectively. During the nine months ended September 30, 2023 and 2022, the Company recorded $7 million and $6 million of management fee income from IndiaCo, respectively.
Subsequent to the ChinaCo deconsolidation, the Company is entitled to an annual management fee of 4% of net revenues beginning on the later of 2022 or the first fiscal year following the Initial Investment Closing in which EBIT of ChinaCo is positive (the "ChinaCo Management Fee"). The Company is also entitled to an additional $1 million in fees in connection with data migration and application integration services that were performed over a six month period beginning on October 2, 2020. These data migration and application integration fees are only payable on the first date the ChinaCo Management Fee becomes payable, and is recognized in Accounts receivable and accrued revenue on the unaudited Condensed Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022.
Subsequent to the ChinaCo deconsolidation, the Company has also continued to provide a guarantee to certain landlords of ChinaCo, guaranteeing total lease obligations up to $3 million as of September 30, 2023. The Company is entitled to a fee totaling approximately $0.1 million per year for providing such guarantees, until such guarantees are extinguished.
During the three and nine months ended September 30, 2023 and 2022, the Company did not record any fee income for services provided to ChinaCo. All amounts earned from ChinaCo prior to the ChinaCo deconsolidation are eliminated in consolidation.
Real Estate Transactions
The Company has several operating lease agreements for space in buildings owned by an entity in which the Company has an equity method investment through WeCap Investment Group. In September 2022, the WeCap Holdings Partnership sold its investment in DSQ. As a result, subsequent to the sale the operating lease obligations related to DSQ are no longer with a related party. In May 2023, the Company terminated two separate operating lease agreements for space in buildings owned by an entity in which the Company has an equity method investment. Details on this transaction are further discussed in Note 9.
The Company has also entered into three separate operating lease agreements and one finance lease agreement for space in buildings that are partially owned by Mr. Neumann. Another shareholder of the Company is also a partial owner of the building in which the Company holds the finance lease. As of December 31, 2022, the Company had terminated all operating lease agreements in buildings that are partially owned by Mr. Neumann.
In February 2022, the remaining operating lease agreement in a building that is partially owned by Mr. Neumann was formally terminated upon receiving the necessary ordinary course approvals. The negotiations for the termination occurred in the ordinary course and on arms' length terms. The terms of termination included the tenant entity’s release of $0.6 million in unpaid tenant improvement allowances that had been held in escrow in exchange for the forgiveness of certain tenant responsibilities under the lease and the landlord entity’s forgiveness of the remaining rent amounts then owed.
The lease activity for the three and nine months ended September 30, 2023 and 2022 for these leases were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Mr. Neumann
Operating Lease Agreements:
Lease cost expense	$—	$—	$—	$1
Contractual obligation	—	—	—	1
Finance Lease Agreement:
Interest expense	$—	$—	$1	$1
Contractual obligation	1	1	2	2
WeCap Investment Group
Operating Lease Agreements:
Lease cost expense	$10	$12	$31	$43
Contractual obligation	8	11	24	32
Tenant incentives received	4	—	4	5

The Company's aggregate undiscounted fixed minimum lease cost payments and tenant lease incentive receivables for these leases as of September 30, 2023 were as follows:

	Future Minimum Lease Cost(1)	Tenant Lease Receivable
(Amounts in millions)
Mr. Neumann
Finance lease agreement	$9	$—
WeCap Investment Group
Operating lease agreements	$470	$—

(1)The future minimum lease cost payments under these leases are inclusive of escalation clauses and exclusive of contingent rent payments.
Membership and Service Agreements
During the three and nine months ended September 30, 2023 and 2022, the Company earned additional revenue for the sale of memberships and various other services provided and recognized expenses from related parties as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Revenue:
SBG(1)	$7	$9	$21	$30
Other related parties(2)	1	3	4	10
Expenses:
SBG(1)	$1	$1	$3	$4
Other related parties(2)	—	—	1	—

(1)SBG is a principal stockholder with representation on the Company's Board. SBG and its affiliates utilized WeWork space and services resulting in revenue. Additionally, the Company also agreed to reimburse SBG for all fees and expenses incurred in connection with the SoftBank Transactions in an aggregate amount up to $50 million. In February 2022, in connection with the Company's contribution of its business in Costa Rica to LatamCo (as discussed in Note 8), SBG waived its right to be reimbursed by the Company for $7 million of these obligations. During the three and nine months ended September 30, 2023 and the year ended December 31, 2022, the Company made no additional payments on these obligations to SBG. As of both September 30, 2023 and December 31, 2022, accounts payable and accrued expenses included $8 million payable to SBG related primarily to these reimbursement obligations.
(2)These related parties have significant influence over the Company through representation on the Company's Board or are vendors in which the Company has an equity method investment or other related party relationship.
Note 21. Segment Disclosures and Concentration
Operating segments are defined as components of an entity that engages in business activities from which it may earn revenues and incur expenses and has discrete financial information that is reviewed by the entity's chief operating decision maker ("CODM") to make decisions about how to allocate resources and assess performance. The Company operates in one operating segment as the Chief Executive Officer, who is our CODM, reviews financial information, assesses the performance of the Company and makes decisions about allocating resources on a consolidated basis.
The Company’s revenues and total property and equipment, net, by country, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Revenue:
United States	$305	$360	$1,000	$1,058
United Kingdom	135	123	401	367
Japan	54	47	162	147
Other foreign countries(1)	300	287	924	825
Total revenue	$794	$817	$2,487	$2,397

	September 30,	December 31,
(Amounts in millions)	2023	2022
Property and equipment:
United States	$1,594	$2,231
United Kingdom	406	551
Japan	180	253
Other foreign countries(1)	1,071	1,356
Total property and equipment, net	$3,251	$4,391

(1)No individual countries exceed 10% of our revenues or property and equipment.
The Company's concentration in specific cities magnifies the risk to the Company of localized economic conditions in those cities or the surrounding regions. The majority of the Company's revenue is earned from locations in the United States and United Kingdom. During the three months ended September 30,

2023 and 2022, approximately 38% and 44%, respectively, of the Company's revenue was earned in the United States and approximately 17% and 15%, respectively, of the Company's revenue was earned in the United Kingdom. During the nine months ended September 30, 2023 and 2022, approximately 40% and 44%, respectively, of the Company's revenue was earned in the United States and approximately 16% and 15%, respectively, of the Company's revenue was earned in the United Kingdom. The majority of the Company's 2023 revenue from locations in the United States was generated from locations in the greater New York City, San Francisco, and Boston markets. In the United Kingdom, 87% of 2023 revenues and 84% of the Company's property and equipment, net are related to WeWork locations in the greater London area. In the United States, the Company generally uses metropolitan statistical areas (as defined by the United States Census Bureau) to define its greater metropolitan markets. The nearest equivalent is used internationally.
During the three and nine months ended September 30, 2023 and 2022 the Company had no single member that accounted for greater than 10% of the Company's total revenue.
Although the Company deposits its cash with multiple high credit quality financial institutions, its deposits, at times, may exceed federally insured limits. The Company believes no significant concentration risk exists with respect to its cash and cash equivalents.
Note 22. Subsequent Events
These unaudited Condensed Consolidated Financial Statements include a discussion of material events, if any, which have occurred subsequent to September 30, 2023 (referred to as subsequent events) through the issuance of the unaudited Condensed Consolidated Financial Statements.
Forbearance Agreement and Interest Payments
On October 2, 2023, the Company elected to withhold interest payments due on the First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes, Third Lien Notes and Third Lien Exchangeable Notes, and entered into a 30-day grace period provided for under the applicable indentures. On October 30, 2023, the Company and certain of its subsidiaries entered into the Forbearance Agreement, which became effective on the same day, with certain noteholders beneficially owning more than 90% of the aggregate outstanding principal amount of First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes and Third Lien Exchangeable Notes. Pursuant to the Forbearance Agreement, subject to the terms and conditions set forth therein, the Forbearing Noteholders agreed to forbear from exercising any of their rights and remedies, including with respect to an acceleration, under the applicable indentures governing the Forbearing Notes or applicable law during the Forbearance Period (as defined in the Forbearance Agreement) as a result of the failure to make the interest payments on October 2, 2023. Prior to the expiration of the Forbearance Period, the Company commenced the Chapter 11 Cases.
In addition, on November 1, 2023, the Company elected to withhold interest payments due on the 7.875% Senior Notes and entered into a 30-day grace period provided for under the indenture governing such notes.
Any efforts to enforce such payment obligations under the applicable indentures have been automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of such obligations are subject to the applicable provisions of the Bankruptcy Code.
Satisfaction Letter
On October 30, 2023, WeWork Companies U.S. LLC entered into the Satisfaction Letter in respect of the Credit Agreement with SVF II, Goldman Sachs International Bank, as senior tranche administrative agent and shared collateral agent, Kroll Agency Services Limited, as junior tranche administrative agent, and certain other Credit Agreement issuing creditors and L/C participants party thereto. Pursuant to the Satisfaction Letter and the A&R Reimbursement Agreement, SVF II paid and deposited cash collateral in an aggregate amount of approximately $1.50 billion in order to effect a Date of Full Satisfaction (as defined in the Credit Agreement) and became subrogated to the rights of the secured parties under the Credit Agreement. In November 2023, SVF II notified WeWork Companies U.S. LLC of approximately $178 million in respect of letter of credit draws SVF II had reimbursed as of such date, requiring WeWork Companies U.S. LLC to repay such amounts. Any efforts to enforce such payment obligations or rights of subrogation under the Satisfaction Letter and the A&R Reimbursement Agreement have been automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of such obligations are subject to the applicable provisions of the Bankruptcy Code.
Voluntary Petitions for Bankruptcy
On November 6, 2023 (the “Petition Date”), the Company and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the "Chapter 11 Cases") for relief under Chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Chapter 11 Cases are jointly administered under the caption “In re WeWork Inc., et al.” The Debtors will continue to operate their business and manage their properties as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In order to ensure their ability to continue operating in the ordinary course of business and minimize the effect of bankruptcy on the Debtors’ members, employees, vendors and other stakeholders, the Debtors filed with the Bankruptcy Court certain motions seeking a variety of customary “first day” relief, including a motion seeking authority to pay employee wages and benefits, to pay certain vendors and suppliers for goods and services provided both before and after the Petition Date, and to continue honoring insurance and tax obligations as they come due. In addition, the Debtors filed with the Bankruptcy Court motions seeking approval for the consensual use of cash collateral and other customary operational and administrative relief. The Bankruptcy Court has approved relief on certain of the administrative motions on a final basis, and the Debtors expect that the Bankruptcy Court will approve the remaining administrative and operational relief sought in these motions on a final basis.
Restructuring Support Agreement
On the Petition Date, prior to the commencement of the Chapter 11 Cases, the Debtors entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with certain prepetition stakeholders (the “Consenting Stakeholders”). The Consenting Stakeholders represent holders of at least a majority of the aggregate principal amount of the Debtors’ debt obligations under various debt agreements.
Under the Restructuring Support Agreement, the Consenting Stakeholders have agreed, subject to certain terms and conditions, to support a financial and operational restructuring (the “Restructuring”) of the existing debt of, existing equity interests in, and certain other obligations of the Debtors, pursuant to a prearranged plan of reorganization (the “Plan”) under Chapter 11 of the Bankruptcy Code.
The Plan will be implemented in accordance with the Restructuring Support Agreement and the restructuring term sheet (the “Restructuring Term Sheet”), attached to and incorporated into the Restructuring Support Agreement (such transactions described in, and in accordance with, the Restructuring Support Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”) which, among other things, contemplates:
•the equitization of the Prepetition LC Facility Claims, the 1L Notes Claims and the 2L Notes Claims into New Interests (each, as defined in the Restructuring Support Agreement), subject to certain conditions set forth in the Restructuring Term Sheet; and
•the cancellation of all other indebtedness and preexisting equity interests in the applicable Debtors.

The Restructuring Support Agreement also contemplates that the Consenting Stakeholders will support a super priority debtor-in-possession “Term Loan C” and cash collateralized letter of credit facility for the issuance of cash collateralized standby letters of credit during the Chapter 11 Cases.
The Restructuring Support Agreement and the Restructuring Term Sheet also provide for stakeholder recoveries and treatment, including, without limitation, as follows:
•each holder of Prepetition LC Facility Claims and 1L Notes Claims shall receive its pro rata share of the 1L Equity Distribution (as defined in the Restructuring Term Sheet), subject to certain dilution;
•each holder of 2L Notes Claims shall receive its pro rata share of the 2L Equity Distribution (as defined in the Restructuring Term Sheet), subject to certain dilution;
•each holder of 3L Notes Claim, Unsecured Notes Claim and General Unsecured Claim (each, as defined in the Restructuring Term Sheet) shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code and in any event no less than such holder’s pro rata share of the liquidation value of the unencumbered assets held by the applicable Debtor against which their claim is allowed; and
•each holder of equity interests in the Debtors shall have such equity interests cancelled, released, discharged, and extinguished and shall not receive any distribution on account of such interests.
The Restructuring Support Agreement contains certain milestones for the progress of the Chapter 11 Cases, which include the dates by which the Debtors are required to, among other things, obtain certain orders of the Bankruptcy Court and consummate the Restructuring Transactions.
Although the Debtors intend to pursue the Restructuring contemplated by the Restructuring Support Agreement, there can be no assurance that the Debtors will be successful in completing a restructuring or any other similar transactions on terms set forth in the Restructuring Support Agreement, on different terms or at all.
NYSE Delisting Proceedings
On November 7, 2023, the New York Stock Exchange (the “NYSE”) notified the Company that it would commence proceedings to delist the Company’s Class A common stock, par value $0.0001 per share, from NYSE and that trading in the Class A common stock was suspended immediately. NYSE determined that the Company is no longer suitable for listing pursuant to NYSE Listed Company Manual Section 802.01D upon the filing of the Chapter 11 Cases. The NYSE will apply to the SEC to delist the Company's Class A common stock upon completion of all applicable procedures. The Company does not intend to appeal the determination and, therefore, it is expected that its Class A common stock will be delisted from the NYSE. As a result of the suspension and expected delisting, the Company's Class A common stock commenced trading in the OTC Pink Marketplace under the symbol “WEWKQ”.
Previously, in August 2023, NYSE filed a Form 25 to delist the Company’s warrants, each exercisable to purchase one share of the Company’s Class A common stock, par value $0.0001 per share, at a price of $11.50 per share, due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. Effective August 23, 2023, such warrants are trading on the OTC Pink Marketplace under the symbol “WEWOW.”
Independent Registered Accounting Firm
On November 9, 2023, Ernst & Young LLP (“EY”) informed the Company that EY will not seek to be retained as the Company’s independent registered accounting firm and will therefore no longer provide audit services to the Company and its subsidiaries following the previously announced Chapter 11 Cases of the Company and certain of its subsidiaries. There is no dispute between the Company and EY. The Company will disclose its engagement of a new independent registered public accounting firm once the evaluation process has been completed and as required by, and in accordance with, the SEC’s rules and regulations.
DIP Commitment Letter
On November 15, 2023, subsequent to commencement of the Chapter 11 Cases, WeWork Companies U.S. LLC (the “Borrower”) entered into a commitment letter (together with all exhibits and schedules thereto, the “DIP Commitment Letter”) with Goldman Sachs International Bank (“Goldman Sachs”), JPMorgan Chase Bank, N.A. (“JPMorgan”, and together with Goldman Sachs, collectively, the “DIP LC Commitment Parties”) and SoftBank Vision Fund II-2 L.P. (“SVF” and, together with the DIP LC Commitment Parties, the “Commitment Parties”). Pursuant to the DIP Commitment Letter, and subject to the satisfaction of certain customary conditions, including the approval of the Bankruptcy Court (which has not been obtained at this time), the Commitment Parties committed, severally but not jointly, to provide the Borrower with financing for (i) a first lien senior secured “last out” debtor-in-possession term loan “C” facility (the “DIP TLC Facility” and the commitments in respect of the DIP TLC Facility, the “Term C Loans”) to provide, in full on the date of effectiveness of the DIP TLC Facility, cash collateral for the DIP LC Facility (as defined below) and (ii) a first lien senior secured “first out” cash collateralized debtor-in-possession letter of credit facility for the issuance of standby letters of credit (the “DIP LC Facility” and, together with the DIP TLC Facility, the “DIP Facilities”) in the aggregate amount equal to 105% of the lesser of (x) $650 million plus certain credit exposure related to letters of credit in such aggregate face amount and (y) the aggregate U.S. Dollar face amount of letters of credit outstanding under the Borrower’s prepetition letter of credit facility, plus certain credit exposure related thereto.
The DIP Facilities are expected to include conditions precedent, representations and warranties, affirmative and negative covenants, and events of default customary for financings of this type and size. The proceeds of all or a portion of the proposed DIP Facilities may be used by the Borrower to cash fund on the closing date of the DIP Facilities, using the proceeds of Term C Loans, one or more interest-bearing cash collateral accounts established with a DIP LC Commitment Party, which shall be in the name of the Borrower, and the DIP LC Facility will be available to issue, renew, replace, amend, extend or otherwise continue outstanding and unexpired letters of credit under the prepetition credit facility. Closing of the DIP Facilities will be subject to, among other customary conditions, entry of an order by the Bankruptcy Court approving the DIP Facilities, no later than 35 calendar days from November 6, 2023.
Tripartite Agreements
On November 17, 2023, the Issuers entered into resignation, appointment and acceptance agreements (collectively, the “Tripartite Agreements”) with U.S. Bank Trust Company, National Association (the “Resigning Trustee”), and each of (i) Delaware Trust Company, with respect to the Third Lien Notes, and (ii) Computershare Trust Company, with respect to the 7.875% Senior Notes and 5.00% Senior Notes (together, the “Successor Trustees”). Pursuant to the Tripartite Agreements, the Resigning Trustee resigned, and each of the Successor Trustees accepted its applicable appointment, as trustee, paying agent and registrar under the indentures governing the Third Lien Notes, the 7.875% Senior Notes and the 5.00% Senior Notes.
******

WEWORK INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED AND NOT REVIEWED)

As a result of various legal reorganization transactions undertaken in July 2019 as discussed in Note 1 to the unaudited Condensed Consolidated Financial Statements, The We Company became the holding company of our business, and the then-stockholders of WeWork Companies Inc. (our predecessor for financial reporting purposes) became the stockholders of The We Company. Effective October 14, 2020, The We Company changed its legal name to WeWork Inc. ("Legacy WeWork").
On October 20, 2021 (the “Closing Date”), the Company (which was formerly known as BowX Acquisition Corp. (“Legacy BowX”)) consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among Legacy BowX, a subsidiary of Legacy BowX, and Legacy WeWork. As contemplated by the Merger Agreement, (1) the subsidiary of Legacy BowX merged with and into Legacy WeWork, with Legacy WeWork surviving as a wholly owned subsidiary of Legacy BowX, and (2) immediately thereafter, Legacy WeWork merged with and into another subsidiary of Legacy BowX (such mergers and collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, Legacy BowX changed its name to WeWork Inc.
On November 6, 2023, WeWork Companies LLC changed its name to WeWork Companies U.S. LLC and underwent a corporate division under section 18-217 of the Delaware Limited Liability Company Act. Through the corporate division and related actions, WeWork Companies U.S. LLC (formerly WeWork Companies LLC) was divided into two companies: (1) WeWork Companies LLC, which retained (a) guarantee obligations associated with certain of the Company’s international leases and (b) an indemnity from WeWork Companies U.S. LLC to fund such obligations; and (2) WeWork Companies U.S. LLC, which retained all other liabilities and assets. Following these events, WeWork Companies U.S. LLC became a Debtor in the Chapter 11 Cases (each as defined below). WeWork Companies LLC is not a Debtor in the Chapter 11 Cases
The Company holds an indirect general partner interest and indirect limited partner interests in The We Company Management Holdings L.P. (the “WeWork Partnership”). The WeWork Partnership owns 100% of the equity in WeWork Companies U.S. LLC (as successor to WeWork Companies LLC). The Company, through the WeWork Partnership and WeWork Companies U.S. LLC, holds all the assets held by WeWork Companies Inc. prior to the July 2019 legal entity reorganization and is subject to substantially all the liabilities to which WeWork Companies Inc. was subject prior to the 2019 legal entity reorganization.
The following unaudited Condensed Consolidating Financial Statements present the results of operations, financial position and cash flows of (i) WeWork Companies U.S. LLC and its consolidated subsidiaries, (ii) WeWork Inc. as a standalone legal entity, (iii) "Other Subsidiaries", other than WeWork Companies U.S. LLC and its consolidated subsidiaries, which are direct or indirect owners of WeWork Companies U.S. LLC, including but not limited to the WeWork Partnership, presented on a combined basis and (iv) the eliminations necessary to arrive at the information for WeWork Inc. on a consolidated basis.
The legal entity reorganization was accounted for as a transfer among entities under common control and the assets and liabilities transferred are recorded based on historical cost and the unaudited Condensed Consolidating Financial Statements including periods prior to the reorganization are presented as if the transfer occurred at the beginning of the periods presented. Investments in consolidated subsidiaries are presented under the equity method of accounting.
WeWork Inc. and the Other Subsidiaries are holding companies that conduct substantially all of their business operations through WeWork Companies U.S LLC. As of September 30, 2023, based on the covenants and other restrictions of the Credit Agreement and the indentures governing the Company's notes, WeWork Companies U.S. LLC is restricted in its ability to transfer funds by loans, advances or dividends to WeWork Inc. and as a result, all of the net assets of WeWork Companies U.S. LLC are considered restricted net assets of WeWork Inc.

CONDENSED CONSOLIDATING BALANCE SHEET
SEPTEMBER 30, 2023
(UNAUDITED AND NOT REVIEWED)

(Amounts in millions)	WeWork Companies U.S. LLC & Subsidiaries (Consolidated)	WeWork Inc. (Standalone)	Other Subsidiaries (Combined)	Eliminations	WeWork Inc. Consolidated
Assets
Current assets:
Cash and cash equivalents	$462	$—	$—	$—	$462
Accounts receivable and accrued revenue, net	116	—	—	—	116
Prepaid expenses	129	1	2	—	132
Other current assets	249	—	—	—	249
Total current assets	956	1	2	—	959
Investments in and advances to/(from) consolidated subsidiaries	(14)	(4,408)	(4,263)	8,685	—
Property and equipment, net	3,251	—	—	—	3,251
Lease right-of-use assets, net	8,594	—	—	—	8,594
Equity method and other investments	42	—	—	—	42
Goodwill and intangible assets, net	728	—	—	—	728
Other assets	303	—	—	—	303
Total assets	$13,860	$(4,407)	$(4,261)	$8,685	$13,877
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$418	$2	$9	$—	$429
Members’ service retainers	412	—	—	—	412
Deferred revenue	95	—	—	—	95
Current lease obligations	906	—	—	—	906
Current portion of long-term debt, net	3,234	—	—	—	3,234
Other current liabilities	261	—	—	—	261
Total current liabilities	5,326	2	9	—	5,337
Long-term lease obligations	12,450	—	—	—	12,450
Long-term debt, net	174	—	—	—	174
Other liabilities	232	—	—	—	232
Total liabilities	18,182	2	9	—	18,193
Redeemable noncontrolling interests	(45)	—	—	—	(45)
Equity
Total WeWork Inc. shareholders' equity (deficit)	(4,263)	(4,409)	(4,422)	8,685	(4,409)
Noncontrolling interests	(14)	—	152	—	138
Total equity (deficit)	(4,277)	(4,409)	(4,270)	8,685	(4,271)
Total liabilities and equity	$13,860	$(4,407)	$(4,261)	$8,685	$13,877

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2022
(UNAUDITED AND NOT REVIEWED)

(Amounts in millions)	WeWork Companies U.S. LLC & Subsidiaries (Consolidated)	WeWork Inc. (Standalone)	Other Subsidiaries (Combined)	Eliminations	WeWork Inc. Consolidated
Assets
Current assets:
Cash and cash equivalents	$277	$—	$10	$—	$287
Accounts receivable and accrued revenue, net	109	—	—	—	109
Prepaid expenses	134	1	3	—	138
Other current assets	155	—	—	—	155
Total current assets	675	1	13	—	689
Investments in and advances to/(from) consolidated subsidiaries	(20)	(3,667)	(3,521)	7,208	—
Property and equipment, net	4,391	—	—	—	4,391
Lease right-of-use assets, net	11,243	—	—	—	11,243
Equity method and other investments	63	—	—	—	63
Goodwill and intangible assets, net	737	—	—	—	737
Other assets	740	—	—	—	740
Total assets	$17,829	$(3,666)	$(3,508)	$7,208	$17,863
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$514	$3	$9	$—	$526
Members’ service retainers	445	—	—	—	445
Deferred revenue	151	—	—	—	151
Current lease obligations	936	—	—	—	936
Current portion of long-term debt, net	22	—	—	—	22
Other current liabilities	150	—	—	—	150
Total current liabilities	2,218	3	9	—	2,230
Long-term lease obligations	15,598	—	—	—	15,598
Long-term debt, net	3,208	—	—	—	3,208
Other liabilities	281	1	—	—	282
Total liabilities	21,305	4	9	—	21,318
Redeemable noncontrolling interests	(20)	—	—	—	(20)
Equity
Total WeWork Inc. shareholders' equity (deficit)	(3,521)	(3,670)	(3,687)	7,208	(3,670)
Noncontrolling interests	65	—	170	—	235
Total equity (deficit)	(3,456)	(3,670)	(3,517)	7,208	(3,435)
Total liabilities and equity	$17,829	$(3,666)	$(3,508)	$7,208	$17,863

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2023
(UNAUDITED AND NOT REVIEWED)

(Amounts in millions)	WeWork Companies U.S. LLC & Subsidiaries (Consolidated)	WeWork Inc. (Standalone)	Other Subsidiaries (Combined)	Eliminations	WeWork Inc. Consolidated
Revenue	$794	$—	$—	$—	$794
Expenses:
Location operating expenses	721	—	—	—	721
Pre-opening location expenses	4	—	—	—	4
Selling, general and administrative expenses	133	1	—	—	134
Restructuring and other related (gains) costs	(22)	—	—	—	(22)
Impairment expense/(gain on sale)	454	—	—	—	454
Depreciation and amortization	139	—	—	—	139
Total expenses	1,429	1	—	—	1,430
Loss from operations	(635)	(1)	—	—	(636)
Interest and other income (expense), net:
Equity income (loss) from consolidated subsidiaries	—	(786)	(790)	1,576	—
Interest expense	(93)	—	—	—	(93)
Foreign currency gain (loss)	(83)	—	—	—	(83)
Other income (expense), net	(3)	(1)	—	—	(4)
Total interest and other income (expense), net	(179)	(787)	(790)	1,576	(180)
Pre-tax loss	(814)	(788)	(790)	1,576	(816)
Income tax benefit (provision)	(1)	—	(3)	—	(4)
Net loss	(815)	(788)	(793)	1,576	(820)
Net loss attributable to noncontrolling interests:
Redeemable noncontrolling interests — mezzanine	12	—	—	—	12
Noncontrolling interest — equity	13	—	7	—	20
Net loss attributable to WeWork Inc.	$(790)	$(788)	$(786)	$1,576	$(788)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2022
(UNAUDITED AND NOT REVIEWED)

(Amounts in millions)	WeWork Companies U.S. LLC & Subsidiaries (Consolidated)	WeWork Inc. (Standalone)	Other Subsidiaries (Combined)	Eliminations	WeWork Inc. Consolidated
Revenue	$817	$—	$—	$—	$817
Expenses:
Location operating expenses	730	—	—	—	730
Pre-opening location expenses	23	—	—	—	23
Selling, general and administrative expenses	181	—	—	—	181
Restructuring and other related (gains) costs	(34)	—	—	—	(34)
Impairment expense/(gain on sale)	97	—	—	—	97
Depreciation and amortization	156	—	—	—	156
Total expenses	1,153	—	—	—	1,153
Loss from operations	(336)	—	—	—	(336)
Interest and other income (expense), net:
Equity income (loss) from consolidated subsidiaries	—	(568)	(584)	1,152	—
Interest expense	(116)	—	—	—	(116)
Foreign currency gain (loss)	(167)	—	—	—	(167)
Other income (expense), net	(7)	—	—	—	(7)
Total interest and other income (expense), net	(290)	(568)	(584)	1,152	(290)
Pre-tax loss	(626)	(568)	(584)	1,152	(626)
Income tax benefit (provision)	(3)	—	—	—	(3)
Net loss	(629)	(568)	(584)	1,152	(629)
Net loss attributable to noncontrolling interests:
Redeemable noncontrolling interests — mezzanine	10	—	—	—	10
Noncontrolling interest — equity	35	—	16	—	51
Net loss attributable to WeWork Inc.	$(584)	$(568)	$(568)	$1,152	$(568)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2023
(UNAUDITED AND NOT REVIEWED)

(Amounts in millions)	WeWork Companies U.S. LLC & Subsidiaries (Consolidated)	WeWork Inc. (Standalone)	Other Subsidiaries (Combined)	Eliminations	WeWork Inc. Consolidated
Revenue	$2,487	$—	$—	$—	$2,487
Expenses:
Location operating expenses	2,170	—	—	—	2,170
Pre-opening location expenses	19	—	—	—	19
Selling, general and administrative expenses	436	2	1		439
Restructuring and other related (gains) costs	(187)	—	—	—	(187)
Impairment expense/(gain on sale)	794	—	—	—	794
Depreciation and amortization	443	—	—	—	443
Total expenses	3,675	2	1	—	3,678
Loss from operations	(1,188)	(2)	(1)	—	(1,191)
Interest and other income (expense), net:
Equity income (loss) from consolidated subsidiaries	—	(1,398)	(1,412)	2,810	—
Interest expense	(316)	—	—	—	(316)
Foreign currency gain (loss)	(32)	—	—	—	(32)
Other income (expense), net	29	—	—	—	29
Total interest and other income (expense), net	(319)	(1,398)	(1,412)	2,810	(319)
Pre-tax loss	(1,507)	(1,400)	(1,413)	2,810	(1,510)
Income tax benefit (provision)	(2)	(1)	(3)	—	(6)
Net loss	(1,509)	(1,401)	(1,416)	2,810	(1,516)
Net loss attributable to noncontrolling interests:
Redeemable noncontrolling interests — mezzanine	28	—	—	—	28
Noncontrolling interest — equity	69	—	18	—	87
Net loss attributable to WeWork Inc.	$(1,412)	$(1,401)	$(1,398)	$2,810	$(1,401)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2022
(UNAUDITED AND NOT REVIEWED)

(Amounts in millions)	WeWork Companies U.S. LLC & Subsidiaries (Consolidated)	WeWork Inc. (Standalone)	Other Subsidiaries (Combined)	Eliminations	WeWork Inc. Consolidated
Revenue	$2,397	$—	$—	$—	$2,397
Expenses:
Location operating expenses	2,202	—	—	—	2,202
Pre-opening location expenses	108	—	—	—	108
Selling, general and administrative expenses	577	—	1		578
Restructuring and other related (gains) costs	(190)	—	—	—	(190)
Impairment expense/(gain on sale)	224	—	—	—	224
Depreciation and amortization	485	—	—	—	485
Total expenses	3,406	—	1	—	3,407
Income (loss) from operations	(1,009)	—	(1)	—	(1,010)
Interest and other income (expense), net:
Equity income (loss) from consolidated subsidiaries	—	(1,590)	(1,632)	3,222	—
Interest expense	(388)	—	—	—	(388)
Foreign currency gain (loss)	(368)	—	—	—	(368)
Other income (expense), net	(7)	10	—	—	3
Total interest and other income (expense), net	(763)	(1,580)	(1,632)	3,222	(753)
Pre-tax loss	(1,772)	(1,580)	(1,633)	3,222	(1,763)
Income tax benefit (provision)	(5)	—	—	—	(5)
Net loss	(1,777)	(1,580)	(1,633)	3,222	(1,768)
Net loss attributable to noncontrolling interests:
Redeemable noncontrolling interests — mezzanine	46	—	—	—	46
Noncontrolling interest — equity	99	—	43	—	142
Net loss attributable to WeWork Inc.	$(1,632)	$(1,580)	$(1,590)	$3,222	$(1,580)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2023
(UNAUDITED AND NOT REVIEWED)

(Amounts in millions)	WeWork Companies U.S. LLC & Subsidiaries (Consolidated)	WeWork Inc. (Standalone)	Other Subsidiaries (Combined)	Eliminations	WeWork Inc. Consolidated
Cash Flows from Operating Activities:
Net loss	$(1,509)	$(1,401)	$(1,416)	$2,810	$(1,516)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	443	—	—	—	443
Impairment expense/(gain on sale)	794	—	—	—	794
Stock-based compensation expense	11	—	—	—	11
Non-cash debt extinguishment	(35)	—	—	—	(35)
Non-cash interest expense	48	—	—	—	48
Equity income (loss) from consolidated subsidiaries	—	1,398	1,412	(2,810)	—
Foreign currency (gain) loss	32	—	—	—	32
Other non-cash operating expenses	26	—	—	—	26
Changes in operating assets and liabilities:
Operating lease right-of-use assets	2,407	—	—	—	2,407
Current and long-term lease obligations	(2,898)	—	—	—	(2,898)
Accounts receivable and accrued revenue	(1)	—	—	—	(1)
Other assets	3	—	(1)	—	2
Accounts payable and accrued expenses	(22)	(1)	—	—	(23)
Deferred revenue	(56)	—	—	—	(56)
Other liabilities	47	—	—	—	47
Advances to/from consolidated subsidiaries	1	4	(5)	—	—
Net cash provided by (used in) operating activities	(709)	—	(10)	—	(719)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(162)	—	—	—	(162)
Proceeds from asset divestitures and sale of investments, net of cash divested	1	—	—	—	1
Other investing	(1)	—	—	—	(1)
Net cash provided by (used in) investing activities	(162)	—	—	—	(162)
Cash Flows from Financing Activities:
Proceeds from issuance of debt	1,756	—	—	—	1,756
Proceeds from issuance of stock	34	—	—	—	34
Repayments of debt	(659)	—	—	—	(659)
Debt and equity issuance costs	(47)				(47)
Additions to members’ service retainers	254	—	—	—	254
Refunds of members’ service retainers	(281)	—	—	—	(281)
Other financing	(5)	—	—	—	(5)
Net cash provided by (used in) financing activities	1,052	—	—	—	1,052
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(3)	—	—	—	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	178	—	(10)	—	168
Cash, cash equivalents and restricted cash—Beginning of period	289	—	10	—	299
Cash, cash equivalents and restricted cash—End of period	$467	$—	$—	$—	$467

CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2022
(UNAUDITED AND NOT REVIEWED)

(Amounts in millions)	WeWork Companies U.S. LLC & Subsidiaries (Consolidated)	WeWork Inc. (Standalone)	Other Subsidiaries (Combined)	Eliminations	WeWork Inc. Consolidated
Cash Flows from Operating Activities:
Net loss	$(1,777)	$(1,580)	$(1,633)	$3,222	$(1,768)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	485	—	—	—	485
Impairment expense/(gain on sale)	224	—	—	—	224
Stock-based compensation expense	39	—	—	—	39
Non-cash interest expense	199	—	—	—	199
Equity income (loss) from consolidated subsidiaries	—	1,590	1,632	(3,222)	—
Foreign currency (gain) loss	368	—	—	—	368
Other non-cash operating expenses	62	(10)	—	—	52
Changes in operating assets and liabilities:
Operating lease right-of-use assets	882	—	—	—	882
Current and long-term lease obligations	(1,113)	—	—	—	(1,113)
Accounts receivable and accrued revenue	6	—	—	—	6
Other assets	53	—	—	—	53
Accounts payable and accrued expenses	(105)	1	—	—	(104)
Deferred revenue	28	—	—	—	28
Other liabilities	1	3	—	—	4
Advances to/from consolidated subsidiaries	289	(49)	(240)	—	—
Net cash provided by (used in) operating activities	(359)	(45)	(241)	—	(645)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(270)	—	—	—	(270)
Proceeds from asset divestitures and sale of investments, net of cash divested	42	—	—	—	42
Other investing	4	—	—	—	4
Net cash provided by (used in) investing activities	(224)	—	—	—	(224)
Cash Flows from Financing Activities:
Proceeds from issuance of debt	350	—	—	—	350
Repayments of debt	(5)	—	—	—	(5)
Debt and equity issuance costs	(17)				(17)
Additions to members’ service retainers	319	—	—	—	319
Refunds of members’ service retainers	(271)	—	—	—	(271)
Other financing	31	—	—	—	31
Net cash provided by (used in) financing activities	407	—	—	—	407
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(6)	—	—	—	(6)
Net increase (decrease) in cash, cash equivalents and restricted cash	(182)	(45)	(241)	—	(468)
Cash, cash equivalents and restricted cash—Beginning of period	640	45	250	—	935
Cash, cash equivalents and restricted cash—End of period	$458	$—	$9	$—	$467

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
Overview
WeWork is the leading global flexible workspace provider, serving a membership base of businesses large and small through our network of 763 locations, including 595 Consolidated Locations (as defined in the section entitled "Key Performance Indicators"), around the world as of September 2023. With our global footprint, we have worked to establish ourselves as the preeminent brand within the space-as-a-service category by combining best-in-class locations and design with member-first hospitality and exceptional community experiences.
WeWork’s core business offering provides flexibility across space, time and cost. Whether users are looking for a dedicated desk, a private office or a fully customized floor, our members have the flexibility to choose the amount of space they need and scale with us as their businesses grow. Members also have the optionality to choose the type of membership that works for them, with a range of flexible offerings that provide access to space on a monthly subscription basis, through a multi-year membership agreement or on a pay-as-you-go basis. Additionally, a WeWork membership provides members with portability of cost, giving our members the flexibility to move part or all of an existing commitment to a new market, region or country.
Membership agreements provide our members with access to space along with certain baseline amenities and services, such as private phone booths, internet, high-speed business printers and copiers, mail and packaging handling, front desk services, 24/7 building access, unique common areas and daily enhanced cleaning for no additional cost.
Beyond the amenities offered, we believe that our community team is what sets us apart from other space providers in the industry. With a member-first mindset, our community teams provide an exceptional level of hospitality by not only overseeing onsite operations and supporting day-to-day needs, but also focusing on cultivating meaningful relationships with and between our members to deliver a premium experience.
By providing all of the overhead services required to find and operate office space, WeWork significantly reduces the complexity and cost of leasing real estate to a simplified membership model.
In the wake of the COVID-19 pandemic, we accelerated our efforts to digitize our real estate offering through the launch of the WeWork All Access and WeWork On Demand products (collectively, "WeWork Access"). WeWork All Access is a monthly subscription-based model that provides members with access to book space at any participating WeWork location within their home country. Through WeWork All Access, members can book dedicated desks, conference rooms and private offices right from their phones – enabling users to choose when, where and how they work. WeWork On Demand provides users pay-as-you-go access to book individual workspace or conference rooms at nearby WeWork locations, giving members the flexibility to book individual workspace by the hour or conference rooms by the day on the WeWork On Demand mobile app.
Chapter 11 Bankruptcy
Voluntary Petitions for Bankruptcy
On November 6, 2023 (the “Petition Date”), the Company and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the "Chapter 11 Cases") for relief under Chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Chapter 11 Cases are jointly administered under the caption “In re WeWork Inc., et al.” The Debtors will continue to operate their business and manage their properties as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In order to ensure their ability to continue operating in the ordinary course of business and minimize the effect of bankruptcy on the Debtors’ members, employees, vendors and other stakeholders, the Debtors filed with the Bankruptcy Court certain motions seeking a variety of customary “first day” relief, including a motion seeking authority to pay employee wages and benefits, to pay certain vendors and suppliers for goods and services provided both before and after the Petition Date, and to continue honoring insurance and tax obligations as they come due. In addition, the Debtors filed with the Bankruptcy Court motions seeking approval for the consensual use of cash collateral and other customary operational and administrative relief. The Bankruptcy Court has approved relief on certain of the administrative motions on a final basis, and the Debtors expect that the Bankruptcy Court will approve the remaining administrative and operational relief sought in these motions on a final basis.
Restructuring Support Agreement
On the Petition Date, prior to the commencement of the Chapter 11 Cases, the Debtors entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with certain prepetition stakeholders (the “Consenting Stakeholders”). The Consenting Stakeholders represent holders of at least a majority of the aggregate principal amount of the Debtors’ debt obligations under various debt agreements.
Under the Restructuring Support Agreement, the Consenting Stakeholders have agreed, subject to certain terms and conditions, to support a financial and operational restructuring (the “Restructuring”) of the existing debt of, existing equity interests in, and certain other obligations of the Debtors, pursuant to a prearranged plan of reorganization (the “Plan”) under Chapter 11 of the Bankruptcy Code.
The Plan will be implemented in accordance with the Restructuring Support Agreement and the restructuring term sheet (the “Restructuring Term Sheet”), attached to and incorporated into the Restructuring Support Agreement (such transactions described in, and in accordance with, the Restructuring Support Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”) which, among other things, contemplates:
•the equitization of the Prepetition LC Facility Claims, the 1L Notes Claims and the 2L Notes Claims into New Interests (each, as defined in the Restructuring Support Agreement), subject to certain conditions set forth in the Restructuring Term Sheet; and
•the cancellation of all other indebtedness and preexisting equity interests in the applicable Debtors.
The Restructuring Support Agreement also contemplates that the Consenting Stakeholders will support a super priority debtor-in-possession “Term Loan C” and cash collateralized letter of credit facility for the issuance of cash collateralized standby letters of credit during the Chapter 11 Cases.
The Restructuring Support Agreement and the Restructuring Term Sheet also provide for stakeholder recoveries and treatment, including, without limitation, as follows:
•each holder of Prepetition LC Facility Claims and 1L Notes Claims shall receive its pro rata share of the 1L Equity Distribution (as defined in the Restructuring Term Sheet), subject to certain dilution;
•each holder of 2L Notes Claims shall receive its pro rata share of the 2L Equity Distribution (as defined in the Restructuring Term Sheet), subject to certain dilution;
•each holder of 3L Notes Claim (as defined in the Restructuring Support Agreement), Unsecured Notes Claim and General Unsecured Claim (each, as defined in the Restructuring Term Sheet) shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code and in any event no less than such holder’s pro rata share of the liquidation value of the unencumbered assets held by the applicable Debtor against which their claim is allowed; and
•each holder of equity interests in the Debtors shall have such equity interests cancelled, released, discharged, and extinguished and shall not receive any distribution on account of such interests.

The Restructuring Support Agreement contains certain milestones for the progress of the Chapter 11 Cases, which include the dates by which the Debtors are required to, among other things, obtain certain orders of the Bankruptcy Court and consummate the Restructuring Transactions.
Although the Debtors intend to pursue the Restructuring contemplated by the Restructuring Support Agreement, there can be no assurance that the Debtors will be successful in completing a restructuring or any other similar transactions on terms set forth in the Restructuring Support Agreement, on different terms or at all.
The foregoing description of the Restructuring Support Agreement is not complete and is qualified in its entirety by reference to the Restructuring Support Agreement, which was filed on November 7, 2023 on the Current Report on Form 8-K.
Key Performance Indicators
To evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions, we rely on our financial results prepared in accordance with GAAP, non-GAAP measures, and the following key performance indicators.
For certain key performance indicators, the amounts we present are based on whether the indicator relates to a location for which the revenues and expenses of the location are consolidated within our results of operations ("Consolidated Locations") or whether the indicator relates to a location for which the revenues and expenses are not consolidated within our results of operations, but for which we are entitled to a management fee for our advisory services ("Unconsolidated Locations"). As of September 30, 2023, our Unconsolidated Locations include our locations in India, the Greater China region, Israel, South Africa, Costa Rica and certain Common Desk Inc. ("Common Desk") locations under management agreements.
Unless otherwise noted, we present our key performance indicators as an aggregation of Consolidated Locations and Unconsolidated Locations ("Systemwide Locations"). As presented in this Report, certain amounts, percentages and other figures have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them. Any totals of key performance indicators presented as of a period end reflect the count as of the first day of the last month in the period. First-of-the-month counts are used because the economics of those counts generally impact the results for that monthly period, and most move-ins and openings occur on the first day of the month.
Workstation Capacity
Workstation capacity represents the estimated number of workstations available at total open locations.
Workstation capacity is a key indicator of our scale and our capacity to sell memberships across our network of locations. Our future sales and marketing expenses and capital expenditures will be a function of our efforts to increase workstation capacity. The cost at which we build out our workstations affects our capital expenditures, and the cost at which we acquire memberships and fill our workstations affects our sales and marketing expenses. As of September 2023, we had total workstation capacity of 892 thousand, down approximately 4% from 928 thousand as of September 2022, with the decrease as a direct result of the Company's continued operational restructuring efforts to exit certain leases throughout 2022 and 2023.
Workstation capacity is presented in this Report rounded to the nearest thousand. Workstation capacity is based on management’s best estimates of capacity at a location based on our inventory management system and sales layouts and is not meant to represent the actual count of workstations at our locations.

Memberships
Memberships are the cumulative number of physical memberships, WeWork All Access memberships, and WeMemberships (the latter of which are certain predecessor products). Physical memberships provide access to a workstation and represent the number of memberships from our various product offerings, including our standard dedicated desks, private offices and customized floors. WeWork All Access memberships are monthly memberships providing an individual with access to participating WeWork locations. WeMemberships are legacy products that provide member user login access to the WeWork member network online or through the mobile application as well as access to service offerings and the right to reserve space on an à la carte basis, among other benefits. Each physical membership, WeWork All Access membership, and other legacy memberships is considered to be one membership.
The number of memberships is a key indicator of the adoption of our global membership network, the scale and reach of our network and our ability to fill our locations with members. Memberships also represent monetization opportunities from our current and future service offerings. Memberships are presented in this Report rounded to the nearest thousand. Memberships can differ from the number of individuals using workspace at our locations for a number of reasons, including members utilizing workspace for fewer individuals than the space was designed to accommodate.
As of September 2023, we had 709 thousand total memberships, a decrease of approximately 4% from 739 thousand memberships as of September 2022. This decrease in total memberships included a 5% decrease in physical memberships and a 9% increase in WeWork All Access and Other Legacy Memberships. Total memberships decreased 6% from 754 thousand as of December 2022, primarily driven by Enterprise Membership (as defined below) churn and the closure of some of our Consolidated Locations.
Physical Occupancy Rate
Physical occupancy rates are calculated by dividing physical memberships by workstation capacity in a location. Physical occupancy rates are a way of measuring how full our workspaces are. As of September 2023, our physical occupancy rate was 71%, compared to 72% as of September 2022. The physical occupancy rate remained consistent primarily due to a 5% decrease in physical memberships, combined with a 4% decrease in workstation capacity. Physical occupancy decreased 5% from 75% as of December 2022, primarily driven by the decrease in Enterprise Memberships discussed above.
Physical Membership Average Revenue per Membership
Physical membership monthly average revenue per membership ("ARPM") is calculated by dividing membership and service revenue less WeWork Access revenue and Unconsolidated Locations management fee revenue by Consolidated Locations cumulative physical memberships in the period. For example, a member that is active for ten months of the year would represent ten cumulative physical memberships. Physical membership monthly ARPM is a way of measuring the impact of revenue due to changes in price or rate. For the three months ended September 30, 2023, our physical membership monthly ARPM was $482, compared to $477 for the three months ended September 30, 2022. For the nine months ended September 30, 2023, our physical membership monthly ARPM was $491, compared to $480 as of September 30, 2022. The increase in Physical membership monthly ARPM during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 was primarily due to a $37 million increase in early termination fees, which is reflective of increased churn experienced during 2023.
A calculation of Physical Membership Monthly ARPM is set forth below:

(Amounts in millions, except memberships in thousands and ARPM in ones)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Membership and service revenue	$789	$815	$2,473	$2,363
WeWork Access revenue	(62)	(47)	(183)	(128)
Unconsolidated Locations management fee revenue	(6)	(6)	(17)	(14)
Consolidated Locations Physical Membership and Service revenue	721	762	2,273	2,221
Consolidated Locations cumulative physical memberships	1,496	1,596	4,626	4,623
Physical Membership Monthly ARPM	$482	$477	$491	$480

Enterprise Physical Membership Percentage
Enterprise memberships represent memberships attributable to Enterprise Members, which we define as organizations with 500 or more full-time employees. Enterprise Members are strategically important for our business as they typically sign membership agreements with longer-term commitments and for multiple solutions, which enhances our revenue visibility.
Enterprise physical membership percentage represents the percentage of our memberships attributable to these organizations. There is no minimum number of workstations that an organization needs to reserve in order to be considered an Enterprise Member. For example, an organization with 700 full-time employees that pays for 50 of its employees to occupy workstations at our locations would be considered one Enterprise Member with 50 memberships. As of September 2023, 40% of our Consolidated Locations physical memberships were attributable to Enterprise Members, down from 47% as of September 2022. For the three months ended September 30, 2023, Enterprise Memberships accounted for 38% of membership and service revenue compared to 46% for the three months ended September 30, 2022. For the nine months ended September 30, 2023, Enterprise Memberships accounted for 43% of membership and service revenue compared to 45% for the nine months ended September 30, 2022.
Non-GAAP Financial Measures
To evaluate the performance of our business, we rely on both our results of operations prepared in accordance with GAAP as well as certain non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow, and constant-currency presentation of certain financial measures. These non-GAAP measures, as discussed further below, are not defined or calculated under principles, standards or rules that comprise GAAP. Accordingly, the non-GAAP financial measures we use and refer to should not be viewed as a substitute for financial measures calculated in accordance with GAAP and we encourage you not to rely on any single financial measure to evaluate our business, financial condition, or results of operations. These non-GAAP financial measures are supplemental measures that we believe provide management and our investors with a more detailed understanding of our performance. Our definitions of Adjusted EBITDA, Free Cash Flow, and constant-currency described below are specific to our business and you should not assume that they are comparable to similarly titled financial measures that may be presented by other companies.
Adjusted EBITDA
We supplement our GAAP financial results by evaluating Adjusted EBITDA, which is a non-GAAP measure. We define "Adjusted EBITDA" as net loss before income tax (benefit) provision, interest and other (income) expenses, net, depreciation and amortization, restructuring and other related (gains) costs, impairment expense/(gain on sale), stock-based compensation expense, stock-based payments for services rendered by consultants, change in fair value of contingent consideration liabilities, legal, tax and regulatory reserves or settlements, legal costs incurred by the Company in connection with regulatory investigations and litigation regarding the Company’s 2019 withdrawn initial public offering and the related execution of the SoftBank Transactions, as defined in Note 1 of the notes to the unaudited Consolidated

Financial Statements included in this Report, net of any insurance or other recoveries, and expense related to mergers, acquisitions, divestitures and capital raising activities.
A reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA is set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions)	2023	2022	2023	2022
Net loss(1)	$(820)	$(629)	$(1,516)	$(1,768)
Income tax (benefit) provision(1)	4	3	6	5
Interest and other (income) expenses, net(1)	180	290	319	753
Depreciation and amortization(1)	139	156	443	485
Restructuring and other related (gains) costs(1)	(22)	(34)	(187)	(190)
Impairment expense/(gain on sale)(1)	454	97	794	224
Stock-based compensation expense(2)	5	13	11	39
Other, net(3)	(1)	(1)	4	1
Adjusted EBITDA	$(61)	$(105)	$(126)	$(451)

(1)As presented on our unaudited Condensed Consolidated Statements of Operations.
(2)Represents the non-cash expense of our equity compensation arrangements for employees, directors, and consultants.
(3)Other, net includes the remaining adjustments described above and are included in selling, general and administrative expenses on the unaudited Condensed Consolidated Statements of Operations.
When used in conjunction with GAAP financial measures, we believe that Adjusted EBITDA is a useful supplemental measure of operating performance because it facilitates comparisons of historical performance by excluding non-cash items such as stock-based payments, fair market value adjustments and impairment charges and other amounts not directly attributable to our primary operations, such as the impact of restructuring costs, acquisitions, disposals, non-routine investigations, litigation and settlements. Depreciation and amortization relate primarily to the depreciation of our leasehold improvements, equipment and furniture. These capital expenditures are incurred and capitalized subsequent to the commencement of our leases and are depreciated over the lesser of the useful life of the asset or the term of the lease. The initial capital expenditures are assessed by management as an investing activity, and the related depreciation and amortization are non-cash charges that are not considered in management’s assessment of the daily operating performance of our locations. As a result the impact of depreciation and amortization is excluded from our calculation of Adjusted EBITDA. Restructuring and other related (gains) costs relate primarily to the decision to slow growth and terminate leases and are therefore not ordinary course costs directly attributable to the daily operation of our locations. In addition, while the legal costs incurred by the Company in connection with regulatory investigations and litigation regarding the Company’s 2019 withdrawn initial public offering and the related execution of the SoftBank Transactions are cash expenses, these are not expected to be recurring after the matters are resolved and they do not represent expenses necessary for our business operations.
Adjusted EBITDA is also a key metric used internally by our management to evaluate performance and develop internal budgets and forecasts.
Adjusted EBITDA has limitations as an analytical tool, should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP and does not provide a complete understanding of our operating results as a whole. Some of these limitations are:
•it does not reflect changes in, or cash requirements for, our working capital needs;
•it does not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•it does not reflect our tax expense or the cash requirements to pay our taxes;

•it does not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although stock-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future; and
•although depreciation, amortization and impairments are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and this non-GAAP measure does not reflect any cash requirements for such replacements.
Free Cash Flow
Because of the limitations of Adjusted EBITDA, as noted above, we also supplement our GAAP results by evaluating Free Cash Flow, a non-GAAP measure. We define "Free Cash Flow" as net cash provided by (used in) operating activities less purchases of property, equipment and capitalized software, each as presented in the Company's unaudited Condensed Consolidated Statements of Cash Flows and calculated in accordance with GAAP.
A reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP measure, to Free Cash Flow is set forth below:

	Nine Months Ended September 30,
(Amounts in millions)	2023	2022
Net cash provided by (used in) operating activities (1)	$(719)	$(645)
Less: Purchases of property, equipment and capitalized software (1)	(162)	(270)
Free Cash Flow	$(881)	$(915)

(1)As presented on our unaudited Condensed Consolidated Statements of Cash Flows.
Free Cash Flow is both a performance measure and a liquidity measure that we believe provides useful information to management and investors about the amount of cash generated by or used in the business. Free Cash Flow is also a key metric used internally by our management to develop internal budgets, forecasts and performance targets.
Free Cash Flow has limitations as an analytical tool, should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP and does not provide a complete understanding of our results and liquidity as a whole. Some of these limitations are:
•it only includes cash outflows for purchases of property, equipment and capitalized software and not for other investing cash flow activity or financing cash flow activity;
•it is subject to variation between periods as a result of changes in working capital and changes in timing of receipts and disbursements;
•although non-cash GAAP straight-line lease costs are non-cash adjustments, these charges generally reflect amounts we will be required to pay our landlords in cash over the lifetime of our leases; and
•although stock-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future.
Constant-Currency
The U.S. dollar is the functional currency of our consolidated and unconsolidated entities operating in the

United States. For our consolidated and unconsolidated entities operating outside of the United States, we generally assign the relevant local currency as the functional currency, as the local currency is generally the principal currency of the economic environment in which the foreign entity primarily generates and expends cash. As exchange rates may fluctuate between periods, revenue and operating expenses, when converted into U.S. dollars, may also fluctuate between periods. During the three and nine months ended September 30, 2023 and 2022 our results of operations were primarily impacted by fluctuations in the U.S. dollar-British Pound, U.S. dollar-Euro and U.S. dollar-Korean Won exchange rates.
We supplement our GAAP financial results and Adjusted EBITDA by evaluating our results on a constant-currency basis. We believe that the disclosure of our financial results on a constant-currency basis is a useful supplemental measure of operating performance because it facilitates comparisons of historical performance by excluding the effects of foreign currency volatility. We calculate our constant-currency results by translating the prior year functional currency results at the current period actual foreign currency exchange rate. The presentation of financial results on a constant-currency basis should be considered in addition to, but not a substitute for, measures of financial performance reported in accordance with GAAP.
The following table sets forth the constant-currency impact of foreign exchange for certain financial measures on the Company’s unaudited Condensed Consolidated Results of Operations and Adjusted EBITDA for the three months ended September 30, 2023 and 2022:

(Amounts in millions, except percentages)	Three Months Ended September 30,			%	%
	2023	2022		Change	Change
	Actual Currency	Actual Currency	FX Impact	Actual Currency	Constant Currency
Revenue	$794	$817	$19	(3)%	(5)%
Expenses:
Location operating expenses—cost of revenue(1)	721	730	15	(1)%	(3)%
Pre-opening location expenses	4	23	—	(83)%	(83)%
Selling, general and administrative expenses(2)	134	181	3	(26)%	(27)%
Restructuring and other related (gains) costs	(22)	(34)	—	(35)%	(35)%
Impairment expense/(gain on sale)	454	97	1	368%	363%
Depreciation and amortization	139	156	3	(11)%	(13)%
Total expenses	$1,430	$1,153	$22	24%	22%
Loss from operations	(636)	(336)	(3)	89%	88%
Adjusted EBITDA(3)	$(61)	$(105)	$2	(42)%	(41)%

(1)Exclusive of depreciation and amortization shown separately on the depreciation and amortization line in the amount of $131 million and $147 million for the three months ended September 30, 2023 and 2022, respectively.
(2)Includes cost of revenue in the amount of $2 million and $2 million during the three months ended September 30, 2023 and 2022, respectively.
(3)See section entitled "Key Performance Indicators — Adjusted EBITDA" for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA.

The following table sets forth the constant-currency impact of foreign exchange for certain financial measures on the Company’s unaudited Condensed Consolidated Results of Operations and Adjusted EBITDA for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,			%	%
	2023	2022		Change	Change
(Amounts in millions, except percentages)	Actual Currency	Actual Currency	FX Impact	Actual Currency	Constant Currency
Revenue	$2,487	$2,397	$(10)	4%	4%
Expenses:
Location operating expenses—cost of revenue(1)	2,170	2,202	(12)	(1)%	(1)%
Pre-opening location expenses	19	108	—	(82)%	(82)%
Selling, general and administrative expenses(2)	439	578	(1)	(24)%	(24)%
Restructuring and other related (gains) costs	(187)	(190)	(1)	(2)%	(2)%
Impairment expense/(gain on sale)	794	224	6	254%	245%
Depreciation and amortization	443	485	(3)	(9)%	(8)%
Total expenses	$3,678	$3,407	$(11)	8%	8%
Loss from operations	(1,191)	(1,010)	1	18%	18%
Adjusted EBITDA(3)	$(126)	$(451)	$3	(72)%	(72)%

(1)Exclusive of depreciation and amortization shown separately on the Depreciation and amortization line in the amount of $421 million and $455 million for the nine months ended September 30, 2023 and 2022, respectively.
(2)Includes cost of revenue in the amount of $2 million and $17 million during the nine months ended September 30, 2023 and 2022, respectively.
(3)See section entitled "Key Performance Indicators — Non-GAAP Financial Measures — Adjusted EBITDA" for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA.
Key Factors Affecting the Comparability of Our Results
Foreign Currency Translation
As a global company, the comparability of our results of operations may be impacted by fluctuations in the foreign currency exchange rates used to translate our financial results to the U.S. dollar in countries where the U.S. dollar is not the functional currency. As the U.S. dollar strengthens relative to the functional currencies of our international operations, our international revenues will be unfavorably impacted, and as the U.S. dollar weakens relative to other functional currencies our international revenues will be favorably impacted.
See section above entitled "Key Performance Indicators — Non-GAAP Financial Measures — Constant Currency" for more information on how we supplement our financial results by evaluating them on a constant currency basis.
Restructuring and Impairments
In September 2019, we commenced an operational restructuring program to improve our financial position and refocus on our core space-as-a-service business, establishing an expected path to profitable growth.
During the nine months ended September 30, 2023, we achieved an additional 24% reduction of total costs related to selling, general and administrative costs totaling $139 million compared to the nine months ended September 30, 2022. During the nine months ended September 30, 2023, we also terminated leases associated with a total of 43 previously opened locations, including 3 locations associated with sale of our net assets in South Africa and 2 locations associated with the sale of our net assets in Costa Rica, bringing the total terminations since the beginning of the restructuring to 295.
In conjunction with the efforts to right-size our real estate portfolio, we have also successfully amended over 600 leases for a combination of partial terminations to reduce our leased space, rent reductions, rent deferrals, offsets for tenant improvement allowances and other strategic changes. These amendments and full and partial lease terminations have resulted in an estimated reduction of approximately $13.3 billion in total future undiscounted fixed minimum lease cost payments that were scheduled to be paid over the life of the original executed lease agreements, including changes to the obligations of South Africa and Costa Rica which occurred during the period it was consolidated.
We anticipate that there may be additional impairment, restructuring and related costs during 2024, consisting primarily of lease termination charges, other exit costs and costs related to ceased use buildings, as the Company is still in the process of finalizing and implementing its operational restructuring plans. Management is continuing to evaluate our real estate portfolio in connection with the Chapter 11 Cases and our ongoing restructuring efforts and expects to exit additional leases.
As we continue to execute on our operational restructuring program and realize the benefits of our efforts to create a leaner, more efficient organization, results may be less comparable period over period. There can be no assurance as to whether the Chapter 11 Cases will be successful, including our ability to achieve our operational, strategic, and financial goals.
See Note 4 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report for additional information regarding our restructuring activities and impairment.
Components of Results of Operations
We assess the performance of our locations differently based on whether the revenues and expenses of the location are consolidated within our results of operations, which we refer to as Consolidated Locations, or whether the revenues and expenses of the location are not consolidated within our results of operations but for which we are entitled to a management fee for our services, such as locations in India, the Greater China region, Israel, South Africa (after March 1, 2023), Costa Rica (after July 1, 2023) and certain Common Desk locations. The term “locations” includes only Consolidated Locations when used in the sections entitled “—Components of Results of Operations" and "—Comparison of the three and nine months ended September 30, 2023 and 2022” but includes both Consolidated Locations and Unconsolidated Locations when used elsewhere in this Report.
Revenue
Revenue includes membership and service revenue as well as other revenue as described below.
Membership revenue represents membership fees, net of discounts from sales of physical memberships ("WeWork Membership revenue") and membership fees, net of discounts from sales of WeWork All Access Memberships, WeWork On Demand and WeMemberships (collectively, "WeWork Access revenue"). We derive a significant majority of our revenue from recurring membership fees. The price of each membership varies based on the type of workplace solution selected by the member, the geographic location of the space occupied, and any monthly allowances for business services, such as conference room reservations and printing or copying allotments, that are included in the base membership fee. All memberships include access to our community through the WeWork app. Membership revenue is recognized monthly, on a ratable basis, over the life of the agreement, as access to space is provided. From time to time, members may terminate long term membership agreements for an early termination fee. The early termination fees are recognized as a component of Membership revenue and are amortized over the remaining duration of the membership agreement.
Service revenue primarily includes additional billings to members for ancillary business services in excess of the monthly allowances mentioned above. Services offered to members include access to conference rooms, printing, photocopies, initial set-up fees, phone and IT services, parking fees and other services.
Service revenue also includes commissions we earn from third-party service providers. We offer access to a variety of business and other services to our members, often at exclusive rates, and receive a percentage of the sale when one of our members purchases a service from a third party. These services range from business services to lifestyle perks. Service revenue also includes any management fee income for services provided to locations in India, the Greater China region, Israel, South Africa (after March 1, 2023), Costa Rica (after July 1, 2023) and certain Common Desk locations. Service revenue is recognized on a monthly basis as the services are provided.
Service revenue does not include any revenue recognized related to other non-core offerings not related to our space-as-a-service offering.
Other revenue primarily includes our former Powered by We design and development services in which we offered on-site office management that provides integrated design, construction and space management services.
Design and development services performed are recognized as revenue over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost. The Company identifies only the specific costs incurred that contribute to the Company’s progress in satisfying the performance obligation. Contracts are generally segmented between types of services, such as consulting contracts, design and construction contracts, and operate contracts. Revenues related to each respective type of contract are recognized as or when the respective performance obligations are satisfied. When total cost estimates for these types of arrangements exceed revenues in a fixed-price arrangement, the estimated losses are recognized immediately.
Other revenue also includes revenue generated from various other non-core offerings, not directly related to the revenue we earn under our membership agreements through which we provide space-as-a-service.
Also included in other revenue is other management and advisory fees earned. Other revenues are generally recognized over time, on a monthly basis, as the services are performed.
Location Operating Expenses
Location operating expenses include the day-to-day costs of operating an open location and exclude pre-opening costs, depreciation and amortization and general sales and marketing, which are separately recorded.
Lease Cost
Our most significant location operating expense is lease cost. Lease cost is recognized on a straight-line basis over the life of the lease term in accordance with GAAP based on the following three key components:
•Lease cost contractually paid or payable represents cash payments due for base and contingent rent, common area maintenance amounts and real estate taxes payable under the Company’s lease agreements, recorded on an accrual basis of accounting, regardless of the timing of when such amounts were actually paid.
•Amortization of lease incentives represents the amortization of amounts received or receivable for tenant improvement allowances and broker commissions (collectively, “lease incentives”), amortized on a straight-line basis over the terms of our leases.
•Non-cash GAAP straight-line lease cost represents the adjustment required under GAAP to recognize the impact of "free rent" periods and lease cost escalation clauses on a straight-line basis over the term of the lease. Non-cash GAAP straight-line lease cost also includes the amortization of capitalized initial direct costs associated with obtaining a lease.

Other Location Operating Expenses
Other location operating expenses typically include utilities, ongoing repairs and maintenance, cleaning expenses, office expenses, security expenses, credit card processing fees and food and beverage costs. Location operating expenses also include personnel and related costs for the teams managing our community operations, including member relations, new member sales and member retention and facilities management.
Pre-Opening Location Expenses
Pre-opening location expenses include all expenses incurred while a location is not open for members. The primary components of pre-opening location expenses are lease cost expense, including our share of tenancy costs (including real estate and related taxes and common area maintenance charges), utilities, cleaning, personnel and related expenses and other costs incurred prior to generating revenue. Personnel expenses are included in pre-opening location expenses as we staff our locations prior to their opening to help ensure a smooth opening and a successful member move-in experience. Pre-opening location expenses also consist of expenses incurred during the period in which a workspace location has been closed for member operations and all members have been relocated to a new workspace location, prior to management's decision to enter negotiations to terminate a lease.
Selling, General and Administrative Expenses
Selling, general and administrative ("SG&A") expenses consist primarily of personnel and stock-based compensation expenses related to our corporate employees, technology, consulting, legal and other professional services expenses, and costs for our corporate offices, such as costs associated with our billings, collections, purchasing and accounts payable functions. Also included in SG&A expenses are general sales and marketing efforts, including advertising costs, member referral fees, and costs associated with strategic marketing events, and various other costs we incur to manage and support our business.
SG&A expenses also include cost of goods sold in connection with our former Powered by We on-site office design, development and management solutions.
Also included are corporate design, development, warehousing, logistics and real estate costs and expenses incurred researching and pursuing new markets, solutions and services, and other expenses related to the Company's growth and global expansion incurred during periods when the Company was focused on expansion. These costs include non-capitalized personnel and related expenses for our development, design, product, research, real estate, growth talent acquisition, mergers and acquisitions, legal, technology research and development teams and related professional fees and other expenses incurred such as growth related recruiting fees, employee relocation costs, due diligence, integration costs, transaction costs, contingent consideration fair value adjustments relating to acquisitions, write-off of previously capitalized costs for which the Company is no longer moving forward with the lease or project and other routine asset impairments and write-offs.
We expect that overall SG&A expenses will decrease as a percentage of revenue over time as we continue to execute on our operational restructuring plans aimed to enhance our operating efficiency and leverage the historical investments in people and technology that we have made to support the growth of our global community.
Restructuring and Other Related (Gains) Costs and Impairment Expense/(Gain on Sale)
See the section entitled "—Key Factors Affecting Comparability of Our Results—Restructuring and Impairments" above for details surrounding the components of these financial statement line items.

Depreciation and Amortization Expense
Depreciation and amortization primarily relates to the depreciation expense recorded on our property and equipment, the most significant component of which are the leasehold improvements made to our real estate portfolio.
Interest and Other Income (Expense)
Interest and other income (expense) is comprised of interest income, interest expense, extinguishment of debt expense, earnings from equity method and other investments, foreign currency gain (loss), and gain (loss) from change in fair value of warrant liabilities.

Unaudited Condensed Consolidated Results of Operations
The following table sets forth the Company’s unaudited Condensed Consolidated Results of Operations and other key metrics for the three and nine months ended September 30, 2023 and 2022:

(Amounts in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Unaudited Condensed Consolidated Results of Operations information:
Revenue:
Condensed Consolidated Locations membership and service revenue	$783	$809	$2,456	$2,349
Unconsolidated Locations management fee revenue	6	6	17	14
Other revenue	5	2	14	34
Total revenue	794	817	2,487	2,397
Expenses:
Location operating expenses—cost of revenue (1)	721	730	2,170	2,202
Pre-opening location expenses	4	23	19	108
Selling, general and administrative expenses(2)	134	181	439	578
Restructuring and other related (gains) costs	(22)	(34)	(187)	(190)
Impairment expense/(gain on sale)	454	97	794	224
Depreciation and amortization	139	156	443	485
Total expenses	1,430	1,153	3,678	3,407
Loss from operations	(636)	(336)	(1,191)	(1,010)
Interest and other income (expense), net	(180)	(290)	(319)	(753)
Pre-tax loss	(816)	(626)	(1,510)	(1,763)
Income tax benefit (provision)	(4)	(3)	(6)	(5)
Net loss	(820)	(629)	(1,516)	(1,768)
Noncontrolling interests	32	61	115	188
Net loss attributable to WeWork Inc.	$(788)	$(568)	$(1,401)	$(1,580)

(1)Exclusive of depreciation and amortization shown separately on the depreciation and amortization line in the amount of $131 million and $147 million for the three months ended September 30, 2023 and 2022, respectively, and $421 million and $455 million for the nine months ended September 30, 2023 and 2022, respectively.
(2)Includes cost of revenue in the amount of $2 million and $2 million during the three months ended September 30, 2023 and 2022, respectively, and $2 million and $17 million during the nine months ended September 30, 2023 and 2022, respectively.

Other key performance indicators (in thousands, except for percentages):	September 30,
	2023	2022
Consolidated Locations
Workstation Capacity	700	756
Physical Memberships	494	536
All Access and Other Legacy Memberships	71	67
Memberships(1)	565	603
Physical Occupancy Rate	71%	71%
Enterprise Physical Membership Percentage	40%	47%
Unconsolidated Locations
Workstation Capacity	192	173
Physical Memberships	141	135
All Access and Other Legacy Memberships	3	1
Memberships	144	136
Physical Occupancy Rate	73%	78%
Systemwide Locations
Workstation Capacity	892	928
Physical Memberships	635	671
All Access and Other Legacy Memberships	74	68
Memberships(1)	709	739
Physical Occupancy Rate	71%	72%

(1)Consolidated Locations and Systemwide Locations Memberships include WeMemberships of 2 thousand and 3 thousand as of September 2023 and 2022, respectively. WeMemberships are legacy products that provide member user login access to the WeWork member network online or through the mobile application as well as access to service offerings and the right to reserve space on an à la carte basis, among other benefits.

Unaudited Condensed Consolidated Results of Operations as a Percentage of Revenue
The following table sets forth our unaudited Condensed Consolidated Statements of Operations information as a percentage of revenue for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	100%	100%	100%	100%
Expenses:
Location operating expenses—cost of revenue(1)	91%	89%	87%	92%
Pre-opening location expenses	1%	3%	1%	5%
Selling, general and administrative expenses(1)	17%	22%	18%	24%
Restructuring and other related (gains) costs	(3)%	(4)%	(8)%	(8)%
Impairment expense/(gain on sale)	57%	12%	32%	9%
Depreciation and amortization	18%	19%	18%	20%
Total operating expenses	180%	141%	148%	142%
Loss from operations	(80)%	(41)%	(48)%	(42)%
Interest and other income (expense), net	(23)%	(35)%	(13)%	(31)%
Pre-tax loss	(103)%	(77)%	(61)%	(74)%
Income tax benefit (provision)	(1)%	—%	—%	—%
Net loss	(103)%	(77)%	(61)%	(74)%
Noncontrolling interests	4%	7%	5%	8%
Net loss attributable to WeWork Inc.	(99)%	(70)%	(56)%	(66)%

(1)Exclusive of depreciation and amortization shown separately on the depreciation and amortization line.

Comparison of the three and nine months ended September 30, 2023 and 2022
Revenue
Comparison of the three months ended September 30, 2023 and 2022

	Three Months Ended September 30,		Change
(Amounts in million, except percentages)	2023	2022	$	%
Physical membership and service revenue	$727	$768	$(41)	(5)%
WeWork Access revenue	62	47	15	32%
Total membership and service revenue	$789	$815	$(26)	(3)%
Other revenue	5	2	3	150%
Total revenue	$794	$817	$(23)	(3)%
Foreign currency impact	N/A	19
Constant-currency total revenue	$794	$836	$(42)	(5)%

Total revenue decreased $23 million and (3)%, or (5)% on a constant-currency basis. This decrease was primarily driven by total membership and service revenue, which decreased $26 million to $789 million for the three months ended September 30, 2023, from $815 million for the three months ended September 30, 2022. Average physical memberships for our Consolidated Locations decreased 6% for the three months ended September 30, 2023 from the three months ended September 30, 2022, partially offset by a 1% increase of physical membership monthly ARPM to $482 for the three months ended September 30, 2023 from $477 for the three months ended September 30, 2022.
On a sequential basis, total revenue decreased $50 million or (6)% from $844 million for the three months ended June 30, 2023, primarily because of a $29 million decrease in early termination penalties recorded in the prior quarter. Excluding early termination fees, total revenue decreased 3% compared to the three months ended June 30, 2023. The remaining decrease was driven by a 3% decrease in average physical memberships for our Consolidated Locations for the three months ended September 30, 2023 from the three months ended June 30, 2023. See section below entitled "Quarterly Results of Operations" for the physical memberships as of each sequential quarterly period.
We continue to focus our efforts on digitizing our real estate offering through WeWork All Access and WeWork On Demand, which has resulted in an increase of All Access memberships to approximately 71 thousand as of September 2023 from approximately 67 thousand as of September 2022. The increase in WeWork All Access memberships also resulted in an increase of our WeWork Access revenue to $62 million during the three months ended September 30, 2023 from $47 million during the three months ended September 30, 2022.
See Note 14 and Note 21 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report for additional details on remaining revenue commitments and geographic concentration of revenue, respectively.

Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in million, except percentages)	2023	2022	$	%
Physical membership and service revenue	$2,290	$2,235	$55	2%
WeWork Access revenue	183	128	55	43%
Total membership and service revenue	$2,473	$2,363	$110	5%
Other revenue	14	34	(20)	(59)%
Total revenue	$2,487	$2,397	$90	4%
Foreign currency impact	N/A	(10)
Constant-currency total revenue	$2,487	$2,387	$100	4%

Total revenue increased $90 million and 4%, or 4% on a constant-currency basis. This increase was primarily driven by total membership and service revenue, which increased $110 million to $2,473 million for the nine months ended September 30, 2023, from $2,363 million for the nine months ended September 30, 2022. Average physical memberships for our Consolidated Locations remained consistent during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022. Physical membership monthly ARPM increased 2% to $491 for the nine months ended September 30, 2023 from $480 for the nine months ended September 30, 2022. This increase in physical membership ARPM was primarily attributable to a $37 million increase in early termination fees to $56 million from $19 million during the nine months ended September 30, 2023 and 2022, respectively, which is reflective of increased churn experienced for the nine months ended September 30, 2023. While revenues have increased year over year as of September 2023, Consolidated Locations physical membership had decreased 8% from September 2022. See section below entitled "Quarterly Results of Operations" for the physical memberships as of each sequential quarterly period.
We continue to focus our efforts on digitizing our real estate offering through WeWork All Access and WeWork On Demand, which has resulted in an increase of All Access memberships to approximately 71 thousand as of September 2023 from approximately 67 thousand as of September 2022. The increase in WeWork All Access memberships also resulted in an increase of our WeWork Access revenue to $183 million during the nine months ended September 30, 2023 from $128 million during the nine months ended September 30, 2022.
The increases in revenue discussed above were partially offset by a 59% decrease in other revenue to $14 million for the nine months ended September 30, 2023, from $34 million for the nine months ended September 30, 2022. This decrease was primarily driven by the $16 million decrease related to Powered by We development services, as various ongoing projects reached substantial completion during 2022.
See Note 14 and Note 21 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report for additional details on remaining revenue commitments and geographic concentration of revenue, respectively.

Location Operating Expenses
Comparison of the three months ended September 30, 2023 and 2022

	Three Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Location operating expenses	$721	$730	$(9)	(1)%
Impact of foreign exchange	N/A	15
Constant-currency location operating expenses	$721	$745	$(24)	(3)%

Location operating expenses decreased $9 million and 1%, or 3% on a constant-currency basis, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This decrease was due primarily to continued lease terminations and a decline in real estate operating lease costs primarily as a result of COVID-19 and related cost cutting strategies. As a percentage of total revenue, location operating expenses for the three months ended September 30, 2023 increased by 2 percentage points to 91%, compared to 89% for the three months ended September 30, 2022, primarily driven by the decrease in total revenue discussed above.
The Company terminated leases associated with a total of 8 previously open locations during the three months ended September 30, 2023, in addition to 45 previously open locations subsequent to September 30, 2022. The location decreases were partially offset by the opening of 2 locations during the three months ended September 30, 2023 and 11 locations subsequent to September 30, 2022.
Our most significant location operating expense is real estate operating lease cost, which includes the following components and changes:

	Three Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Lease cost contractually paid or payable	$616	$613	$3	—%
Non-cash GAAP straight-line lease cost	11	29	(18)	(62)%
Amortization of lease incentives	(62)	(67)	5	(7)%
Total real estate operating lease cost	$565	$575	$(10)	(2)%

The following table includes the components of real estate operating lease cost included in location operating expenses as a percentage of membership revenue:

	Three Months Ended September 30,
	2023	2022	Change %
Lease cost contractually paid or payable	84%	80%	4%
Non-cash GAAP straight-line lease cost	1%	4%	(3)%
Amortization of lease incentives	(8)%	(9)%	1%
Total real estate operating lease cost	77%	75%	2%

The $18 million decrease in non-cash GAAP straight-line lease cost was driven by continued lease terminations during the three months ended September 30, 2023, decreases in lease cost escalations and the end of free rent periods. The decrease in non-cash GAAP straight-line lease cost is also attributed to the decrease in our weighted average remaining lease term. The impact of straight-lining lease cost typically increases straight-line lease cost adjustments in the first half of the life of a lease, when lease cost recorded in accordance with GAAP exceeds cash payments made, and then decreases lease cost in the second half of the life of the lease, when lease cost is less than the cash payments required. The impact of straight-lining of lease cost nets to zero over the life of a lease.
The $5 million decrease in amortization of lease incentives benefit was primarily due to locations that incurred amortization of lease incentive benefits during the three months ended September 30, 2022 no longer incurring amortization during the three months ended September 30, 2023 due to the lease terminations discussed above.
The $3 million increase in lease cost contractually paid or payable was generally the result of an increase in building common area maintenance costs mainly as a result of location openings and increased rates during the three months ended September 30, 2023 as compared to the three months ended September 30, 2022.
The remaining net decrease in all other location operating expenses consisted of decreases related to employee compensation and benefits expenses. These decreases were offset by increases in utilities and repair and maintenance during the three months ended September 30, 2023.
Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Location operating expenses	$2,170	$2,202	$(32)	(1)%
Impact of foreign exchange	N/A	(12)
Constant-currency location operating expenses	$2,170	$2,190	$(20)	(1)%

Location operating expenses decreased $32 million and 1%, or 1% on a constant-currency basis. This decrease is mainly attributable to the foreign currency impact seen above and continued cost cutting strategies, partially offset by location openings discussed below. As a percentage of total revenue, location operating expenses for the nine months ended September 30, 2023 decreased by 4 percentage points to 87% compared to 92% for the nine months ended September 30, 2022. The decrease in location operating expenses as a percentage of total revenue is attributed to both our continued cost cutting strategies in addition to an increase in occupancy to 72% as of September 2023 from 71% as of September 2022.
The Company terminated leases associated with a total of 43 previously opened locations during the nine months ended September 30, 2023 and 35 previously open locations in 2022, including 25 during the nine months ended September 30, 2022. The location decreases were partially offset by the opening of 8 locations during the nine months ended September 30, 2023 and the opening of 36 locations during 2022, including 31 during the nine months ended September 30, 2022. During the nine months ended September 30, 2023, the Company also successfully amended over 100 leases which include partial terminations to reduce our leased space, rent reductions, rent deferrals, offsets for tenant improvement allowances and other strategic changes.
Our most significant location operating expense is real estate operating lease cost, which includes the following components and changes:

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Lease cost contractually paid or payable	$1,862	$1,860	$2	—%
Non-cash GAAP straight-line lease cost	48	89	(41)	(46)%
Amortization of lease incentives	(194)	(203)	9	(4)%
Total real estate operating lease cost	$1,716	$1,746	$(30)	(2)%

The following table includes the components of real estate operating lease cost included in location operating expenses as a percentage of membership revenue:

	Nine Months Ended September 30,
	2023	2022	Change %
Lease cost contractually paid or payable	80%	83%	(3)%
Non-cash GAAP straight-line lease cost	2%	4%	(2)%
Amortization of lease incentives	(8)%	(9)%	1%
Total real estate operating lease cost	74%	78%	(4)%

The $41 million decrease in non-cash GAAP straight-line lease cost was driven by continued lease terminations during the nine months ended September 30, 2023, decreases in lease cost escalations and the end of free rent periods. The decrease in non-cash GAAP straight-line lease cost is also attributed to the decrease in our weighted average remaining lease term. The impact of straight-lining lease cost typically increases straight-line lease cost adjustments in the first half of the life of a lease, when lease cost recorded in accordance with GAAP exceeds cash payments made, and then decreases lease cost in the second half of the life of the lease, when lease cost is less than the cash payments required. The impact of straight-lining of lease cost nets to zero over the life of a lease.
The $9 million decrease in amortization of lease incentives benefit was primarily due to locations that incurred amortization of lease incentive benefits during the nine months ended September 30, 2022 no longer incurring amortization during the nine months ended September 30, 2023 due to the lease terminations discussed above.
The remaining net decrease in all other location operating expenses consisted of decreases related to employee compensation and benefits expenses. These decreases were offset by an increase in utilities, and consumables during the nine months ended September 30, 2023.
Pre-Opening Location Expenses
Comparison of the three months ended September 30, 2023 and 2022

	Three Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Pre-opening location expenses	$4	$23	$(19)	(83)%
Impact of foreign exchange	N/A	—
Constant-currency pre-opening location expenses	$4	$23	$(19)	(83)%

Pre-opening location expenses decreased $19 million to $4 million, primarily as a result of a net decrease in lease costs from location openings and terminating leases at locations that were previously closed for member operations. During the three months ended September 30, 2023, there were 2 location openings in compared to 13 during the three months ended September 30, 2022.
Our most significant pre-opening location expense was real estate operating lease cost for the period before a location is open for member operations, which includes the following components and changes:

	Three Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Lease cost contractually paid or payable	$2	$19	$(17)	(89)%
Non-cash GAAP straight-line lease cost	2	5	(3)	(60)%
Amortization of lease incentives	—	(3)	3	(100)%
Total pre-opening location real estate operating lease cost	$4	$21	$(17)	(81)%

Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Pre-opening location expenses	$19	$108	$(89)	(82)%
Impact of foreign exchange	N/A	—
Constant-currency pre-opening location expenses	$19	$108	$(89)	(82)%

Pre-opening location expenses decreased $89 million to $19 million, primarily as a result of a net decrease in lease costs from location openings and terminating leases at locations that were previously closed for member operations throughout 2022 and 2023. During the nine months ended September 30, 2023, there were 8 location openings in addition to 36 location openings in 2022, including 31 during the nine months ended September 30, 2022.
Our most significant pre-opening location expense was real estate operating lease cost for the period before a location is open for member operations, which includes the following components and changes:

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Lease cost contractually paid or payable	$11	$80	$(69)	(86)%
Non-cash GAAP straight-line lease cost	9	35	(26)	(74)%
Amortization of lease incentives	(2)	(13)	11	(85)%
Total pre-opening location real estate operating lease cost	$18	$102	$(84)	(82)%

Selling, General and Administrative Expenses
Comparison of the three months ended September 30, 2023 and 2022

	Three Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Selling, general and administrative expenses	$134	$181	$(47)	(26)%
Impact of foreign currency	N/A	3
Constant-currency selling, general and administrative expenses	$134	$184	$(50)	(27)%

SG&A expenses decreased $47 million and 26%, or 27% on a constant-currency basis, to $134 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. As a percentage of total revenue, SG&A expenses decreased by 5 percentage points to 17% for the three months ended September 30, 2023, compared to 22% for the three months ended September 30, 2022, driven primarily by our continued focus on our goal of creating a leaner, more efficient organization.
During the three months ended September 30, 2023, compared to the three months ended September 30, 2022, there was a decrease of $28 million in employee compensation and benefits expenses, primarily as a result of reductions in headcount, a decrease of $8 million in stock-based compensation, a decrease of $5 million in hosting and software expenses, a decrease of $5 million in accounting fees and a $5 million decrease in insurance and advertising expenses. These decreases were partially offset by a $4 million increase in consulting fees.
Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Selling, general and administrative expenses	$439	$578	$(139)	(24)%
Impact of foreign currency	N/A	(1)
Constant-currency selling, general and administrative expenses	$439	$577	$(138)	(24)%

SG&A expenses decreased $139 million and 24%, or 24% on a constant-currency basis, to $439 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. As a percentage of total revenue, SG&A expenses decreased by 6 percentage points to 18% for the nine months ended September 30, 2023, compared to 24% for the nine months ended September 30, 2022, driven primarily by our continued focus on creating a leaner, more efficient organization.
During the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, there was a decrease of $68 million in employee compensation and benefits expenses as a result of slowing our growth, continued focus on creating a leaner, more efficient organization and our recent reduction in workforce. There were also decreases of $26 million related to stock-based compensation, $15 million in hosting and software expense, $14 million in cost of revenue mainly attributable to non-core businesses that are being wound down, $8 million in insurance expenses and $7 million in accounting fees.
Restructuring and other related (gains) costs
Comparison of the three months ended September 30, 2023 and 2022

	Three months ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Restructuring and other related (gains) costs	$(22)	$(34)	$12	(35)%
Impact of foreign exchange	N/A	—
Constant-currency restructuring and other related (gains) costs	$(22)	$(34)	$12	(35)%

Restructuring and other related (gains) costs increased $12 million to $(22) million for the three months ended September 30, 2023.
The increase in restructuring and other related (gains) costs was primarily due to a $14 million increase in legal and other lease exit costs, in addition to a $4 million increase in costs related to ceased use buildings. These increases were partially offset by a $5 million decrease in employee termination costs and a $1 million decrease in gains on terminated leases. The Company terminated a total of 8 locations during the three months ended September 30, 2023 compared to 7 locations during the three months ended September 30, 2022. Management is continuing to evaluate our real estate portfolio in connection with the Company's ongoing restructuring efforts and expects to exit additional leases.

Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Restructuring and other related (gains) costs	$(187)	$(190)	$3	(2)%
Impact of foreign exchange	N/A	(1)
Constant-currency restructuring and other related (gains) costs	$(187)	$(191)	$4	(2)%

Restructuring and other related (gains) costs increased $3 million to $(187) million for the nine months ended September 30, 2023, primarily due to a $32 million increase in costs related to ceased use buildings and a $24 million increase in legal and other exit costs. These increases were partially offset by a $54 million increase in gains on terminated leases associated with a total of 43 locations during the nine months ended September 30, 2023 compared to 29 locations during the nine months ended September 30, 2022. Management is continuing to evaluate the Company's real estate portfolio in connection with the Chapter 11 Cases and its ongoing restructuring efforts and expects to exit additional leases.
For additional information on restructuring and other related (gains) costs, see Note 4 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report and "—Key Factors Affecting Comparability of Our Results—Restructuring and Impairments" above.
Impairment expense/(gain on sale)
Comparison of the three months ended September 30, 2023 and 2022

	Three Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Impairment expense/(gain on sale)	$454	$97	$357	368%
Impact of foreign exchange	N/A	1
Constant-currency impairment expense	$454	$98	$356	363%

In connection with the operational restructuring program and related changes in the Company's leasing plans, the Company has recorded impairment expense on our long-lived assets. Impairment expense increased $357 million to $454 million for the three months ended September 30, 2023, as compared to $97 million for the three months ended September 30, 2022, and included the following components:

	Three months ended September 30,		Change
(Amounts in millions)	2023	2022	$	%
Impairment and write-off of long-lived assets associated with restructuring	$441	$72	$369	513%
Impairment expense, other	14	25	(11)	(44)%
Impairment of assets held for sale	1	—	1	N/M
Gain on sale of assets	(2)	—	(2)	N/M
Total	$454	$97	$357	368%

N/M = Not meaningful
Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Impairment expense/(gain on sale)	$794	$224	$570	254%
Impact of foreign exchange	N/A	6
Constant-currency Impairment expense/(gain on sale)	$794	$230	$564	245%

In connection with the operational restructuring program and related changes in the Company's leasing plans discussed above and the impacts on our operations from certain macroeconomic events such as COVID-19, the conflict between Russia and Ukraine, potential economic recession, rising interest rates, and/or inflation, the Company has recorded impairment expenses on our long-lived assets. Impairment expense/(gain on sale) increased $570 million to $794 million for the nine months ended September 30, 2023, as compared to $224 million for the nine months ended September 30, 2022, and included the following components:

	Nine Months Ended September 30,		Change
(Amounts in millions)	2023	2022	$	%
Impairment and write-off of long-lived assets associated with restructuring	$708	$160	$548	343%
Impairment expense, other	95	64	31	49%
Impairment of assets held for sale	5	—	5	N/M
Gain on sale of assets	(14)	—	(14)	N/M
Total	$794	$224	$570	254%

N/M = not meaningful

For additional information on impairments, see Note 4 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report and "—Key Factors Affecting Comparability of Our Results—Restructuring and Impairments" above.
Depreciation and Amortization Expense
Comparison of the three months ended September 30, 2023 and 2022

	Three months ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Depreciation and amortization expense	$139	$156	$(17)	(11)%
Impact of foreign exchange	N/A	3
Constant-currency depreciation and amortization expense	$139	$159	$(20)	(13)%

Depreciation and amortization expense decreased $17 million and 11%, or 13% on a constant-currency basis, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily driven by a decrease in depreciable assets as a result of the decrease in the number of our Consolidated Locations and workstation capacity and impairment expenses incurred throughout 2022 and 2023.

Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Depreciation and amortization expense	$443	$485	$(42)	(9)%
Impact of foreign exchange	N/A	(3)
Constant-currency depreciation and amortization expense	$443	$482	$(39)	(8)%

Depreciation and amortization expense decreased $42 million and 9%, or 8% on a constant-currency basis, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily driven by a decrease in depreciable assets as a result of the decrease in the number of our Consolidated Locations and workstation capacity and impairment expenses incurred throughout 2022 and 2023.
Interest and Other Income (Expense), Net
Comparison of the three months ended September 30, 2023 and 2022

	Three months ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Interest expense	$(93)	$(116)	$23	(20)%
Foreign currency gain (loss)	(83)	(167)	84	(50)%
Other income (expense), net	(4)	(7)	3	(43)%
Interest and other income (expense), net	$(180)	$(290)	$110	(38)%

Interest and other income (expense), net increased $110 million to $(180) million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase was primarily driven by foreign currency losses which decreased by $84 million during the three months ended September 30, 2023 as compared to the three months ended September 30, 2022. This decrease was driven by the foreign currency denominated intercompany transactions that are not of a long-term investment nature as a result of our prior international expansion and currency fluctuations against the dollar. The $83 million foreign currency loss during the three months ended September 30, 2023 was primarily impacted by fluctuations in the U.S. dollar-British Pound and U.S. dollar-Euro.
Interest expense decreased $23 million during the three months ended September 30, 2023, compared to the three months ended September 30, 2022, primarily due to the consummation of the 2023 Debt Restructuring Transactions (as discussed and described in Note 12 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report), resulting in a reduction of approximately $64 million of interest expense on previously issued debt that was exchanged, partially offset by an increase of approximately $39 million in interest expense, net of premium amortization related to newly issued debt. The decreases in interest expense were partially offset by a $9 million increase in interest expense due to the $350 million draw of the Junior LC Tranche in May 2022 and subsequent increase to $470 million in February 2023 in connection with the Fourth and Sixth Amendments to the Credit Agreement, respectively.
See Note 12 and Note 19 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report for further details on the 2023 Debt Restructuring Transactions and the Credit Agreement, respectively.

Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Interest expense	$(316)	$(388)	$72	(19)%
Foreign currency gain (loss)	(32)	(368)	336	(91)%
Other income (expense), net	29	3	26	867%
Interest and other income (expense), net	$(319)	$(753)	$434	(58)%

Interest and other income (expense), net increased $434 million to $(319) million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily driven by a $336 million decrease in foreign currency losses during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022, primarily driven by the foreign currency denominated intercompany transactions that are not of a long-term investment nature as a result of our prior international expansion and currency fluctuations against the U.S. dollar. The $32 million foreign currency loss during the nine months ended September 30, 2023 was primarily impacted by fluctuations in the U.S. dollar-British Pound, U.S. dollar-Euro and U.S. dollar-Korean Won
Interest expense decreased by $72 million, primarily due to the consummation of the 2023 Debt Restructuring Transactions, resulting in a reduction of approximately $106 million of interest expense on previously issued debt that was exchanged, partially offset by an increase of approximately $61 million in interest expense, net of premium amortization related to newly issued debt. The decrease in interest expense was also due in part to $47 million of unamortized deferred financing costs expensed during the nine months ended September 30, 2022 in connection with the Fourth Amendment to the Credit Agreement, partially offset by a $34 million increase in interest expense due to the $350 million draw of the Junior LC Tranche in May 2022 and subsequent increase to $470 million in February 2023 in connection with the Fourth and Sixth Amendments to the Credit Agreement, respectively.
Other income (expense), net increased $26 million during the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, primarily due to a $30 million net gain on the extinguishment of debt during the nine months ended September 30, 2023, including a $40 million gain on the extinguishment of debt in connection with the 2023 Debt Restructuring Transactions, net of a $10 million loss on the extinguishment of debt in connection with the Sixth Amendment to the Credit Agreement. This increase was partially offset by a $10 million decrease due to the gain on change in the fair value of warrant liabilities recognized during the nine months ended September 30, 2022.
See Note 12 and Note 19 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report for further details on the 2023 Debt Restructuring Transactions and the Credit Agreement, respectively.
Income Tax Benefit (Provision)
Comparison of the three months ended September 30, 2023 and 2022

	Three months ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Income tax benefit (provision)	$(4)	$(3)	$(1)	33%

There was a $1 million net increase in the income tax provision for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, which was primarily driven by changes in valuation allowance offset by lower income taxes accrued during the three months ended September 30, 2023.

Our effective income tax rate during both the three months ended September 30, 2023 and 2022 was lower than the U.S. federal statutory rate primarily due to the effect of certain non-deductible permanent differences offset by net operating losses and valuation allowances.
Comparison of the nine months ended September 30, 2023 and 2022

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Income tax benefit (provision)	$(6)	$(5)	$(1)	20%

There was a $1 million net increase in the income tax provision for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022 primarily due to higher state taxes as a result of the 2023 Debt Restructuring Transactions.

Our effective income tax rate during both the nine months ended September 30, 2023 and 2022 was lower than the U.S. federal statutory rate primarily due to the effect of certain non-deductible permanent differences offset by net operating losses and valuation allowances.
Net Loss Attributable to Noncontrolling Interests
From 2017 through 2023, various of our consolidated subsidiaries issued equity to other parties in exchange for cash as more fully described in Note 8 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report. As we have the power to direct the activities of these entities that most significantly impact their economic performance and the right to receive benefits that could potentially be significant to these entities, they remain our consolidated subsidiaries, and the interests owned by the other investors and the net income or loss and comprehensive income or loss attributable to the other investors are reflected as noncontrolling interests on our unaudited Condensed Consolidated Balance Sheets, unaudited Condensed Consolidated Statements of Operations and unaudited Condensed Consolidated Statements of Comprehensive Loss, respectively.
The decreases in the net loss attributable to noncontrolling interests during the three and six months ended September 30, 2023 as compared to three and six months ended September 30, 2022, of $29 million and $73 million, respectively, are due to the decreased net losses incurred by JapanCo and LatamCo.
In addition, as a result of the 2023 Debt Restructuring Transactions, Mr. Neumann's ownership in the WeWork Partnership decreased from 2.73% to 0.93% from September 30, 2022 to September 30, 2023, respectively. As a result, the Company allocated $8 million and $18 million to noncontrolling interests during the three and nine months ended September 30, 2023, respectively, compared to $16 million and $43 million during the three and nine months ended September 30, 2022, respectively.
See Note 9 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report for discussion of the Company’s non-consolidated VIEs.
Net Loss Attributable to WeWork Inc.
As a result of the factors described above, we recorded a net loss attributable to WeWork Inc. of $(788) million and $(568) million for the three months ended September 30, 2023 and 2022, respectively, compared to $(1,401) million and $(1,580) million for the nine months ended September 30, 2023 and 2022, respectively.

Quarterly Results of Operations
The following table sets forth certain unaudited financial and operating information for the quarterly periods presented and certain non-GAAP financial measures. The quarterly information includes all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of the information presented. This information should be read in conjunction with the unaudited Condensed Consolidated Financial Statements and related notes thereto included elsewhere in this Report.

	Three Months Ended
(Amounts in millions, except ARPM in ones)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Revenue:
Consolidated Locations membership and service revenue	$783	$835	$838	$834	$809	$796	$744	$694	$625
Unconsolidated Locations management fee revenue and cost reimbursement revenue	6	5	6	4	6	5	3	2	2
Other revenue	5	4	5	10	2	14	18	22	34
Total revenue	794	844	849	848	817	815	765	718	661
Expenses:
Location operating expenses—cost of revenue (1)	721	725	724	712	730	736	736	733	752
Pre-opening location expenses	4	8	7	13	23	38	47	42	40
Selling, general and administrative expenses (1)	134	150	155	157	181	189	208	278	234
Restructuring and other related (gains) costs	(22)	(107)	(58)	(10)	(34)	(26)	(130)	(48)	16
Impairment expense/(gain on sale)	454	263	77	401	97	36	91	241	88
Depreciation and amortization	139	156	148	156	156	158	171	174	171
Total expenses	1,430	1,195	1,053	1,429	1,153	1,131	1,123	1,420	1,301
Loss from operations	(636)	(351)	(204)	(581)	(336)	(316)	(358)	(702)	(640)
Interest and other income (expense), net	(180)	(41)	(98)	55	(290)	(316)	(147)	(103)	(206)
Pre-tax loss	(816)	(392)	(302)	(526)	(626)	(632)	(505)	(805)	(846)
Income taxes benefit (provision)	(4)	(5)	3	(1)	(3)	(3)	1	2	2
Net loss	(820)	(397)	(299)	(527)	(629)	(635)	(504)	(803)	(844)
Net loss attributable to noncontrolling interests	32	48	35	73	61	58	69	88	42
Net loss attributable to WeWork Inc.	$(788)	$(349)	$(264)	$(454)	$(568)	$(577)	$(435)	$(715)	$(802)

Adjusted EBITDA (2)	$(61)	$(36)	$(29)	$(26)	$(105)	$(134)	$(212)	$(283)	$(356)

Net cash provided by (used in) operating activities	$(189)	$(246)	$(284)	$(88)	$(110)	$(197)	$(338)	$(373)	$(380)
Less: Purchases of property, equipment and capitalized software	(46)	(57)	(59)	(68)	(95)	(101)	(74)	(105)	(61)
Free Cash Flow(3)	$(235)	$(303)	$(343)	$(156)	$(205)	$(298)	$(412)	$(478)	$(441)

Physical Membership Monthly ARPM(4)	$482	$502	$490	$481	$477	$481	$484	$484	$485

(1)Exclusive of depreciation and amortization shown separately on the depreciation and amortization line.
(2)Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA is set forth below:

	Three Months Ended
(Amounts in millions)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Net loss	$(820)	$(397)	$(299)	$(527)	$(629)	$(635)	$(504)	$(803)	$(844)
Income tax (benefit) provision	4	5	(3)	1	3	3	(1)	(2)	(2)
Interest and other (income) expense	180	41	98	(55)	290	316	147	103	206
Depreciation and amortization	139	156	148	156	156	158	171	174	171
Restructuring and other related (gains) costs	(22)	(107)	(58)	(10)	(34)	(26)	(130)	(48)	16
Impairment expense/(gain on sale)	454	263	77	401	97	36	91	241	88
Stock-based compensation expense	5	3	3	10	13	13	13	48	4
Other, net	(1)	—	5	(2)	(1)	1	1	4	5
Adjusted EBITDA	$(61)	$(36)	$(29)	$(26)	$(105)	$(134)	$(212)	$(283)	$(356)

(3)Free Cash Flow is a non-GAAP financial measure. A reconciliation of Free Cash Flow to net cash provided by (used in) operating activities is presented in the table above.
(4)A calculation of Physical Membership Monthly ARPM, an operating metric, is set forth below:

	Three Months Ended
(Amounts in millions, except memberships in thousands, and ARPM in ones)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Membership and service revenue	$789	$840	$844	$838	$815	$801	$747	$696	$627
WeWork Access revenue	(62)	(62)	(59)	(50)	(47)	(45)	(36)	(29)	(20)
Unconsolidated Locations management fee revenue	(6)	(5)	(6)	(4)	(6)	(5)	(3)	(2)	(2)
Consolidated Locations Physical Membership and Service revenue	721	773	779	784	762	751	708	665	605
Consolidated Locations cumulative physical memberships	1,496	1,540	1,590	1,629	1,596	1,562	1,465	1,373	1,248
Physical Membership Monthly ARPM	$482	$502	$490	$481	$477	$481	$484	$484	$485

Other key performance indicators (in thousands, except for revenue in millions and percentages):	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Consolidated Locations
Membership and service revenues	$783	$835	$838	$834	$809	$796	$744	$694	$625
Workstation Capacity	700	715	720	731	756	749	746	746	766
Physical Memberships	494	512	527	547	536	528	501	469	432
All Access and Other Legacy Memberships	71	75	75	70	67	62	55	45	32
Memberships	565	587	602	617	603	589	555	514	464
Physical Occupancy Rate	71%	72%	73%	75%	71%	70%	67%	63%	56%
Enterprise Physical Membership Percentage	40%	41%	45%	46%	47%	45%	46%	47%	49%
Unconsolidated Locations
Membership and service revenues(1)	$135	$135	$133	$129	$132	$134	$134	$133	$119
Workstation Capacity	192	191	184	175	173	172	174	166	165
Physical Memberships	141	141	137	135	135	133	128	121	114
All Access and Other Legacy Memberships	3	2	2	1	1	—	—	—	—
Memberships	144	143	139	136	136	134	128	121	114
Physical Occupancy Rate	73%	74%	75%	77%	78%	77%	73%	73%	69%
Systemwide Locations
Membership and service revenues (2)	$918	$970	$971	$963	$941	$930	$878	$827	$744
Workstation Capacity	892	906	904	906	928	922	920	912	932
Physical Memberships	635	653	664	682	671	661	628	590	546
All Access and Other Legacy Memberships	74	77	77	71	68	62	55	46	32
Memberships	709	730	741	754	739	723	684	635	578
Physical Occupancy Rate	71%	72%	73%	75%	72%	72%	68%	65%	59%

(1)Unconsolidated membership and service revenues represents the results of Unconsolidated Locations that typically generate ongoing management fees for the Company at rates ranging from 2.75% to 7.00% of applicable revenue.
(2)Systemwide Location membership and service revenues represents the results of all locations regardless of ownership.

Liquidity and Capital Resources
On November 6, 2023, we voluntarily commenced the Chapter 11 Cases in the Bankruptcy Court to modify our capital structure, including restructuring portions of our debt, and to rationalize our lease portfolio. The initiation of the Chapter 11 Cases constituted an event of default that accelerated, and, as applicable, increased certain obligations under certain debt instruments and agreements. We intend to use the Chapter 11 process to provide a fair, orderly, efficient and legally binding mechanism to implement the Restructuring Support Agreement that provides for a financial and operational restructuring designed to strengthen our balance sheet and reduce our total debt, improving our financial position and allowing us to continue driving our strategic priorities and investing in the business.
As of the date the accompanying unaudited Condensed Consolidated Financial Statements were issued, management evaluated the significance of the following adverse conditions in accordance with ASC 205-40, Going Concern. The Company expects to continue to manage its operations as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as a debtor-in-possession, the Company is authorized to continue to operate as an ongoing business but not to engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.
The Chapter 11 filing represents an adverse event that creates substantial uncertainty regarding the Company’s ability to recover its assets and satisfy its liabilities in the ordinary course of business. In this regard, while management believes the Company will be able to emerge from the Chapter 11 Cases and continue to operate as a viable going concern, there are a number of risks and uncertainties associated with the Chapter 11 proceedings, including, among others that: (a) the Company’s Plan (as defined below) may never be confirmed or become effective, (b) the Debtors’ voting creditors may reject the Plan embodying the restructuring transactions contemplated by the Restructuring Support Agreement, (c) the Bankruptcy Court may grant or deny motions in a manner that is adverse to the Company and its subsidiaries, and (d) the Chapter 11 Cases may be converted into cases under Chapter 7 of the Bankruptcy Code.
The transactions contemplated by the Restructuring Support Agreement are subject to approval by the Bankruptcy Court, among other conditions. Accordingly, management can provide no assurance that the transactions described therein will be consummated.
While management believes the reorganization through the Chapter 11 proceedings will appropriately position the Company upon its emergence from bankruptcy, the commencement of these proceedings constituted an event of default (and an acceleration event) under certain of the Company’s debt agreements, for which enforcement of any remedies by the debtholders have been automatically stayed as a result of the Chapter 11 proceedings. However, management can provide no assurance that the debtholders ultimately do not exercise their remedies, which may include, among others, a cessation of the Company’s operations and liquidation of its assets. As a result of the foregoing acceleration event, certain of the Company’s outstanding indebtedness, including indebtedness subject to cross-default provisions, have been classified as current debt in the accompanying unaudited Condensed Consolidated Balance Sheet of the Company as of September 30, 2023. See Note 12 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report.
These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon, among other things, its ability to, subject to the approval by the Bankruptcy Court, implement a comprehensive restructuring, successfully emerge from the Chapter 11 Cases and generate sufficient liquidity to meet its obligations and operating needs as they become due. The accompanying unaudited Condensed Consolidated Financial Statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for twelve months following the date the unaudited Condensed Consolidated Financial Statements were issued. Accordingly, the accompanying unaudited

Condensed Consolidated Financial Statements do not include any adjustments that may result from the outcome of these uncertainties.
We expect that our principal sources of funds to meet our short-term and long-term liquidity requirements for working capital, expenses, capital expenditures, lease security, other investments and repurchases or repayments of outstanding indebtedness and other liabilities will include cash on hand of $462 million of cash and cash equivalents as of September 30, 2023, of which $41 million was held by our consolidated VIEs that will be used first to settle obligations of the VIEs and is also subject to the restrictions, including with respect to declaring dividends, as discussed below.
During the nine months ended September 30, 2023, our primary sources of cash were from membership receipts, $975 million in proceeds related to new debt issuances in connection with the 2023 Debt Restructuring Transactions, and the $120 million Junior LC Tranche increase in connection with Sixth Amendment to the Credit Agreement. Our primary uses of cash for the nine months ended September 30, 2023 included fixed operating lease cost and capital expenditures associated with the design and build-out of our spaces. We have also incurred costs related to our operational restructuring, including lease termination fees, legal fees and other exit costs. Cash payments of restructuring liabilities, net totaled $155 million during the nine months ended September 30, 2023. Pre-opening location expenses and SG&A expenses have historically included large discretionary uses of cash that can and have been scaled back to the extent required based on our future cash needs. We also may elect to repurchase or retire amounts of our outstanding debt for cash, through open market repurchases or privately negotiated transactions with certain of our debt holders, although there is no assurance we will do so.
Consolidated Variable Interest Entities ("VIEs")
As of September 30, 2023, our consolidated VIEs held the following, in each case after intercompany eliminations:

	September 30, 2023
(Amounts in millions)	SBG JVs(1)	Other VIEs(2)
Cash and cash equivalents	$31	$10
Total assets	1,895	13
Total liabilities	1,871	2
Redeemable stock issued by VIEs	80	—
Total net assets (3)	(56)	11

(1)The “SBG JVs” as of September 30, 2023 include only JapanCo and LatamCo. As of September 30, 2023, JapanCo and LatamCo were prohibited from declaring dividends (including to us) without approval of an affiliate of SoftBank Group Capital Limited. As a result, any net assets of JapanCo and LatamCo would be considered restricted net assets to the Company as of September 30, 2023. The net assets of the SBG JVs include membership interest in JapanCo issued to affiliates of SBG with liquidation preferences totaling $500 million as of September 30, 2023 and ordinary shares in LatamCo totaling $80 million as of September 30, 2023 that are redeemable upon the occurrence of event that is not solely within the control of the Company. After reducing the net assets of the SBG JVs by the liquidation preference associated with such membership interest and redeemable ordinary shares, the remaining net assets of the SBG JVs is negative as of September 30, 2023.
(2)"Other VIEs” includes the WeCap Manager and WeCap Holdings Partnership.
(3)Total net assets represents total assets less total liabilities and redeemable stock issued by VIEs after the total assets and total liabilities have both been reduced to remove amounts that eliminate in consolidation.
Based on the terms of the arrangements as of September 30, 2023, the assets of our consolidated VIEs will be used first to settle obligations of the VIEs. Remaining assets may then be distributed to the VIEs' owners, including us, subject to the liquidation preferences of certain noncontrolling interest holders and any other preferential distribution provisions contained within the operating agreements of the relevant VIEs. Other than the restrictions relating to our SBG JVs discussed in note (1) to the table above, third-party approval for the distribution of available net assets was not required for any of our consolidated VIEs as of September 30, 2023. See the section entitled "—First Lien Notes" below for a discussion on additional restrictions on the net assets of WeWork Companies U.S. LLC.

As of September 30, 2023, creditors of our consolidated VIEs did not have recourse against the general credit of the Company except with respect to certain lease guarantees we have provided to landlords of our consolidated VIEs, which guarantees totaled $195 million as of September 30, 2023. In addition, as of September 30, 2023, the Company also continued to guarantee approximately $20 million of lease obligations for unconsolidated locations.
We do not expect distributions from our consolidated VIEs or unconsolidated investments to be a significant source of liquidity, and our assessment of our ability to meet our capital requirements over the next 12 months does not assume that we will receive distributions from those entities.
Sources of Liquidity
As of September 30, 2023, we had $2.7 billion of principal debt maturing within the next 12 months and our total debt consisted of the following:

	Maturity Year	Cash Interest Rate	PIK Interest Rate(1)	Outstanding Principal Balance
(Amounts in millions, except percentages)
First Lien Notes	2027	7.000%	8.000%	$1,013
Second Lien Notes	2027	5.000%	6.000%	687
Second Lien Exchangeable Notes	2027	5.000%	6.000%	188
Third Lien Notes	2027	—%	12.000%	23
Third Lien Exchangeable Notes	2027	—%	12.000%	270
Junior LC Tranche(2)	2025	15.265%	—	470
7.875% Senior Notes	2025	7.875%	—	164
5.000% Senior Notes	2025	5.000%	—	9
Reimbursement Obligation	2023	4.200%	—	29
Other Loans	2024-2026	3.3% - 20.555%	—	23
Total debt, excluding deferred financing costs				$2,876

(1)PIK Interest started accruing the day following the 2023 Debt Restructuring Transactions on May 6, 2023 and is payable by increasing the aggregate principal amount of an outstanding global or certificated note or issuing additional PIK Notes under the First Lien Indenture.
(2)As of September 30, 2023, the reimbursement obligations under the Junior LC Tranche bear interest at the Term SOFR Rate with a floor of 0.75%, plus 9.90%.
For further information on our debt, please see Note 12 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report.
In May 2023, the Company consummated the following transactions (collectively, the "2023 Debt Restructuring Transactions"):
•The Issuers exchanged $505 million in aggregate principal amount of 7.875% Senior Notes and $541 million in aggregate principal amount of 5.00% Senior Notes, Series II, for (i) $687 million in aggregate principal amount of newly issued 11.00% Second Lien Senior Secured PIK Notes due 2027 (with interest per annum payable 5.00% in cash and 6.00% by increasing the outstanding principal amount thereof (“PIK”)) of the Issuers (the “Second Lien Notes”), (ii) $23 million in aggregate principal amount of newly issued 12.00% Third Lien Senior Secured PIK Notes due 2027 (with interest per annum payable in PIK only) of the Issuers (the “Third Lien Notes”) and (iii) 6 million shares of Class A Common Stock of the Company, in connection with the consummation of the Issuers’ separate offers to exchange (the “Exchange Offers”).
•The Issuers issued and sold $500 million in aggregate principal amount of newly issued 15.00% First Lien Senior Secured PIK Notes due 2027, Series I (with interest per annum payable 7.00% in cash and 8.00% in PIK) (the “First Lien Notes, Series I”), to certain holders who participated in the Exchange Offers. In addition, the Company issued $25 million in aggregate principal amount of First Lien Notes, Series I, to the members of the Ad Hoc Group party to the Backstop Commitment Agreement, as a backstop fee;
•The Issuers and certain entities affiliated with SBG exchanged all of the $1.65 billion in aggregate principal amount of 5.00% Senior Notes, Series I, for (i) $188 million in aggregate principal amount of newly issued 11.00% Second Lien Senior Secured PIK Exchangeable Notes due 2027 (with interest per annum payable 5.00% in cash and 6.00% in PIK) of the Issuers (the “Second Lien Exchangeable Notes”), (ii) $270 million in aggregate principal amount of newly issued 12.00% Third Lien Senior Secured PIK Exchangeable Notes due 2027 (with interest per annum payable in PIK only) of the Issuers (the “Third Lien Exchangeable Notes”) and (iii) an aggregate of 28 million shares of Class A Common Stock of the Company;
•The Issuers redeemed $300 million in aggregate principal amount of Secured Notes, and the Issuers and SVF II entered into a new Master First Lien Senior Secured PIK Notes Note Purchase Agreement (the “First Lien NPA”) pursuant to which the Issuers agreed to issue and sell, at their option, and SVF II agreed to purchase, from time to time and subject to the terms and conditions set forth therein, up to $300 million in aggregate principal amount of newly issued 15.00% First Lien Senior Secured PIK Notes due 2027, Series II (with interest per annum payable 7.00% in cash and 8.00% in PIK) (the “First Lien Notes, Series II”). In connection with the entry into the First Lien NPA, the Issuers and SVF II terminated SVF II’s existing $500 million commitment under the Secured NPA (the foregoing transactions, the “SoftBank Rollover”);
•The Company issued and sold 35 million shares of Class A Common Stock in a private placement at a purchase price of $1.15 per share for aggregate proceeds of $40 million to a third party investor pursuant to the SPA. In addition, pursuant to the SPA, the Issuers agreed to issue and sell, at their option, and the third party investor agreed to purchase, from time to time and subject to the terms and conditions set forth therein, up to $175 million in aggregate principal amount of newly issued 15.00% First Lien Senior Secured PIK Notes due 2027, Series III (with interest per annum payable 7.00% in cash and 8.00% in PIK) (the “First Lien Notes, Series III”, and collectively with the First Lien Notes, Series II, the "Delayed Draw Notes" and the First Lien Notes, Series I, the First Lien Notes Series II, and the First Lien Notes, Series III, collectively, the "First Lien Notes"); and
•During the three months ended September 30, 2023, the Company issued $306 million in aggregate principal balance of First Lien Notes, Series II, including $6 million as a commitment fee in the form of additional notes and $181 million in aggregate principal balance of First Lien Notes, Series III, including $6 million as a commitment fee in the form of additional notes, under the First Lien Indenture.
First Lien Notes — The First Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Issuers, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the "First Lien Notes Indenture"), governs three series of notes, each with the same terms: (i) the $525 million in aggregate principal amount of First Lien Notes, Series I, (ii) the up to $300 million in aggregate principal amount of First Lien Notes, Series II that may be issued and sold by the Issuers from time to time to SVF II (as defined below) pursuant to the First Lien NPA (as defined below) and (iii) the up to $175 million in aggregate principal amount of First Lien Notes, Series III, that may be issued and sold by the Issuers from time to time to a third party investor (the “Third Party Investor”) pursuant to that certain Securities Purchase and Commitment Agreement, dated as of March

17, 2023 (the “Third Party SPA”), by and among the Company, the Issuers and the Third Party Investor.
The First Lien Notes will mature on August 15, 2027 and bear interest at a rate of 15.000% per annum, payable semi-annually in arrears, with 7.00% payable in cash and 8.00% payable in the form of PIK Interest. PIK Interest is payable on each interest date by increasing the aggregate principal amount of an outstanding global note or issuing additional PIK Notes under the First Lien Indenture (each as defined, and in accordance with the terms set forth, in the First Lien Notes Indenture).
The First Lien Notes and the related guarantees are secured by a first-priority security interest (subject to permitted liens) in the existing and future assets of the Issuers and the Subsidiary Guarantors (as defined below) (other than cash collateral for the Issuer’s letter of credit facilities and certain other exceptions) that secure the Issuer’s letter of credit facilities, the other secured notes and certain other secured indebtedness of the Issuers or any Subsidiary Guarantors in excess of a specified threshold, subject to permitted liens and certain exceptions described herein (the “Collateral”).
The First Lien Notes are guaranteed, jointly and severally, fully and unconditionally, on a senior first-priority basis by each of the Issuer’s wholly-owned restricted subsidiaries that guarantee the Issuer’s obligations under the senior letter of credit facility and junior letter of credit facility under the Credit Agreement, dated as of December 27, 2019 (as amended, waived or otherwise modified from time to time) and certain other subsidiaries of the Issuer (collectively, the “Subsidiary Guarantors”). In addition, the First Lien Notes are guaranteed fully and unconditionally, on a senior unsecured basis, by the Company.
The terms of the First Lien Notes Indenture, among other things, substantially limit the Issuer’s ability to (i) declare or pay any dividend or make any distribution; (ii) purchase, redeem, or retire any equity interests of the Issuer held by persons other than the Issuer or a restricted subsidiary; (iii) make any principal payment on, or purchase, repurchase, redeem, or defease any restricted debt; or (iv) make any restricted investment. These covenants are subject to limited exceptions, limitations and qualifications that are described in the First Lien Notes Indenture. See the unaudited "Supplementary Information — Condensed Consolidating Balance Sheet" included in Part I, Item 1 of this Report for additional details regarding the net assets of the Issuer.
The First Lien Notes Indenture provides for customary events of default (subject in certain cases to grace and cure periods), including with respect to payment defaults, failure to pay certain judgments and certain events of bankruptcy and insolvency. These events of default are subject to a number of important exceptions, limitations and qualifications that are described in the First Lien Notes Indenture.
Delayed Draw Notes
In connection with the consummation of the 2023 Debt Restructuring Transactions, the Issuers and SVF II entered into the First Lien NPA pursuant to which the Issuers agreed to issue and sell, at their option, and SVF II agreed to purchase, from time to time and subject to the terms and conditions set forth therein, up to $300 million in aggregate principal amount of First Lien Notes, Series II, having the same terms as, and issued under the same indenture as, the other First Lien Notes, but as a separate series. Pursuant to the First Lien NPA, SVF II is entitled to a 12.50% fee on up to $50 million in aggregate principal amount of First Lien Notes, Series II outstanding and held by SVF II in excess of $250 million in the form of additional First Lien Notes, Series II.
In addition, pursuant to the SPA, the Issuers agreed to issue and sell, at their option, and the Third Party Investor agreed to purchase, from time to time and subject to the terms and conditions set forth therein, up to $175 million in aggregate principal amount of First Lien Notes, Series III, having the same terms as, and issued under the same indenture as, the other First Lien Notes, but as a separate series. Pursuant to the SPA, the Third Party Investor is entitled to a 12.50% fee on up to $50 million in aggregate principal amount of First Lien Notes, Series III outstanding and held by the Third Party Investor in excess of $125 million in the form of additional First Lien Notes, Series III. Any draw request by the Issuers under the Delayed Draw Notes shall be made as follows: (i) the first $250 million under the First Lien Notes, Series

II and the first $125 million under the First Lien Notes, Series III shall be drawn ratably; and (ii) the final $50 million under each of the First Lien Notes, Series II and the First Lien Notes, Series III shall be drawn ratably.
Second Lien Notes — The terms of the Second Lien Notes are substantially similar to the terms of the First Lien Notes, except that: (i) the Second Lien Notes bear interest at a rate of 11.00% per annum, payable semi-annually in arrears, with 5.00% per annum payable in cash and 6.00% per annum payable in the form of PIK Interest (as defined, and in accordance with the terms set forth, in the Second Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Issuers, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent), and (ii) the Second Lien Notes are secured by a second-priority lien on the Collateral.
Third Lien Notes — The terms of the Third Lien Notes are substantially similar to the terms of the First Lien Notes, except that: (i) the Third Lien Notes bear interest at a rate of 12.00% per annum, payable semi-annually in arrears solely in the form of PIK Interest (as defined, and in accordance with the terms set forth, in the Third Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Issuers, the guarantors party thereto, Delaware Trust Company (as successor to U.S. Bank Trust Company, National Association), as trustee, and U.S. Bank Trust Company, National Association, as collateral agent), and (ii) the Third Lien Notes are secured by a third-priority lien on the Collateral.
Second Lien Exchangeable Notes — The Second Lien Exchangeable Notes will mature on August 15, 2027 and bear interest at a rate of interest at a rate of 11.00% per annum, payable semi-annually in arrears, with 5.00% per annum payable in cash and 6.00% per annum payable in the form of PIK Interest (as defined, and in accordance with the terms set forth, in the Second Lien Exchangeable Notes Indenture, dated as of May 5, 2023, by and among the Issuers, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the "Second Lien Exchangeable Notes Indenture")).
The Second Lien Exchangeable Notes and the related guarantees are secured by a second-priority security interest (subject to permitted liens) on the Collateral.
The Second Lien Exchangeable Notes are guaranteed, jointly and severally, fully and unconditionally, on a senior second-priority basis by the Subsidiary Guarantors. In addition, the Second Lien Exchangeable Notes are guaranteed fully and unconditionally, on a senior unsecured basis, by the Company.
Covenants and Events of Default
The terms of the Second Lien Exchangeable Notes Indenture, among other things, substantially limit the Issuer’s ability to (i) declare or pay any dividend or make any distribution; (ii) purchase, redeem, or retire any equity interests of the Issuer held by persons other than the Issuer or a restricted subsidiary; (iii) make any principal payment on, or purchase, repurchase, redeem, or defease any restricted debt; or (iv) make any restricted investment. These covenants are subject to limited exceptions, limitations and qualifications that are described in the Second Lien Exchangeable Notes Indenture.
The Second Lien Exchangeable Notes Indenture provides for customary events of default (subject in certain cases to grace and cure periods), including with respect to payment defaults, failure to pay certain judgments and certain events of bankruptcy and insolvency. These events of default are subject to a number of important exceptions, limitations and qualifications that are described in the Second Lien Exchangeable Notes Indenture.
Exchange Mechanics
At any time prior to the close of business on the second scheduled trading day immediately preceding the final maturity date of the Second Lien Exchangeable Notes, holders of the Second Lien Exchangeable Notes shall have the right, at their option, to surrender for exchange all or a portion of the Second Lien Exchangeable Notes at the Exchange Rate (as defined in the Second Lien Exchangeable Notes

Indenture). The Exchange Rate is initially set at 20.8215 shares of Class A Common Stock per $1,000 in principal amount exchanged, which reflects a price of $48.0272 per share of Class A Common Stock, which price is equal to 130% the Common Equity VWAP (as defined in the Second Lien Exchangeable Notes Indenture). The Exchange Rate is subject to customary adjustments and anti-dilution protections. The Issuer may satisfy its exchange obligation either solely in cash, with shares of Class A Common Stock of the Company or with a combination of cash and shares of Class A Common Stock of the Company.
On or after November 5, 2024, and at any time until the close of business on the second scheduled trading day immediately preceding the final maturity date of the Second Lien Exchangeable Notes, if at any time (i) Wholly Owned Net Cash and Cash Equivalents and availability under Debt Facilities (each as defined in the Second Lien Exchangeable Notes Indenture) existing on the issue date is greater than $250 million and (ii) the Daily VWAP (as defined in the Second Lien Exchangeable Notes Indenture) of the shares of Class A Common Stock for a least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days is greater than or equal to 250% of the Common Equity VWAP (as defined in the Second Lien Exchangeable Notes Indenture), the Issuer shall be required to exchange all of the then outstanding principal amount of Second Lien Exchangeable Notes at the Exchange Rate then in effect.
Third Lien Exchangeable Notes — The terms of the Third Lien Exchangeable Notes are substantially similar to the terms of the Second Lien Exchangeable Notes, except that: (i) the Third Lien Exchangeable Notes bear interest at a rate of 12.00% per annum, payable semi-annually in arrears solely in the form of PIK Interest (as defined, and in accordance with the terms set forth, in the Third Lien Exchangeable Notes Indenture) and (ii) the Third Lien Exchangeable Notes are secured by a third-priority lien on the Collateral.
On October 2, 2023, we elected to withhold interest payments due on the First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes, Third Lien Notes and Third Lien Exchangeable Notes, and entered into a 30-day grace period provided for under the applicable indentures. On October 30, 2023, we, the Issuers and certain of our subsidiaries entered into a Notes Forbearance Agreement (the “Forbearance Agreement”), which became effective on the same day, with certain noteholders (collectively, the “Forbearing Noteholders”) beneficially owning more than 90% of the aggregate outstanding principal amount of First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes and Third Lien Exchangeable Notes (collectively, the “Forbearing Notes”).
Pursuant to the Forbearance Agreement, subject to the terms and conditions set forth therein, the Forbearing Noteholders agreed to forbear from exercising any of their rights and remedies, including with respect to an acceleration, under the applicable indentures governing the Forbearing Notes or applicable law during the Forbearance Period (as defined in the Forbearance Agreement) as a result of the Issuers’ failure to make the interest payments on October 2, 2023. Prior to the expiration of the Forbearance Period, we commenced the Chapter 11 Cases.
In addition, on November 1, 2023, we elected to withhold interest payments due on the 7.875% Senior Notes and entered into a 30-day grace period provided for under the indenture governing such notes.
The filing of the Chapter 11 Cases constituted an event of default that accelerated and, as applicable, increased certain obligations under the First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes, Third Lien Notes and Third Lien Exchangeable Notes. Accordingly, all such debt obligations will be classified as current in the unaudited Condensed Consolidated Balance Sheets.
Any efforts to enforce such payment obligations are automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of such obligations are subject to the applicable provisions of the Bankruptcy Code.
7.875% Senior Notes

In April 2018, we issued $702 million in aggregate principal amount of 7.875% Senior Notes (the "7.875% Senior Notes") in a private offering. The 7.875% Senior Notes will mature on May 1, 2025 and bear interest at 7.875% per annum, payable semi-annually in cash. We received gross proceeds of $702 million from the issuance of the 7.875% Senior Notes.
Subsequent to the Company's July 2019 legal entity reorganization, WeWork Companies U.S. LLC (as successor to WeWork Companies LLC) (the “Issuer”), a wholly-owned subsidiary of the Company, and WW Co-Obligor Inc., a wholly-owned subsidiary of the Issuer (the “Co-Obligor” and, together with the Issuer, the “Issuers”) became co-issuers of the 7.875% Senior Notes. The 7.875% Senior Notes are also fully and unconditionally guaranteed by the Company and certain of the Issuer’s subsidiaries. The Company and the other subsidiaries that sit above the Issuer in our legal structure are holding companies that conduct substantially all of their business operations through the Issuer.
In connection with the consummation of the 2023 Debt Restructuring Transactions, we exchanged $505 million in aggregate principal amount of 7.875% Senior Notes and $541 million in aggregate principal amount of 5.00% Senior Notes, Series II, for (i) $687 million in aggregate principal amount of Second Lien Notes, (ii) $23 million in aggregate principal amount of Third Lien Notes and (iii) 6 million shares of Class A Common Stock of the Company and we removed substantially all of the negative covenants from the indentures governing the 7.875% Senior Notes and 5.00% Senior Notes. As of September 30, 2023, $164 million in aggregate principal amount of 7.875% Senior Notes remains outstanding.
5.00% Senior Notes
On December 27, 2019, the Issuer, the Co-Obligor and StarBright WW LP (the “Notes Purchaser”), an affiliate of SBG, entered into the Master Senior Unsecured Notes Note Purchase Agreement, pursuant to which the Notes Purchaser agreed to purchase from the Issuers up to $2.2 billion of 5.00% Senior Notes due 2025 (the “5.00% Senior Notes”). Starting on July 10, 2020, the Issuers issued and sold $2.2 billion of 5.00% Senior Notes in multiple closings to the Notes Purchaser. In December 2021, the 5.00% Senior Notes were subdivided into two series with similar terms, one of which consisted of $550 million in aggregate principal amount of 5.00% Senior Notes due 2025, Series II (the "5.00% Senior Notes, Series II"), and was sold to qualified investors in a private offering exempt from registration under the Securities Act, and the other consisted of the remaining $1.65 billion in aggregate principal amount of 5.00% Senior Notes due 2025, Series I (the "5.00% Senior Notes, Series I"), and which remained held by the Notes Purchaser.
In connection with the consummation of the 2023 Debt Restructuring Transactions, we exchanged $505 million in aggregate principal amount of 7.875% Senior Notes and $541 million in aggregate principal amount of 5.00% Senior Notes, Series II, for (i) $687 million in aggregate principal amount of Second Lien Notes, (ii) $23 million in aggregate principal amount of Third Lien Notes and (iii) 6 million shares of Class A Common Stock of the Company and removed substantially all of the negative covenants from the indenture governing the 7.875% Senior Notes and 5.00% Senior Notes. In addition, we exchanged all of the $1.65 billion in aggregate principal amount of 5.00% Senior Notes, Series I, for (i) $188 million in aggregate principal amount of New Second Lien Exchangeable Notes, (ii) $270 million in aggregate principal amount of New Third Lien Exchangeable Notes and (iii) an aggregate of 28 million shares of Class A Common Stock of the Company. As of September 30, 2023, $164 million in aggregate principal amount of 7.875% Senior Notes and $9 million in aggregate principal amount of 5.00% Senior Notes, Series II, remain outstanding and no 5.00% Senior Notes, Series I, were outstanding.
Secured Notes
In January 2023, the Issuers issued and sold $250 million of Senior Secured Notes due 2025 (the "Secured Notes") to SVF II pursuant to a master senior secured notes note purchase agreement (the "Secured NPA"). In April 2023, the Issuers issued and sold an additional $50 million of Secured Notes to SVF II under the Secured NPA.

In connection with the consummation of the 2023 Debt Restructuring Transactions, the Issuers redeemed $300 million in aggregate principal amount of Secured Notes. In connection with the entry into the First Lien NPA, the Issuers and SVF II terminated SVF II’s remaining commitment under the Secured NPA.
Credit Agreement
The Company is party to the Credit Agreement, dated as of December 27, 2019 (as amended or otherwise modified from time to time, including by the Sixth Amendment to the Credit Agreement, dated as of February 15, 2023 (the “Sixth Amendment to the Credit Agreement”), the “Credit Agreement”). As of September 30, 2023, the Credit Agreement provided for a $960 million senior tranche letter of credit facility (the “Senior LC Tranche”), and a $470 million junior tranche letter of credit facility (the “Junior LC Tranche”), both scheduled to terminate in March 2025. As of September 30, 2023, approximately $909 million of standby letters of credit were outstanding under the Senior LC Tranche, with no additional letters of credit available to be issued thereunder following the entry into the Satisfaction Letter.
On May 10, 2022, the Company and the other parties thereto entered into the Fourth Amendment to the Credit Agreement (the "Fourth Amendment to the Credit Agreement") pursuant to which the then existing facilities under the Credit Agreement were amended and subdivided into a $1.25 billion Senior LC Tranche, which was scheduled to decrease to $1.05 billion in February 2023, and the $350 million Junior LC Tranche. The letter of credit under the Junior LC Tranche was issued and drawn for the benefit of WeWork Companies U.S. LLC in full upon effectiveness of the Fourth Amendment to the Credit Agreement. At the time of entry into the Fourth Amendment to the Credit Agreement, the termination date of the Junior LC Tranche was November 30, 2023 and the termination date of the Senior LC Tranche was February 9, 2024. Following the entry into the Fourth Amendment to the Credit Agreement, the reimbursement obligations under the Junior LC Tranche bore interest at the Term SOFR Rate (as defined in the Credit Agreement), with a floor of 0.75%, plus 6.50%, with an option to convert all or a portion of the outstanding obligations to the ABR (as defined in the Fourth Amendment to the Credit Agreement) plus 5.50% on or after August 10, 2022. As a result of the Fourth Amendment to the Credit Agreement, the reimbursement obligations under the Junior LC Tranche were voluntarily repayable at any time, subject to a prepayment fee such that the minimum return to the letter of credit participants under the Junior LC Tranche on the Junior LC Tranche reimbursement obligations was an amount equal to the sum of 6.50% (the Applicable Margin of the Junior LC Tranche reimbursement obligations) and 2.00% of the total principal amount of the Junior LC Tranche reimbursement obligations, as set forth in the Fourth Amendment to the Credit Agreement. Obligations of WeWork Companies U.S. LLC and its restricted subsidiaries under the Junior LC Tranche are subordinated in right of payment to the obligations under the Senior LC Tranche to the extent of the value of the collateral securing such obligations.
In December 2022, the Company and the other parties thereto entered into the Fifth Amendment to the Credit Agreement (the "Fifth Amendment to the Credit Agreement") to, among other things, (i) extend the termination date of the Senior LC Tranche to March 14, 2025, (ii) replace SBG with SVF II as an obligor with respect to the Senior LC Tranche and (iii) reduce the Senior LC Tranche to $1.1 billion, with a subsequent automatic decrease to $930 million on February 10, 2023. The reimbursement obligations under the Senior LC Tranche were amended to an amount equal to the sum of (i) 6.00% - 6.75%, based on the relevant Rating Level Period (as defined in the Fifth Amendment to the Credit Agreement), and (ii) 2.00% of the total principal amount of the Senior LC Tranche reimbursement obligations, as set forth in the Fifth Amendment to the Credit Agreement. The Fifth Amendment to the Credit Agreement provided for the resignation of SBG as the obligor and assumption by SVF II of all of SBG's obligations with respect to the Senior LC Tranche. The Fifth Amendment to the Credit Agreement provided that the total senior letter of credit tranche commitments may be increased to an amount not to exceed $1.25 billion until February 10, 2023 and $1.05 billion thereafter with additional commitments. The Fifth Amendment to the Credit Agreement also provides that if letter of credit reimbursements under the senior letter of credit tranche are made by SVF II, the commitments in respect of the senior letter of credit tranche will be reduced by a corresponding amount.

In February 2023, the Company and the other parties thereto entered into the Sixth Amendment to the Credit Agreement. Pursuant to the Sixth Amendment to the Credit Agreement, among other things, (i) additional commitments were received or obtained from ONEIM Fund I LP ("Incoming Junior LC Tranche Participant"), increasing the Junior LC Tranche by $120 million to $470 million, (ii) the termination date of the Junior LC Tranche was extended from November 30, 2023 to March 7, 2025, (iii) the interest margin applicable to the Junior LC Tranche was increased from 6.50% to 9.90% for reimbursement obligations, and (iv) the Senior LC Tranche was increased from $930 million to $960 million. The reimbursement obligations under the Junior LC Tranche remain voluntarily repayable at any time, subject to a prepayment fee in connection with prepayments made during the 18 months following the date of the Sixth Amendment to the Credit Agreement, in the amount of the net present value of interest that would have accrued on such amounts prepaid from the prepayment date to the date that is 18 months following the date of the Sixth Amendment to the Credit Agreement, discounted by the Federal Funds Effective Rate (as defined in the Credit Agreement).
In September 2023, the Company and the other parties thereto entered into the Seventh Amendment to the Credit Agreement. Pursuant to the Seventh Amendment to the Credit Agreement, SoftBank Group Overseas, a Japanese limited liability company, was added as a limited partner of SVF II.
During the nine months ended September 30, 2023, the Company recognized $49 million in interest expense in connection with the Junior LC Tranche. During the nine months ended September 30, 2023, the Company recognized $10 million of extinguishment of debt expense in connection with the Sixth Amendment to the Credit Agreement, including a $7 million write-off of unamortized deferred financing costs and a $3 million prepayment premium, included as a component of interest expense in the unaudited Condensed Consolidated Statements of Operations.
The Senior LC Tranche and Junior LC Tranche are guaranteed by substantially all of the domestic wholly-owned subsidiaries of WeWork Companies U.S. LLC (collectively the “Guarantors”) and are secured by substantially all the assets of WeWork Companies U.S. LLC and the Guarantors, in each case, subject to customary exceptions.
Certain of our outstanding letters of credit under the Senior LC Tranche include annual renewal provisions under which the issuing banks can elect not to renew a letter of credit if the next annual renewal extends the LC period beyond March 14, 2025, the current termination date of the Senior LC Tranche. On November 15, 2023, subsequent to commencement of the Chapter 11 Cases, WeWork Companies U.S. LLC (the “Borrower”) entered into a commitment letter (together with all exhibits and schedules thereto, the “DIP Commitment Letter”) with Goldman Sachs International Bank (“Goldman Sachs”), JPMorgan Chase Bank, N.A. (“JPMorgan”, and together with Goldman Sachs, collectively, the “DIP LC Commitment Parties”) and SoftBank Vision Fund II-2 L.P. (“SVF” and, together with the DIP LC Commitment Parties, the “Commitment Parties”). Pursuant to the DIP Commitment Letter, and subject to the satisfaction of certain customary conditions, including the approval of the Bankruptcy Court (which has not been obtained at this time), the Commitment Parties committed, severally but not jointly, to provide the Borrower with financing for (i) a first lien senior secured “last out” debtor-in-possession term loan “C” facility (the “DIP TLC Facility” and the commitments in respect of the DIP TLC Facility, the “Term C Loans”) to provide, in full on the date of effectiveness of the DIP TLC Facility, cash collateral for the DIP LC Facility (as defined below) and (ii) a first lien senior secured “first out” cash collateralized debtor-in-possession letter of credit facility for the issuance of standby letters of credit (the “DIP LC Facility” and, together with the DIP TLC Facility, the “DIP Facilities”) in the aggregate amount equal to 105% of the lesser of (x) $650 million plus certain credit exposure related to letters of credit in such aggregate face amount and (y) the aggregate U.S. Dollar face amount of letters of credit outstanding under the Borrower’s prepetition letter of credit facility, plus certain credit exposure related thereto, pursuant to which letters of credit may be available to issue, renew, replace, amend, extend or otherwise continue outstanding and unexpired letters of credit under the Credit Agreement.

The A&R Reimbursement Agreement
In connection with the entry into the Credit Agreement, WeWork Companies U.S. LLC (as successor to WeWork Companies LLC) also entered into a reimbursement agreement, dated as of February 10, 2020 (as amended, the "Company/SBG Reimbursement Agreement"), with SBG pursuant to which (i) SBG agreed to pay substantially all of the fees and expenses payable in connection with the Credit Agreement, (ii) the Company agreed to reimburse SBG for certain of such fees and expenses (including fronting fees up to an amount of 0.125% on the undrawn and unexpired amount of the letters of credit, plus any fronting fees in excess of 0.415% on the undrawn and unexpired amount of the letters of credit) as well as to pay SBG a fee of 5.475% on the amount of all outstanding letters of credit and (iii) the Guarantors agreed to guarantee the obligations of WeWork Companies U.S. LLC under the Company/SBG Reimbursement Agreement.
In December 2021, the Company/SBG Reimbursement Agreement was amended following the entry into the Amended Credit Support Letter to, among other things, change the fees payable by WeWork Companies U.S. LLC to SBG to (i) 2.875% of the face amount of letters of credit issued under the Credit Agreement (drawn and undrawn), payable quarterly in arrears, plus (ii) the amount of any issuance fees payable on the outstanding amounts under the Credit Agreement, which as of December 31, 2021, was equal to 2.6% of the face amount of letters of credit issued under the Senior LC Facility (drawn and undrawn). In May 2022, in connection with the Fourth Amendment to the Credit Agreement, the Company/SBG Reimbursement Agreement was amended to clarify that the payment obligations of certain fees and expenses in respect of the Junior LC Tranche related to the Fourth Amendment to the Credit Agreement are the responsibility of the Company and not SBG, as described above.
In December 2022, the Company, SBG and SVF II entered into an Amended and Restated Reimbursement Agreement (as further amended or otherwise modified from time to time, the "A&R Reimbursement Agreement"), which amended and restated the Company/SBG Reimbursement Agreement, to, among other things, (i) substitute SVF II instead of SBG with respect to the Senior LC Tranche, (ii) retain SBG's role with respect to the Junior LC Tranche and (iii) amend the fees payable by the Company such that no fees will be owed to SVF II in respect of the senior letter of credit issued through February 10, 2024 and thereafter fees will accrue at 7.045% of the face amount of the Senior LC Tranche, compounding quarterly and payable at the earlier of March 14, 2025 and termination or acceleration of the Senior LC Tranche.
In February 2023, the Company, SBG and SVF II entered into the First Amendment to the A&R Reimbursement Agreement to, among other things, substitute SVF II instead of SBG with respect to the Junior LC Tranche and adjust the Company's reimbursement rights and obligations to each party accordingly. In addition the amendment modified the fees payable by the Company under the A&R Reimbursement Agreement, such that no fee would be owed to SVF II in respect of the Junior LC Tranche through November 30, 2023 and thereafter fees would accrue at 6.5% of the aggregate reimbursement obligations thereunder, compounding quarterly and payable at the earlier of March 7, 2025 and termination or acceleration of the Junior LC Tranche. In September 2023, the Company, SBG and SVF II entered into the Second Amendment to the A&R Reimbursement Agreement, solely to allocate fees, costs and expenses payable under the corresponding amendment to the Credit Agreement to SVF II.
SVF II has reimbursed certain amounts in respect of letter of credit draws under the Credit Agreement to the issuing creditors of such letters of credit. As of September 30, 2023, WeWork Companies U.S. LLC had reimbursement obligations under the A&R Reimbursement Agreement of $29 million in respect of such reimbursements by SVF II. The Company recognized the $29 million reimbursement obligation as current debt as a component of other current liabilities on the accompanying unaudited Condensed Consolidated Balance Sheets as of September 30, 2023, including $27 million payable to SVF II.
During the nine months ended September 30, 2023, the Company recognized $45 million in interest expense in connection with amounts payable to SBG or SVF II, as applicable, pursuant to the Company/SBG Reimbursement Agreement or the A&R Reimbursement Agreement, as applicable.

On October 30, 2023, WeWork Companies U.S. LLC entered into the Satisfaction Letter in respect of the Credit Agreement with SVF II, Goldman Sachs International Bank, as senior tranche administrative agent and shared collateral agent, Kroll Agency Services Limited, as junior tranche administrative agent, and certain other Credit Agreement issuing creditors and L/C participants party thereto. Pursuant to the Satisfaction Letter and the A&R Reimbursement Agreement, SVF II paid and deposited cash collateral in an aggregate amount of approximately $1.50 billion in order to effect a Date of Full Satisfaction (as defined in the Credit Agreement) and became subrogated to the rights of the secured parties under the Credit Agreement. In November 2023, SVF II notified WeWork Companies U.S. LLC of approximately $178 million in respect of letter of credit draws SVF II had reimbursed as of such date, requiring WeWork Companies U.S. LLC to repay such amounts. Any efforts to enforce such payment obligations or rights of subrogation under the Satisfaction Letter and the A&R Reimbursement Agreement have been automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of such obligations are subject to the applicable provisions of the Bankruptcy Code. Pursuant to the Satisfaction Letter, WeWork Companies U.S. LLC acknowledged the termination of the L/C Commitments (as defined in the Credit Agreement) and cannot draw new letters of credit under the Credit Agreement.
Bank Facilities
In February 2020, in conjunction with the availability of the initial facility under the Credit Agreement, our 2019 Credit Facility and 2019 LC Facility were terminated. As of September 30, 2023, $6 million remains outstanding in a letter of credit issued under the 2019 LC Facility and is secured by a new letter of credit issued under the Senior LC Tranche.
Other Letter of Credit Arrangements
The Company has also entered into various other letter of credit arrangements, the purpose of which is to guarantee payment under certain leases entered into by JapanCo and other fully owned subsidiaries. There was $2 million of standby letters of credit outstanding under these other arrangements that are secured by no restricted cash at September 30, 2023.
Uses of Cash
Contractual Obligations
The following table sets forth certain contractual obligations as of September 30, 2023 and the timing and effect that such obligations are expected to have on our liquidity and capital requirements in future periods:

(Amounts in millions)	Remainder of 2023	2024	2025	2026	2027	2028 and beyond	Total
Non-cancelable operating lease commitments(1)	$624	$2,109	$2,170	$2,185	$2,177	$13,936	$23,201
Finance lease commitments, including interest	1	4	3	3	2	—	13
Construction commitments(2)	27	—	—	—	—	—	27
Asset retirement obligations(3)	1	4	3	2	9	202	221
Debt obligations, including interest(4)	95	227	815	139	3,202	—	4,478
Total	$748	$2,344	$2,991	$2,329	$5,390	$14,138	$27,940

(1)Future undiscounted fixed minimum lease cost payments for non-cancelable operating leases, inclusive of escalation clauses and exclusive of lease incentive receivables and contingent lease cost payments, that have initial or remaining lease terms in excess of one year as of September 30, 2023. Excludes an additional $0.3 billion relating to executed non-cancelable leases that have not yet commenced as of September 30, 2023. See Note 15 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report for additional details.
(2)In the ordinary course of our business, we enter into certain agreements to purchase construction and related contracting services related to the build-outs of our locations that are enforceable and legally binding and that specify all significant terms and the approximate timing of the purchase transaction. Our purchase orders are based on current needs and are fulfilled by the vendors as needed in accordance with our construction schedule.
(3)Certain lease agreements contain provisions that require us to remove leasehold improvements at the end of the lease term. When such an obligation exists, we record an asset retirement obligation at the inception of the lease at its estimated fair value. These obligations are recorded as liabilities on our unaudited Condensed Consolidated Balance Sheets as of September 30, 2023.
(4)Represents principal and interest payments on the First Lien Notes, the Second Lien Notes, the Third Lien Notes, the Second Lien Exchangeable Notes, the Third Lien Exchangeable Notes, 7.875% Senior Notes, 5.00% Senior Notes, Junior LC Tranche, and other loans as of September 30, 2023. The filing of the Chapter 11 Cases constituted an event of default that accelerated and, as applicable, increased certain obligations under the First Lien Notes, Second Lien Notes, Second Lien Exchangeable Notes, Third Lien Notes, Third Lien Exchangeable Notes and Junior LC Tranche. Accordingly, all such debt obligations will be classified as current in the unaudited Condensed Consolidated Balance Sheets. See Note 12 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report for additional details.

Lease Obligations
The future undiscounted fixed minimum lease cost payment obligations under operating and finance leases signed as of September 30, 2023 were $23.5 billion. A majority of our leases are held by individual special purpose subsidiaries, and as of September 30, 2023, the total security packages provided by the Company and its subsidiaries in respect of these lease obligations was approximately $4.0 billion in the form of corporate guarantees, outstanding standby letters of credit, cash security deposits to landlords and surety bonds issued, representing less than 20% of future undiscounted minimum lease cost payment obligations. In addition, individual property lease security obligations on any given lease typically decrease over the life of the lease, although we may continue to enter into new leases in the ordinary course of our business.
Capital Expenditures and Tenant Improvement Allowances
Capital expenditures are primarily for the design and build-out of our spaces, and include leasehold improvements, equipment and furniture. Our leases often contain provisions regarding tenant improvement allowances, which are contractual rights to reimbursements paid by landlords for a portion of the costs we incur in designing and developing our workspaces. Tenant improvement allowances are reflected in the unaudited Condensed Consolidated Financial Statements upon lease commencement as our practice and intent is to spend up to or more than the full amount of the tenant improvement allowance that is contractually provided under the terms of the contract.
Over the course of a typical lease with tenant improvement allowances, we incur certain capital expenditures that we expect to be reimbursed by the landlords pursuant to provisions in our leases providing for tenant improvement allowances but for which we have not yet satisfied all conditions for reimbursement and, therefore, the landlords have not been billed at the time of such capital expenditures. Thus, while such receivables are reflected in our unaudited Condensed Consolidated Financial Statements upon lease commencement, the timing of the achievement of the applicable milestones and billing of landlords will impact when reimbursements for tenant improvement allowances will be received, which may impact the timing of our cash flows.
We monitor gross and net capital expenditures, which are primarily associated with our leasehold improvements, to evaluate our liquidity and workstation development efforts. We define net capital expenditures as the gross purchases of property, equipment and capitalized software, as reported in “cash flows from investing activities” in the unaudited Condensed Consolidated Statements of Cash Flows, less cash collected from landlords for tenant improvement allowances. While cash received for tenant improvement allowances is reported as “cash flows from operating activities” in the unaudited Condensed Consolidated Statements of Cash Flows, we consider cash received for tenant improvement allowances to be a reduction against our gross capital expenditures in the calculation of net capital expenditures.

As the payments received from landlords for tenant improvement allowances are generally received after certain project milestones are completed, payments received from landlords presented in the table below are not directly related to the cash outflows reported for the capital expenditures reported.
The table below shows our gross and net capital expenditures for the periods presented:

(Amounts in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross capital expenditures	$46	$95	$162	$270
Cash collected for tenant improvement allowances	(10)	(40)	(46)	(113)
Net capital expenditures	$36	$55	$116	$157

Our ability to negotiate lease terms that include significant tenant improvement allowances has been and may continue to be impacted by our expansion into markets where such allowances may be less common. Our capital expenditures have also been and may continue to be impacted by our focus on enterprise members, who generally require more customization than a traditional workspace, resulting in higher build-out costs. However, we expect any increase in build-out costs resulting from expansion of configured solutions for our growing enterprise member base to be offset by increases in committed revenue, as enterprise members often sign membership agreements with longer terms and for a greater number of memberships than our other members. Future decisions to enter into long-term revenue-sharing agreements with building owners, rather than more standard fixed lease arrangements, may also impact future cash inflows relating to tenant improvement allowances and cash outflows relating to capital expenditures.
In the ordinary course of our business, we enter into certain agreements to purchase construction and related contracting services related to the build-outs of our operating locations that are enforceable, legally binding, and that specify all significant terms and the approximate timing of the purchase transaction. Our purchase orders are based on current needs and are fulfilled by the vendors as needed in accordance with our construction schedule. As of September 30, 2023, we have issued approximately $27 million in such outstanding construction commitments. As of September 30, 2023, we also had a total of $134 million in lease incentive receivables, recorded as a reduction of our long-term lease obligations on our unaudited Condensed Consolidated Balance Sheets. Of the total $134 million lease incentive receivable, $102 million was accrued at the commencement of the respective lease but unbilled as of September 30, 2023.

Summary of Cash Flows
Comparison of the nine months ended September 30, 2023 and 2022
A summary of our cash flows from operating, investing and financing activities for the nine months ended September 30, 2023 and 2022 is presented in the following table:

	Nine Months Ended September 30,		Change
(Amounts in millions, except percentages)	2023	2022	$	%
Cash provided by (used in):
Operating activities	$(719)	$(645)	$(74)	11%
Investing activities	(162)	(224)	62	(28)%
Financing activities	1,052	407	645	158%
Effects of exchange rate changes	(3)	(6)	3	(50)%
Net increase (decrease) in cash, cash equivalents and restricted cash	168	(468)	636	(136)%
Cash, cash equivalents and restricted cash - Beginning of period	299	935	(636)	(68)%
Cash, cash equivalents and restricted cash - End of period	$467	$467	$—	—%

Operating Cash Flows
Cash used in operating activities consists primarily of the revenue we generate from our members offset by rent, real estate taxes, common area maintenance and other operating costs. In addition, uses of cash from operating activities consist of employee compensation and benefits, professional fees, advertising, office supplies, utilities, cleaning, consumables, and repairs and maintenance related payments as well as member referral fees and various other costs of running our business.
The $74 million increase in net cash used in operating activities from the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, was primarily attributable to a $67 million decrease in cash received for operating lease incentives - tenant improvement allowances and $47 million in distributions from equity method investments for the nine months ended September 30, 2022, with no comparable activity for the nine months ended September 30, 2023. The increase in net cash used in operating activities was partially offset by an increase in total revenues of $90 million and net savings achieved for the nine months ended September 30, 2023 through the continuation of our operational restructuring program and progress towards our efforts to create a more efficient organization which drove a decrease in location operating expenses, pre-opening location operating expenses, and selling, general and administrative expenses.
Included in our cash flow from operating activities was $40 million of cash used by consolidated VIEs for the nine months ended September 30, 2023, compared to $93 million for the nine months ended September 30, 2022.

Investing Cash Flows
The $62 million decrease in net cash used in investing activities from the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, was primarily due to $108 million decrease in cash paid for purchases of property, equipment and capitalized software. The decrease in net cash used in investing activities also included $16 million in cash proceeds received as distributions from investments and $41 million in cash proceeds from sale of investments net of $9 million in cash paid for the acquisition of Common Desk during the nine months ended September 30, 2022 with no comparable activity during the nine months ended September 30, 2023.
Financing Cash Flows
The $645 million increase in net cash provided by financing activities for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, was primarily due to a $1,406 million increase in debt proceeds received from the issuances of $975 million of new debt in connection with the 2023 Debt Restructuring Transactions, $300 million Secured Notes, and $470 million Junior LC Tranche in connection with the Sixth Amendment to the Credit Agreement during the nine months ended September 30, 2023, compared to the issuance of $350 million Junior LC Tranche during the nine months ended September 30, 2022. These increases in debt proceeds were partially offset by $654 million increase in debt repayments, primarily due to the repayment of $300 million Secured Notes in connection with the 2023 Debt Restructuring Transactions and the $350 million repayment of the Junior LC Tranche in connection with the Sixth Amendment to the Credit Agreement during the nine months ended September 30, 2023, with no comparable repayment activity occurring during the nine months ended September 30, 2022. The increase in net cash provided by financing activities was also partially offset by $75 million increase in refunds to members' service retainers, net of additions to members' service retainers and a $30 million increase in debt and equity issuance costs during the nine months ended September 30, 2023.
Off-Balance Sheet Arrangements
Except for certain letters of credit and surety bonds entered into as security under the terms of several of our leases, our unconsolidated investments, and the unrecorded construction and other commitments set forth above, we did not have any off-balance sheet arrangements as of September 30, 2023. Our unconsolidated investments are discussed in Note 9 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report.
Critical Accounting Estimates
See section entitled "Critical Accounting Estimates, Significant Accounting Policies and New Accounting Standards" included in Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Form 10-K filed on March 29, 2023, for the year ended December 31, 2022 (the "2022 Form 10-K") for discussion on the Company's critical accounting estimates. There have been no significant changes to our critical accounting estimates since the 2022 Form 10-K.
Significant Accounting Policies and New Accounting Standards
See Note 2, "Summary of Significant Accounting Policies", "Recently Adopted Accounting Pronouncements" and "Recently Issued Accounting Pronouncements" of the notes to the Consolidated Financial Statements included in Part II, Item 8 of the 2022 Form 10-K for discussion of significant accounting policies and for discussion of recent accounting pronouncements.

Item 3. Quantitative and Qualitative Disclosures about Market Risks
Interest Rate Risk
As of September 30, 2023, there was $470 million of debt outstanding under the Credit Agreement that bears interest at the Term SOFR Rate (as defined in the Credit Agreement), with a floor of 0.75%, plus 9.90%. The payments due under the Credit Agreement on the outstanding standby letters of credit and the unused portion represent a fixed 6.00-6.75% of the amount outstanding and 0.50% of the unused amount. The interest rates on the remaining debt facilities include fixed rates of interest.
Foreign Currency Risk
The U.S. dollar is the functional currency of our consolidated and unconsolidated entities operating in the United States. For our consolidated and unconsolidated entities operating outside of the United States, we generally assign the relevant local currency as the functional currency, as the local currency is generally the principal currency of the economic environment in which the foreign entity primarily generates and expends cash. Our international operating companies typically earn revenue and incur expenses in local currencies that are consistent with the functional currency of the relevant entity, and therefore they are not subject to significant foreign currency risk in their daily operations. However, as exchange rates may fluctuate between periods, revenue and operating expenses, when converted into U.S. dollars, may also fluctuate between periods. For the nine months ended September 30, 2023, we earned approximately 59% of our revenues from subsidiaries whose functional currency is not the U.S. dollar. Although we are impacted by the exchange rate movements from a number of currencies relative to the U.S. dollar, our results of operations for the nine months ended September 30, 2023 were primarily impacted by fluctuations in the U.S. dollar-British Pound, U.S. dollar-Euro and U.S. dollar-Korean Won.
We hold cash and cash equivalents in foreign currencies to have funds available for use by our international operations. As of September 30, 2023, we had a balance of over $30 million in cash and cash equivalents denominated in foreign currencies. In addition, monetary intercompany transactions that are not of a long-term investment nature may be denominated in currencies other than the U.S. dollar and/or in a different currency than the respective entity’s functional currency. As a result, we are subject to foreign currency risk and changes in foreign currency exchange rates can impact the foreign currency gain (loss) recorded in our unaudited Condensed Consolidated Statements of Operations relating to these monetary intercompany transactions. As of September 30, 2023, in addition to our cash and cash equivalents referenced above, we had $1.9 billion in various other monetary assets and $1.0 billion in various other monetary liabilities that were subject to foreign currency risk. We estimate that a 10% change in the relevant exchange rates would result in a total net change of approximately $99 million in foreign currency gain or loss on these transactions.
Inflation Risk
Inflationary factors such as increases in the cost of raw materials and overhead costs may adversely affect our results of operations. Although a large portion of our operating costs are lease costs that are contractual with fixed escalation clauses, a portion of our costs are subject to inflationary pressures including, capital expenditures, lease costs in certain of our international real estate portfolio, payroll, and other operating costs. Our inflation-linked leases represent approximately 20% of our total portfolio and are primarily located in Latin America and Europe. In Latin America, almost all of our membership agreements provide for inflation indexing, thereby functioning as offsets to any inflation-linked adjustments to rent. In addition consumables and utilities, which are the operating expenses most impacted by inflation, represented approximately 4% of direct location operating expenses during the nine months ended September 30, 2023. We do not believe that inflation has had a material effect on our business, financial condition or results of operations to date. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through higher membership fees or price increases for services. Our inability or failure to do so could harm our business, financial condition or results of operations.

Item 4. Controls and Procedures
Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in our reports that we file or submit under the Exchange Act is (i) recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and (ii) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of September 30, 2023. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of September 30, 2023 at a reasonable assurance level.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended September 30, 2023 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Part II.
Item 1. Legal Proceedings
See the section entitled “Legal Matters” in Note 19 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report.

Item 1A. Risk Factors
There have been no material changes from the risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, except as set forth below.
The contemplated prearranged plan of reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”) under the Restructuring Support Agreement is expected to provide for the cancellation of our common stock without any value being delivered to stockholders. Any trading in our common stock during the pendency of our Chapter 11 Cases is highly speculative and poses substantial risks to purchasers of our common stock.
The contemplated Plan under the Restructuring Support Agreement is expected to provide for the cancellation of our common stock. We have a significant amount of indebtedness and other liabilities that are senior to our common stock in our capital structure, and the expected Plan is expected to provide for certain value being distributed in respect of such indebtedness and liabilities and not our common stock. In addition, our existing common stock have substantially decreased in value leading up to the Chapter 11 Cases. Accordingly, any trading in our common stock during the pendency of our Chapter 11 Cases is highly speculative and poses substantial risks to purchasers of our common stock.
We are subject to risks and uncertainties associated with our Chapter 11 Cases.
The Chapter 11 Cases could have a material adverse effect on our business, financial condition, results of operations and cash flows. So long as the Chapter 11 Cases continue, our senior management may be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing on our business operations. Bankruptcy Court protection also may make it more difficult to retain management and the key personnel necessary to the success and growth of our business. In addition, during the period of time we are involved in the Chapter 11 Cases, our customers and vendors may lose confidence in our ability to reorganize our business successfully and may seek to establish alternative commercial relationships.
Other significant risks associated with the Chapter 11 Cases that could result in material adverse effects on our business, financial condition, results of operations, and cash flows include or relate to the following:
•our ability to obtain the Bankruptcy Court’s approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 Cases, including maintaining control as debtors-in-possession;
•our ability to consummate the Plan;
•the effects of the filing of the Chapter 11 Cases on our business and the interests of various constituents, including our stockholders;
•the high costs of executing on a reorganization through the Chapter 11 proceedings and related fees;
•our ability to maintain relationships with vendors, customers, employees and other third parties as a result of the Chapter 11 Cases;
•Bankruptcy Court rulings in the Chapter 11 Cases as well as the outcome of all other pending litigation and the outcome of the Chapter 11 Cases in general;
•the length of time that we will operate with Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings;

•third-party motions in the Chapter 11 Cases, including motions which may be filed by the creditors’ committee that may be appointed in the Chapter 11 Cases, which may interfere with our ability to consummate the Plan;
•the potential adverse effects of the Chapter 11 Cases on our liquidity and results of operations;
•the feasibility of the Plan in light of possible changes in our business and its prospects;
•the adequacy of our cash balances during and at the time of our expected emergence from the Chapter 11 Cases; and
•our ability to continue as a going concern.
Because of the risks and uncertainties associated with the Chapter 11 Cases, we may not be able to accurately predict or quantify the ultimate impact that the Chapter 11 Cases may have on our business, financial condition, results of operations and cash flows, nor can we accurately predict the ultimate impact that the Chapter 11 Cases may have on our corporate or capital structure.
The Chapter 11 Cases raise substantial doubt regarding our ability to continue as a going concern.
The Chapter 11 Cases are being jointly administered under the caption “In re WeWork Inc., et al.” Under Chapter 11 of the Bankruptcy Code, certain claims in existence prior to our filing of the petitions for relief under Chapter 11 of the Bankruptcy Code are stayed while we continue business operations as a debtor-in-possession. Our operations and our ability to develop and execute our business plan are subject to significant risks and uncertainties associated with Chapter 11 Cases. These conditions raise substantial doubt about our ability to continue as a going concern.
Delays in the Chapter 11 Cases may increase the risks of our being unable to consummate the Plan and increase our costs associated with the Chapter 11 Cases.
The Restructuring Support Agreement contemplates the consummation of the Plan, but there can be no assurance that we will be able to consummate the Plan. A prolonged Chapter 11 proceeding could adversely affect our relationships with customers, vendors and employees, among other parties, which in turn could adversely affect our business, financial condition, results of operations and cash flows and our ability to continue as a going concern. A weakening of our financial condition, cash flows and results of operations could adversely affect our ability to implement the Plan (or any other plan of reorganization). If we are unable to consummate the Plan, we may be forced to liquidate our assets.
The Restructuring Support Agreement is subject to significant conditions and milestones that may be difficult for us to satisfy.
There are certain material conditions we must satisfy under the Restructuring Support Agreement, including the timely satisfaction of milestones in the Chapter 11 Cases, which include the consummation of the Plan. Our ability to timely complete such milestones is subject to risks and uncertainties, many of which are beyond our control.
If the Restructuring Support Agreement is terminated, our ability to confirm and consummate the Plan could be materially and adversely affected.
The Restructuring Support Agreement contains a number of termination events, upon the occurrence of which certain parties to the Restructuring Support Agreement may terminate the agreement. If the Restructuring Support Agreement is terminated as to all parties thereto, each party will be released from its obligations in accordance with the terms of the Restructuring Support Agreement. Such termination may result in the loss of support for the Plan by the parties to the Restructuring Support Agreement, which could adversely affect our ability to confirm and consummate the Plan. If the Plan is not consummated, there can be no assurance that the Chapter 11 Cases would not be converted to cases under Chapter 7 of the Bankruptcy Code or that any new plan would be as favorable to holders of claims against the Debtors as contemplated by the Restructuring Support Agreement.
Even if the Plan is consummated, we may not be able to achieve our stated goals or continue as a going concern.
Even if the Plan or any other Chapter 11 plan of reorganization is consummated, we may continue to face a number of risks, such as our ability to successfully rationalize our real estate footprint, changes in economic conditions, changes in our industry, changes in demand for our products and services and increasing expenses. Some of these risks become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, we cannot guarantee that the Plan will achieve our stated goals or that we will be able to continue as a going concern.
Furthermore, even if our debt and other liabilities are reduced or discharged through the Plan, we may need to raise additional funds through public or private debt or equity financing or other various means to fund our business after the completion of the Chapter 11 Cases. Our access to additional financing may be limited, if it is available at all. Therefore, adequate funds may not be available when needed or may not be available on favorable terms, or at all.
In certain instances, a Chapter 11 case may be converted to a case under Chapter 7 of the Bankruptcy Code.
Upon a showing of cause, the Bankruptcy Court may convert our Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code. In such event, a Chapter 7 trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under Chapter 7 would result in significantly smaller distributions being made to the Debtors’ creditors than those provided for in the Plan because of (i) the likelihood that the assets would have to be sold or otherwise disposed of in a distressed fashion over a short period of time rather than in a controlled manner and as a going concern, (ii) additional administrative expenses involved in the appointment of a Chapter 7 trustee, and (iii) additional expenses and claims, some of which would be entitled to priority, that would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of operations.
As a result of the Chapter 11 Cases, our historical financial information may not be indicative of our future performance, which may be volatile.
During the Chapter 11 Cases, we expect our financial results to continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact our consolidated financial statements. As a result, our historical financial performance is likely not indicative of our financial performance after the date of the filing of the Chapter 11 Cases. In addition, if we emerge from Chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to our historical consolidated financial statements, including as a result of revisions to our operating plans pursuant to the Plan. We also may be required to adopt fresh start accounting, in which case our assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on our consolidated balance sheets. Our financial results after the application of fresh start accounting may be different from historical trends.
We may be subject to claims that will not be discharged in the Chapter 11 Cases, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to such confirmation. With few exceptions, all claims that arose prior to November 6, 2023 (i) would be subject to compromise and/or treatment under the Plan and/or (ii) would be subject to discharge in accordance with the Bankruptcy Code and the terms of the Plan. Any claims not ultimately discharged pursuant to the Plan could be asserted against the reorganized entities and may have an adverse effect on our business, financial condition, results of operations and cash flows on a post-reorganization basis.
The pursuit of the Chapter 11 Cases has consumed, and will continue to consume, a substantial portion of the time and attention of our management, which may have an adverse effect on our business, financial condition, results of operations and cash flows, and we may experience increased levels of employee attrition.
While the Chapter 11 Cases continue, our management will be required to spend a significant amount of time and effort focusing on the Chapter 11 Cases instead of focusing exclusively on our business operations. This diversion of attention may materially adversely affect the conduct of our business, and, as a result, our financial condition and results of operations, particularly if the Chapter 11 Cases are protracted.
Furthermore, during the pendency of the Chapter 11 Cases, we may experience increased levels of employee attrition, and our employees may face considerable distraction and uncertainty. A loss of key personnel, including members of our senior management team, or material erosion of employee morale could impair our ability to execute our strategy and implement operational initiatives, which would be likely to have a material adverse effect on our business, financial condition, results of operations and cash flows. Our ability to engage, motivate and retain key employees or take other measures intended to motivate and incentivize key employees to remain with us through the pendency of the Chapter 11 Cases is limited by restrictions on implementation of incentive programs under the Bankruptcy Code. In addition, the longer the Chapter 11 Cases continue, the more likely it is that customers, vendors and employees will lose confidence in our ability to reorganize our business successfully.
Aspects of the Chapter 11 Cases limit the flexibility of our management team in running our business.
While we operate our business under supervision by the Bankruptcy Court, we are required to obtain approval of the Bankruptcy Court, and in some cases certain other parties, prior to engaging in activities or transactions outside the ordinary course of business. Bankruptcy Court approval of non-ordinary course activities may entail preparation and filing of appropriate motions with the Bankruptcy Court, negotiations with various parties-in-interest, and one or more hearings. Parties-in-interest may be heard at any Bankruptcy Court hearing and may raise objections with respect to these motions. This process may delay major transactions and limit our ability to respond quickly to opportunities and events in the marketplace. Furthermore, in the event the Bankruptcy Court does not approve a proposed activity or transaction, we would be prohibited from engaging in activities, transactions and internal restructurings that we believe are beneficial to us, which prohibition may have an adverse effect on our business, financial condition, results of operations and cash flows.
Following our independent registered accounting firm’s decision not to be retained during the Chapter 11 Cases, we no longer have an independent accounting firm, which may further delay our future filings and reports with the SEC and adversely affect our business.
As previously disclosed, on November 9, 2023, EY informed us that it will not seek to be retained as our independent registered accounting firm and will therefore no longer provide audit services to us and our subsidiaries following the previously announced Chapter 11 Cases. There is no dispute between us and EY. We are in the process of engaging a new independent registered public accounting firm and we will make an announcement once the evaluation process has been completed and as required by, and in accordance with, the SEC’s rules and regulations. No assurance can be given as to when such engagement will be complete. The process of engaging and onboarding a new auditor can be costly and time consuming for management. Future filings and reports with the SEC, and general compliance with requirements under the Exchange Act, may be delayed as a result thereof. These events could adversely affect our financial condition and results of operations or impact our ability to obtain financing.
Item 1B. Unresolved Staff Comments
As of the filing of this Report, there were no unresolved comments from the Staff of the SEC.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
In May 2023, in connection with the consummation of the 2023 Debt Restructuring Transactions, the Company issued (i) 250 million shares of Class A Common Stock to certain holders who participated in the Exchange Offers, (ii) 1.1 billion shares of Class A Common Stock to certain affiliates of SVF II in connection with certain exchanges and (iii) 35 million shares of Class A Common Stock to a third-party investor pursuant to the SPA. The Company did not receive any proceeds from the issuance of the shares of Class A Common Stock in the Exchange Offers and to the affiliates of SVF II. The Company received $40 million of proceeds from the issuance of the shares of Class A Common Stock to the third-party investor pursuant to the SPA and the Company intends to use such proceeds for general corporate purposes.
In addition, in connection with the consummation of the 2023 Debt Restructuring Transactions, the Issuers issued (i) $188 million in aggregate principal amount of New Second Lien Exchangeable Notes and (ii) $270 million in aggregate principal amount of New Third Lien Exchangeable Notes. The offerings of the securities issued in the 2023 Debt Restructuring Transactions have not been registered under the Securities Act and such securities were issued in reliance upon the exemption provided in Section 4(a)(2) and/or Section 3(a)(9) of the Securities Act. The New Second Lien Exchangeable Notes and the New Third Lien Exchangeable Notes will be exchangeable, subject to certain conditions, into cash, Class A Common Stock of the Company or a combination of cash and Class A Common Stock of the Company, at the Issuers’ election (subject to, and in accordance with, the terms and conditions of the indentures governing such exchangeable notes). Neither the New Second Lien Exchangeable Notes, the New Third Lien Exchangeable Notes, nor the underlying Class A Common Stock (if exchanges of such notes are settled through delivery of Class A Common Stock) have been registered under the Securities Act or may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Item 3. Defaults Upon Senior Securities
See Note 12 of the notes to the unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this Report, and our current reports on Form 8-K filed with the SEC on October 31, 2023 and November 7, 2023 for a description of our previously disclosed defaults under certain of our debt instruments.
Item 4. Mine Safety Disclosures
Not applicable.
Item 5. Other Information
Securities Trading Plans of Directors and Executive Officers
During the three months ended September 30, 2023, none of our directors or officers adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities that was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) or any "non-Rule 10b5-1 trading arrangement."